UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.                    )
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Honeywell International Inc.
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2026 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Honeywell

LETTER FROM THE
LEAD DIRECTOR

DEAR SHAREOWNERS,
2025 marked a pivotal year for Honeywell. Over the past 12 months, the Company has made exceptional progress toward its separation into three industry-leading public companies: Honeywell; Honeywell Aerospace; and Solstice Advanced Materials. Each business is positioned to execute focused strategies, harness powerful secular trends and deliver sustainable long-term value for our shareowners.
William S. Ayer Lead Director
As I conclude my tenure as Honeywell’s independent Lead Director, I am struck by the tremendous progress the Company made this past year through its disciplined focus on portfolio transformation, operational excellence and strategic capital deployment. We reached a major milestone in October, when the Board formally approved the spin-off of Solstice Advanced Materials, which began trading on Nasdaq on October 30 under the ticker “SOLS.”
Throughout the year, Honeywell also continued to steer its Aerospace Technologies and Automation businesses toward separation, and we expect to complete that change in third quarter of 2026. In preparation, the Company announced that Jim Currier will serve as President and Chief Executive Officer of Honeywell Aerospace, which will become one of the world’s largest publicly-listed, pure-play aerospace and defense companies. In addition, Craig Arnold, the retired Chairman and Chief Executive Officer of Eaton who joined our Board as an independent director in 2025, will serve as independent Chairman of the Honeywell Aerospace Board. I am highly confident in the strategic leadership and strong governance mindset both will bring to Honeywell Aerospace as it enters its next chapter.
In parallel, the Company has established the leadership team for Honeywell, which will emerge from the separation as the global leader of the industrial world's transition from automation to autonomy. Vimal Kapur will continue to serve as Honeywell's Chairman and CEO, supported by a seasoned team of senior leaders who will shape the future of each of the three automation business segments: Building Automation; Industrial Automation; and Process Automation and Technology. The Board is confident that, under Vimal’s leadership, Honeywell will be positioned to thrive as it helps customers lead the journey to a more connected, autonomous future.
In addition to Craig Arnold, we welcomed two exceptional new directors to the Board since our 2025 Annual Meeting:
•Indra K. Nooyi, former Chair and Chief Executive Officer of PepsiCo, who joined the Board on January 1, 2026 and brings unparalleled operational, financial and global leadership experience; and
•Marc Steinberg, a Partner at Elliott Investment Management, L.P., who joined the Board on May 31, 2025 and offers deep expertise in capital markets, M&A and capital allocation.
Following his re-election to the Board in 2026, Michael W. Lamach will become our independent Lead Director when my term ends at the annual meeting. Mike is incredibly well-suited for the role at this transformative time, given his prior experience serving as Chairman and CEO of Trane Technologies as it executed its separation from Ingersoll-Rand. His significant experience driving long-term growth, sustainable value creation and innovation has already been a valuable asset to the Board and will serve us well moving forward.
Together, these appointments further strengthen the Board’s breadth of perspectives and will be instrumental as Honeywell prepares for its next chapter. In parallel, I would like to take this opportunity to also recognize Kevin Burke for his long and distinguished service on Honeywell's Board. It has been an honor and pleasure to work with him during my entire tenure on the Board, and I wish him every success in the next stage of his journey.
As Honeywell continues its transformation, the Board remains highly confident in the path ahead. Guided by Vimal’s continued leadership, 2026 will be a defining year that shapes the long-term growth trajectories of both Honeywell and Honeywell Aerospace so that each can thrive independently.
In closing, I am honored to have had the privilege of serving as Lead Director these past two years, and, on behalf of the Board, I want to thank you for your continued confidence and investment in Honeywell during this exciting and transformative period.
Sincerely,
William S. Ayer
Lead Director

2026 NOTICE AND PROXY STATEMENT |	1

NOTICE OF ANNUAL MEETING
OF SHAREOWNERS

VOTE BY TELEPHONE
In the U.S. or Canada, you can vote your shares by calling 800-690-6903. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY INTERNET
You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY SCANNING
You can vote your shares online by scanning the QR code on your proxy card. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card. Additional software may need to be downloaded.
VOTE BY MAIL
You can vote by mail by marking, dating, and signing your proxy card or voting instruction form, and returning it in the postage-paid envelope.
VOTE DURING THE VIRTUAL MEETING OF SHAREOWNERS
You can vote your shares during the virtual meeting. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.

DATE:	May 22, 2026

TIME:	10:30 a.m. EDT

PLACE:	www.virtualshareholdermeeting.com/HON2026 The meeting will be held in virtual format only. Please see page 120 of the Proxy Statement for additional details.

RECORD DATE:	Close of business on March 27, 2026

MEETING AGENDA
•Election to the Board of Directors of the 12 nominees listed in the Proxy Statement.
•An advisory vote to approve executive compensation.
•Approval of the appointment of Deloitte & Touche LLP as independent accountants for 2026.
•Approval of a proposal to adopt and approve a reverse stock split of the Company's common stock, a proportionate reduction in the Company's number of authorized shares and a reduction of the par value of the Company's common stock.
•If properly raised, one shareowner proposal described starting on page 116 of the Proxy Statement.
•Transact any other business that may properly come before the meeting.
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the Proxy Statement, related materials, and its Annual Report to Shareowners. It contains instructions on how to access the Proxy Statement and 2025 Annual Report and how to vote online.
Shares cannot be voted by marking, writing on, and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.
Honeywell encourages shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the record date are entitled to vote online at the virtual meeting or prior to the meeting, by telephone, by mail, online at www.proxyvote.com, or by scanning the QR code on your proxy card or Notice of Internet Availability.
MEETING ADMISSION
You are entitled to attend the virtual Annual Meeting of Shareowners, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HON2026 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your Proxy Materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a shareowner as of the close of business on March 27,2026, the record date. More details on how to participate in this year's virtual Annual Meeting can be found under “Virtual Annual Meeting” beginning on page 120. In the event of a technical malfunction or other situation that at the discretion of the Chairman of the Board of Directors may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareowners to be held, the Chairman or Corporate Secretary of Honeywell will convene the meeting at 12 p.m. EDT on the same date and at the location specified above solely for the purpose of holding the adjourned meeting at this later time. Under the foregoing circumstances, we will post information regarding the announcement on Honeywell’s Investor Relations website at investor.honeywell.com.
This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about April 10, 2026.
By Order of the Board of Directors,
SU PING LU
Senior Vice President, General Counsel and Corporate Secretary

2	| 2026 NOTICE AND PROXY STATEMENT

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 52 or in Appendix A.
Unless the context otherwise requires, the terms “Honeywell,” the “Company,” “we,” “our,” and “us” refer to Honeywell International Inc. and its subsidiaries.

2026 NOTICE AND PROXY STATEMENT |	3

HONEYWELL
PERFORMANCE IN 2025
HONEYWELL PORTFOLIO

AEROSPACE TECHNOLOGIES	BUILDING AUTOMATION	PROCESS AUTOMATION & TECHNOLOGY	INDUSTRIAL AUTOMATION
Solutions to make air travel safer, more efficient, and more environmentally responsible, including advanced aerial mobility solutions and flight efficiency software	Transforming the way buildings operate via hardware, software, and analytics to help improve quality of life and create safer, more efficient, more sustainable, and more productive facilities	Process technology, automation systems and software for downstream energy infrastructure, life sciences and the wider process industry, enabling safer and more productive operations	Mission-critical sensors and measurements products that enable diverse applications in aerospace, semiconductors, utilities, gas transmission and other industrial end markets

CONNECTED VIA HONEYWELL FORGE
Honeywell Forge is our hardware-agnostic, open-architecture platform designed to harness the power of our extensive domain expertise to provide scalable, customizable, AI-enabled solutions that deliver actionable, enterprise-level insights in real-time.

DELIVERING THE FUTURE OF AUTOMATION, AIR TRAVEL, AND ENERGY*
*    Represents composition of 2025 sales. Differences between segment sales figures and the sum of sales figures for the businesses within each segment are due to rounding.

4	| 2026 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2025
2025 PERFORMANCE HIGHLIGHTS
FINANCIAL SUMMARY
In 2025, Honeywell continued its portfolio transformation, while demonstrating strong sales growth and operational performance. The Company completed the spin-off of Solstice Advanced Materials (NASDAQ: SOLS) on October 30, 2025 and realigned our business segments, which became effective in the first quarter of 2026, ahead of the planned separation into two, leading independent companies — Honeywell and Honeywell Aerospace. This final step in the Company’s transformation is expected to be completed in the third quarter of 2026. While executing this transformation, we delivered 8% reported sales growth and 7% organic(1) sales growth, a significant improvement from the 3% organic growth we achieved in 2024, as our strategic focus on accelerating top-line performance yielded results. This included double-digit growth in Aerospace Technologies for the third consecutive year and significant acceleration in Building Automation with 8% organic(1) growth, up from 2% in 2024. Strong segment profit growth was driven by commercial excellence and continued operational improvements, including in our supply chain. Earnings per share (EPS) from continuing operations declined 8% versus the prior year principally driven by a goodwill impairment charge related to Industrial Automation. Excluding these charges and other items, adjusted EPS(1) grew 12% for the year driven by strong segment profit growth and a lower share count. We also generated free cash flow(1) of $5.1 billion with free cash flow margin(1) of 13.5%, while making meaningful investments in future growth, including net research and development (R&D) expenditures equal to 4.8% of sales. Consistent with Chairman and CEO Vimal Kapur’s strategic priorities, we continued to leverage our balance sheet, deploying $10.0 billion of capital in 2025, including $2.2 billion for three strategic acquisitions. A summary of our financial performance is provided in the table below.
STRONG PERFORMANCE ACROSS THE BOARD

ADJUSTED SALES(1) ($B)	ADJUSTED EARNINGS PER SHARE(1)	FREE CASH FLOW(1) ($B)	CAPITAL DEPLOYMENT ($B)

(1)    See Appendix A of this Proxy Statement for additional information regarding non-GAAP measures.
(2)    Represents Adjusted Free Cash Flow. See Appendix A of this Proxy Statement for additional information regarding non-GAAP measures.
*    Excluding the impact of investments related to the Bombardier Agreement (BBD Agreement) announced on December 2, 2024, which resulted in reductions to sales of $0.4 billion, adjusted earnings per share of $0.45, and adjusted free cash flow of $0.5 billion.
ACCELERATING ORGANIC GROWTH
In 2025, we continued to drive organic growth underpinned by a commitment to developing innovative new solutions that solve our customers’ most challenging problems. We are unlocking growth through thoughtful, differentiated customer outcomes, and enhanced, recurring revenue streams through the monetization of our vast installed base.
•Our growth strategies resulted in 8% reported sales growth and 7% organic(1) growth in 2025, a clear acceleration from 3% organic growth in 2024.
•We drove organic sales growth in two out of four segments, highlighted by a significant acceleration in Building Automation and continued momentum in Aerospace Technologies, while driving a meaningful recovery in Industrial Automation which ended the year flat on organic sales.
•Our high-growth regions continue to represent a meaningful contributor to growth with our differentiated presence in these key regions, growing high single digits year over year, highlighted by strength in the Middle East and India.
•We leveraged our innovation playbook to incubate new technologies and expand our new product offerings across a broad range of markets, driving our new product vitality index (NPI) to 4% of sales in 2025 and contributing meaningfully to organic growth in 2025.

2026 NOTICE AND PROXY STATEMENT |	5

HONEYWELL PERFORMANCE IN 2025
•We continued our efforts to streamline our portfolio by strengthening our focus on our core offerings where we have a differentiated right to play, including the May 2025 divestiture of our personal protective equipment (PPE) business and the October 2025 spin-off of Solstice Advanced Materials.
•We are implementing artificial intelligence (AI) technologies internally to streamline employee productivity, while deploying across our differentiated offerings. One example is Honeywell Forge, which leverages decades of cross-domain operational expertise to build AI-enabled applications and services that enhance productivity, optimize operations, and support safety and security for our customers in mission-critical environments.
FORMING STANDALONE LEADERS IN AEROSPACE AND AUTOMATION
In February 2025, we announced plans to separate into three industry-leading public companies in Honeywell Aerospace, Honeywell and Solstice Advanced Materials. These companies will have dedicated strategies, operational independence, and tailored capital deployment, enabling each respective management team to fully focus on the opportunities and investment needs ahead of each business. We expect to complete the final step of these tax-free separations for Honeywell shareowners (from a U.S. tax perspective) in the third quarter of 2026 when we spin Honeywell Aerospace. Below we provide more on the strategic rationale for the separations.
THE TIME IS RIGHT
•Operational transformations: Streamlined, digitalized backbone and integrated supply chains.
•Portfolio optimization progress: Business re-segmentation; strategic bolt-ons and non-core pruning.
•Best-in-class operating playbook: Mature Accelerator operating system fostering a culture of execution and rigor.
•Divergence of business strategies: Differing end market dynamics / strategic choices requiring independent go-forward paths.
RATIONALE FOR SEPARATION
•Strategic: Singular focus providing clear alignment in Company purpose and incentives; greater end market intimacy and faster reaction time to changing market dynamics.
•Operational: Enhanced organizational agility, greater accountability, and simplified decision-making; dedicated boards with highly relevant domain expertise.
•Financial: Investor base aligned with each company’s distinct and compelling investment profiles; improved ability to customize capital allocation priorities aligned with strategic focus.

AEROSPACE*

After the separation, Honeywell Aerospace will be one of the largest publicly-traded aerospace suppliers globally, well-positioned as a premier technology and systems provider for all forms of aircraft. Our large installed base, recurring aftermarket sales, best-in-class margins, and leading R&D investment will enable the Company to capitalize on commercial original equipment (OE) and defense tailwinds currently benefiting the industry.

$17.5B 2025 Sales $17.8B Adjusted Sales(1)	12% 2025 Organic(1) Sales Growth	24% 2025 Segment Margin 26% Adjusted Segment Margin(1)

~90% Global Aircraft with HON Avionics	~200K Engines & Auxiliary Power Units Delivered Since 1959	~80% Orbiting Satellites with HON Content
*    Represents 2025 financial results for the Aerospace Technologies segment.
(1)    See Appendix A of this Proxy Statement for additional information regarding non-GAAP measures.

6	| 2026 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2025

AUTOMATION

Similarly, the Automation business will be an approximately $20 billion leading, pure-play automation company with a vast installed base and comprehensive portfolio of technologies, solutions, and software enabling us to solve the world’s most complex problems and power the digital transformation, globally. Our advanced technologies, coupled with deep domain expertise, are capable of delivering differentiated, cross-domain solutions and customer outcomes at the enterprise level. These outcomes, supported by AI-enabled Honeywell Forge applications, will position Honeywell to lead the transition to an autonomous future.

>10M Global Installed Base in Buildings	~20K Process Plants with HON Technology	>5K+ Top Tier Channel Partners
PORTFOLIO OPTIMIZATION AND STRATEGIC CAPITAL DEPLOYMENT
Portfolio optimization and capital deployment remain a central focus for Honeywell, as evidenced by the separation and segment realignment announcements that we made during 2025 as well as the numerous acquisitions that we announced and/or completed. We continued to deploy significant capital in 2025, totaling $10.0 billion to M&A, dividends, share repurchases, and capital expenditures, resulting in over $32 billion since 2023, well above our commitment to deploy at least $25 billion in capital from 2023 to 2025. In fact, we have deployed $12 billion towards M&A since 2023 via a disciplined framework, targeting opportunities that align with our core strategies, adding value to our existing business, and further fortifying our growth-oriented portfolio. We have also applied this approach to strategic portfolio pruning where business model fit is limited, particularly with assets that have less opportunity to drive recurring, connected, and aftermarket offerings.
Our R&D investments have been pivotal in driving strong growth in new product introductions that not only sustain our core business but also generate incremental decoupled revenue streams, and we invested 4.8% of sales on research and development in 2025, an increase from 4.2% in 2024. By focusing on innovation, we are developing advanced technologies and solutions that meet evolving customer needs, enhance operational efficiencies, and deliver additional value. We are excited about the recent execution on our portfolio optimization goals that will ultimately lead to enhanced financial performance and improved shareowner value. Important portfolio optimization and capital deployment milestones that defined 2025 include:
•Closed the sale of our PPE business to Protective Industrial Products, Inc. in May for $1.325 billion in an all-cash transaction, marking the completion of our exit from the PPE space and further optimizing our portfolio for growth in our core businesses.
•Closed the acquisition of Sundyne in June for $2.2 billion in an all-cash transaction, enhancing Honeywell's end-to-end solutions in process technologies and critical equipment, alongside automation and control systems enabled by Honeywell Forge.
•Closed the acquisition of Li-ion Tamer in July, further strengthening our portfolio of fire life safety technologies with mission-critical lithium-ion battery safety solutions serving high-growth sectors such as cloud computing and renewable energy.
•Closed the acquisition of SparkMeter’s data platform and software technologies in August, including three utility platforms that expand our Smart Energy portfolio with leading grid management solutions for utilities.
•Completed the spin-off of Solstice Advanced Materials into an independent, publicly-traded specialty chemicals company in October, marking another step towards a simplified portfolio capable of generating stronger organic growth with less cyclicality and capital intensity.
•Announced the acquisition of Johnson Matthey’s Catalyst Technologies business in May, which complements Honeywell's existing UOP business of selling catalyst and process technologies and expands its installed base across refining and petrochemical catalysts. The total consideration was adjusted to £1.325 billion in February 2026.
•Announced the planned divestiture of our Productivity Solutions and Services (“PSS”) and Warehouse and Workflow Solutions (“WWS”) businesses, enabling a deeper focus on accelerating value creation as a pure-play automation business following our planned Honeywell Aerospace separation next year.
•Divested all of its legacy Bendix asbestos liabilities, as well as certain non-Bendix asbestos liabilities, to Delticus in October, allowing Honeywell to permanently divest these legacy asbestos liabilities and allowing the Company to focus on redeploying capital toward core growth priorities.
•Announced the realignment of Honeywell segments in October into a simplified structure of three reporting segments in addition to our Aerospace Technologies segment, aligned to our strategy to deliver the future of automation through high-ROI, outcomes-based solutions. The new reporting took effect in the beginning of first quarter 2026.
•Repurchased $3.8 billion in Honeywell shares, reducing the weighted average share count by 1.9%.
•Raised our dividend for the 16th time over 15 consecutive years.
•Deployed approximately $1.0 billion to high-return capital expenditures.

2026 NOTICE AND PROXY STATEMENT |	7

HONEYWELL PERFORMANCE IN 2025
HONEYWELL ACCELERATOR — OUR OPERATING SYSTEM
In 2021, we began the work of bolstering our best-in-class operating system to extract incremental value from our day-to-day operations. Honeywell Accelerator was designed to provide a centralized source of best practices that build a foundation of excellence across our diverse portfolio, accelerating our ongoing transformation into a software-industrial company. In 2022, we implemented the Global Design Models (GDMs) to facilitate knowledge transfer across similar business units in our portfolio. We leveled up in 2023 with the unveiling of Honeywell Accelerator 3.0, expanding on our operating system and GDMs by standardizing end-to-end processes across our four main business models: products, projects, aftermarket services, and software. In 2024, we progressed further in each of our GDMs, deploying best practices in a consistent manner across the portfolio while enabling scaled capabilities across business models, and our operating system proved to be a powerful integration tool throughout the significant M&A actions that we took during the year.
In 2025, we continued to broaden the reach and impact of Honeywell Accelerator, delivering meaningful financial benefits and reinforcing our differentiation in the marketplace. Key accomplishments included completing the implementation of a new enterprise project management system for our Projects businesses, which has driven significant improvements in cost‑estimation and scheduling accuracy, as well as deploying an Enterprise Asset Management (EAM) system for our Services businesses that enhances our ability to catalog and leverage our installed base to accelerate software and services growth. These advancements contributed to reported sales growth of 8% and organic(1) sales growth of 7% year over year—the highest growth rate since 2022. Importantly, Honeywell Accelerator is more than a collection of tools; it is a set of principles that instills a growth mindset across the Company.
As we look to 2026, we will continue to leverage our differentiated Honeywell Accelerator capabilities to drive further marketplace wins and to successfully execute our planned separation and other simplification efforts.
(1)    See Appendix A of this Proxy Statement for additional information regarding non-GAAP measures.

8	| 2026 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2025
COMMITMENT TO SUSTAINABILITY

	Our people, our communities, and the environment		Sustainable growth and accelerated productivity		Technologies that expand the sustainable capacity of our world

WE PROTECT		WE ACHIEVE		WE DEVELOP

PATH TO CARBON NEUTRALITY
•Committed to being carbon neutral in Honeywell's operations and facilities by 2035.(1)
•Committed to a 50% reduction in our U.S. Scope 1 and 2 emissions by 2030 from a 2018 baseline.
•Science-based target approved by the Science Based Targets initiative (SBTi).
•SBTi target includes a commitment to reduce Scope 3 indirect emissions, including through partnerships with industry leaders to identify and implement best practices.

SUSTAINABLE OPERATIONS
•More than 3,000 acres remediated and restored as valuable community assets.
•Safety record >4x better than the weighted average total recordable incident rate (TRIR) of the industries in which Honeywell operates.
•7,000 efficiency, emissions reduction, water and waste projects since 2010.

SUSTAINABILITY-ORIENTED OFFERINGS
•Decades-long history of innovation to help customers meet their sustainability-oriented goals.
•>60% of 2025 new product research and development investment was directed toward sustainability-oriented outcomes.(2)
•>60% of 2025 sales were from offerings that contribute to sustainability-oriented outcomes.(2)
•We estimate that Honeywell technologies will have a cumulative impact of mitigating 1.4 billion metric tons of CO2e between 2023 and 2030.(3)

HONEYWELL SUSTAINABILITY-ORIENTED SOLUTIONS
MEASUREMENT AND REPORTING
Real-Time Measurement
High Global Warming Potential (GWP) Emissions Monitoring and Remediation
ENERGY EFFICIENCY
Smart Metering
Energy Performance Contract
Flight Efficiency[4]
Energy Optimization
Flight Management System[4]
ELECTRIFICATION
Energy Storage System and Controls
Electric Vehicles Sensors
Electrification in Aerospace[4]
GHG REDUCTION
Carbon Capture and Storage
Hydrogen
Renewable Fuels
LNG
HEALTH, SAFETY & SECURITY
Enterprise Command and Control
Warehouse Automation[4]
Healthy Building Solutions
CIRCULARITY
Plastics Recycling
Asset Life Extension
Bio-Sourced Materials and Bio-Derived Plastics

(1)Scope 1 and Scope 2.
(2)Percentages include investment and results from the Company's former Advanced Materials business prior to spin-off and Personal Protective Equipment business prior to sale, Methodology for identifying sustainability-oriented offerings is available at investor.honeywell.com/esg-information (see “Identification of Sustainability-Oriented Offerings”).

2026 NOTICE AND PROXY STATEMENT |	9

HONEYWELL PERFORMANCE IN 2025
(3)Calculation excludes projected impact associated with the Company’s former Advanced Materials business after the spin-off from the Company in October 2025. Methodology for estimating GHG mitigation impact is available at investor.honeywell.com/esg-information (see “GHG Mitigation Impact of Honeywell Technologies”).
(4)Includes product lines associated with Aerospace Technologies, which is expected to become a standalone public company in the third quarter of 2026, and the PSS and WWS businesses, which are classified as held for sale as of December 31, 2025.
For more information about Honeywell's commitment to sustainability and community initiatives, please see our 2025 Impact Report at investor.honeywell.com/esg-information.
2025 YEAR IN REVIEW
In 2025, Honeywell once again operated through macroeconomic and geopolitical uncertainty to deliver strong financial results and deploy significant capital towards M&A, share repurchases, dividends, and capital expenditures. We continued to progress towards our portfolio optimization goals through the announcement of our intent to separate Honeywell from its Aerospace business as well as the successful spin-off of Solstice Advanced Materials into an independent, publicly-traded company. We made further changes to our world-class Board and management team, including naming Jim Masso President and CEO of our Process Automation business, naming Pete Lau President and CEO of our Industrial Automation segment, naming Jim Currier President and CEO of Honeywell Aerospace post-separation, and appointing Craig Arnold as independent Board Chair of Honeywell Aerospace post-separation. We also achieved significant customer wins across our businesses in deals that will provide a path to accelerated growth in the coming decades, and we remain focused on the needs of our customers, employees, shareowners, environment, and society as we look to the future. Below we provide a timeline of some of the key milestones achieved in 2025.

10	| 2026 NOTICE AND PROXY STATEMENT

PROXY
SUMMARY
ANNUAL MEETING OF SHAREOWNERS

TIME AND DATE	May 22, 2026, 10:30 a.m. EDT

PLACE	The meeting will be held in virtual format only. Please visit www.virtualshareholdermeeting.com/HON2026

RECORD DATE	Shareowners as of March 27, 2026, are entitled to vote.

ADMISSION
To attend the virtual Annual Meeting of Shareowners (the Annual Meeting) online, vote, and submit questions during the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your Proxy Materials.

VOTING MATTERS

Proposals		Recommended Vote	Page
No. 1	Election of Directors	FOR each nominee	17
No. 2	Advisory Vote to Approve Executive Compensation	FOR	51
No. 3	Approval of Independent Accountants	FOR	108
No. 4	Reverse Stock Split Proposal	FOR	110
No. 5	Shareowner Proposal — Shareholder Right to Act by Written Consent	AGAINST	116

2026 NOTICE AND PROXY STATEMENT |	11

PROXY SUMMARY

PROPOSAL 1	ELECTION OF DIRECTORS	FOR each nominee
•Elect the 12 director nominees identified below, each for a term of one year.
•Nominees were individually and collectively assessed against a Board Skillset Matrix that identifies the key strategic skills and core competencies deemed necessary to oversee the Company's current strategy. The director slate reflects a highly independent Board, with the diverse range of backgrounds, skills, and perspectives needed to enable effective oversight.
•The anticipated leadership and membership of each committee of the Board following the Annual Meeting is listed below.
•As indicated in the table below, we anticipate that certain of the current directors will leave the Company’s Board in connection with the spin-off of the Company’s Aerospace business and become directors of Honeywell Aerospace, and that the others will continue as directors of the Company.
•The realignment of directors between these two boards is a natural evolution of the Board’s strategic approach to refreshment.

Director Nominee	Years of Service	Independent	No. of Current Public Company Boards (Including Honeywell)	Committee Memberships (effective May 22, 2026)
				Audit	CGRC	MDCC
Vimal Kapur Chairman and CEO Honeywell International Inc.	3	No	1
Duncan B. Angove CEO Blue Yonder Group, Inc.	8	Yes	1		■	■
Craig Arnold Former Chairman and CEO Eaton Corporation	0	Yes	4		■
William S. Ayer Retired Chairman and CEO Alaska Air Group, Inc.	11	Yes	1
D. Scott Davis Retired Chairman and CEO United Parcel Service, Inc.	20	Yes	1	■	■
Deborah Flint President and CEO Greater Toronto Airports Authority	6	Yes	1		■	■
Michael W. Lamach (Incoming Lead Director) Retired Chairman and CEO Trane Technologies plc	2	Yes	4	ex officio	ex officio	ex officio
Grace Lieblein Former Vice President-Global Quality General Motors Corporation	13	Yes	2		■	■
Indra K. Nooyi Former Chairman and CEO PepsiCo	0	Yes	3			■
Marc Steinberg Partner Elliott Investment Management	0	Yes	3	■
Robin Watson Former CEO John Wood Group PLC	3	Yes	1	■
Stephen Williamson Former Senior Vice President and CFO Thermo Fisher Scientific Inc.	1	Yes	1	■

Audit	Audit Committee	■	Chair
CGRC	Corporate Governance and Responsibility Committee	■	Member
MDCC	Management Development and Compensation Committee
    Indicates directors anticipated to join the Honeywell Aerospace Board after the spin-off of the Company's Aerospace business.

12	| 2026 NOTICE AND PROXY STATEMENT

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS

11 of 12	3 of 12	5 of 12	1 of 3	9 of 12	5.5
nominees are independent	nominees are women	nominees are ethnically or racially diverse	committees is chaired by a woman	nominees have CEO experience	years average tenure

SHAREOWNER EMPOWERMENT AND ENGAGEMENT	WORLD-CLASS BOARD OF DIRECTORS	ROBUST BOARD STRUCTURE AND PROCESSES

  15% threshold for shareowners to call a special meeting.
  Majority shareowner vote to amend Certificate of Incorporation and By-laws.
  Annual election of all directors, with majority shareowner vote requirement in uncontested elections.
  No poison pill; we will seek shareowner approval if a shareowner rights plan is adopted.
  Robust year-round shareowner engagement, with independent director participation.
  Proxy access enabling shareowner(s) holding 3% of our stock for three years to include up to two director nominees (or nominees representing 20% of the Board) in our proxy.

  All director nominees are independent, except our Chairman and Chief Executive Officer.
  Wide breadth of experiences and backgrounds (industry, profession, public service, geography, and personal characteristics).
  Range of tenures enables balance between historical experience and fresh perspectives.
  Backgrounds aligned to our strategic direction and megatrends.
  No director may serve on more than four public company boards (including the Honeywell Board). If a director also serves as a public company CEO, service limited to two public company boards (excluding their own company).

  Independent Lead Director with expanded responsibilities elected by independent directors.
  Independent Lead Director and CGRC Chair empowered to call special Board meetings at any time for any reason.
  Regular executive sessions of independent directors.
  Annual Board, committee, and individual self-assessments to enable Board refreshment and appropriate evolution of skills, experience, and perspectives.
  Annual review of Corporate Governance Guidelines and committee charters to ensure alignment with best practices.
  Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer by non-employee directors.

ROBUST OVERSIGHT OF RISKS AND OPPORTUNITIES	COMMITMENT TO CORPORATE RESPONSIBILITY

  Robust Enterprise Risk Management (ERM) program to enable Board identification and monitoring of risk.
  Purposeful inclusion of key risk areas on Board and/or committee agendas.
  Engagement with business leaders to review short-term plans, long-term strategies, and associated risks.
  Incentive compensation not overly leveraged and with maximum payout caps and design features intended to balance pay for performance with the appropriate level of risk-taking.
  Robust stock ownership requirements and prohibitions against hedging and pledging Honeywell securities.
  Chief Compliance Officer invited to participate in all Audit Committee meetings to facilitate Board oversight of compliance risk.

  Code of Business Conduct applies to all directors, officers, and employees, with 100% annual training and certification by officers and employees where permitted by law.
  Suppliers expected to comply with published Supplier Code of Business Conduct, including conflict minerals, anti-human trafficking, human rights, business integrity, and health, safety, and environmental policies.
  Strong adherence to Foundational Principles of Safety Always, Integrity and Ethics, Inclusion and Global Mindset, and Workplace Respect while fostering a performance culture based on Honeywell Behaviors.
  Robust oversight of and transparency into political activities.

2026 NOTICE AND PROXY STATEMENT |	13

PROXY SUMMARY

PROPOSAL 2	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	FOR
•Approve, on an advisory basis, the compensation of the Company's Named Executive Officers (NEOs).
•Honeywell's executive compensation program appropriately aligns executive compensation with Company and individual performance.

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO	Other NEOs

BASE SALARY	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

ANNUAL INCENTIVE COMPENSATION PLAN (ICP)	•80% based on formulaic determination against pre-established financial metrics. •15% based on assessment of individual performance. •5% based on Corporate Responsibility KPIs.	•To motivate and reward executives for achieving annual corporate, business unit, corporate responsibility, and functional goals in key areas of financial and operational performance.

PERFORMANCE STOCK UNITS (PSUs)	•Executive officers: 50% of annual LTI. •Covers three-year period. •Relative TSR (25% weight) along with key financial metrics (75% weight).
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. the Compensation Peer Group.

STOCK OPTIONS	•Executive officers: 25% of annual LTI.	•Directly aligns the interests of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

RESTRICTED STOCK UNITS (RSUs)	•Executive officers: 25% of annual LTI.	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

14	| 2026 NOTICE AND PROXY STATEMENT

PROXY SUMMARY

WHAT WE DO	WHAT WE DON'T DO

  Pay for Performance
  Robust Performance Goals
  Clawback Policy — Expanded in 2023 to Incorporate Exchange Act Rule 10D-1 and Nasdaq Listing Rules
  Double Trigger in the Event of a Change in Control (CIC)
  Maximum Payout Caps for Incentive Plans
  Robust Stock Ownership Requirements
  Options Granted at Fair Market Value
  Independent Compensation Consultant

  No Excessive Perks
  No Guaranteed Annual Salary Increases or Bonuses
  No Hedging or Pledging
  No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a Change-in-Control
  No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results
  No Excessive Risks
  No Options Repricing
  No Consultant Conflicts

The following table reflects compensation awarded in 2025 to the Company’s Named Executive Officers as identified on page 53. This table does not replace the Summary Compensation Table shown on page 86, as required by the Securities and Exchange Commission (SEC), but is intended to show 2025 compensation awarded to the NEOs from the perspective of the MDCC. See Compensation Discussion and Analysis beginning on page 52 for more details:

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2025–2027 Performance Stock Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation
Vimal Kapur	Chairman and CEO	$1,600,000	$3,516,800	$7,257,537	$3,623,914	$3,608,732	$19,606,983
Michal Stepniak	SVP and Chief Financial Officer	875,000	1,031,000	1,904,310	946,512	944,145	5,700,967
James Currier	President and CEO, Aerospace Technologies	826,269	1,033,600	2,010,105	999,096	986,107	5,855,177
James Masso(5)	President and CEO, Process Automation	298,558	314,300	900,193	413,165	2,950,117	4,876,333
Billal Hammoud(6)	President and CEO, Building Automation	693,539	877,400	994,473	486,402	1,482,611	4,534,424
Gregory P. Lewis(7)	Former SVP and Chief Financial Officer	428,423	381,000	507,816	249,774	230,791	1,797,804
Lucian Boldea(8)	Former President and CEO, IA	587,077	—	2,010,105	994,714	986,107	4,578,003
(1)Annual ICP payouts determined 80% based on a calculation against 2025 ICP financial goals. The remaining 20% was based 15% on individual assessments and 5% on a group assessment against 2025 corporate responsibility KPIs.
(2)Grant date value of annual performance stock units (PSUs) issued under the Performance Plan for the three-year period of January 1, 2025–December 31, 2027.
(3)Stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)Restricted Stock Units vest over a four-year period and are subject to stock ownership and post-vesting holding requirements.
(5)Mr. Masso received his annual LTI grant upon his hire date of July 14, 2025. Mr. Masso also received a one-time RSU sign-on award with a grant date value of $2,500,131.
(6)Mr. Hammoud received a one-time RSU award on December 17, 2025 with a grant date value of $1,000,048, in recognition of successful integration of the Access Solutions acquisition and financial outperformance.
(7)Mr. Lewis stepped down from his role as SVP and CFO in February 2025 to serve in the roles of SVP Transformation and Senior Advisor.
(8)Mr. Boldea was separated from the Company on September 1, 2025.

2026 NOTICE AND PROXY STATEMENT |	15

PROXY SUMMARY

PROPOSAL 3	APPROVAL OF INDEPENDENT ACCOUNTANTS	FOR
•Approve Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2026 and to perform audit-related services.
•Honeywell's Board of Directors and its Audit Committee believe that the continued retention of Deloitte as the Company's independent registered public accounting firm is in the best interests of the Company and its shareowners.

PROPOSAL 4	REVERSE STOCK SPLIT PROPOSAL	FOR
•Approve an amendment to our Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board at any time prior to the one-year anniversary of the 2026 annual meeting, the following:
•a reverse stock split at a ratio of 1-for-2 and
•contemporaneously with the reverse stock split, a corresponding proportionate reduction in the total number of shares of Honeywell common stock authorized for issuance under our Amended and Restated Certificate of Incorporation.

PROPOSAL 5	SHAREOWNER PROPOSAL — SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT	AGAINST
Shareowner proposal requests that the Board take the necessary steps to permit written consent by the shareowners entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareowners entitled to vote thereon were present and voting (without any unnecessary restriction based on length of stock ownership or the method by which shareowners hold their shares). This includes shareowner ability to initiate any appropriate topic for written consent.
•Honeywell's Board recommends “AGAINST” this proposal.
•Matters requiring shareowner approval should be presented to, and voted on, by shareowners at a meeting where all shareowners can participate.
•Shareowners holding 15% of our outstanding shares already have the right to call a special meeting.
•The majority of shareowners with whom we have previously discussed this matter believe that the right to act by written consent is not necessary where shareowners already have the right to call a special meeting.
•The right to act by written consent is unnecessary given Honeywell's strong corporate governance practices.
•Honeywell shareowners have rejected similar proposals six times since 2013.

16	| 2026 NOTICE AND PROXY STATEMENT

PROPOSAL 1:
ELECTION OF DIRECTORS
Honeywell’s Corporate Governance Guidelines set forth a clear vision statement for the composition of the Board:
“The composition of Honeywell’s Board, as well as the perspective and skills of its individual members, needs to effectively support Honeywell’s growth and commercial strategy. Collectively, the Board must also be capable of overseeing risk management, capital allocation, and leadership succession. Board composition and the members’ perspective and skills should evolve at an appropriate pace to meet the challenges of Honeywell’s changing commercial and strategic goals.”
Consistent with this vision, the Corporate Governance and Responsibility Committee (CGRC) has responsibility for identifying a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.
The CGRC believes that each of the nominees presented in this Proxy Statement has key personal attributes that are important to an effective Board: integrity, candor, analytical skills, willingness to engage management and each other in a constructive and collaborative fashion, and ability and commitment to devote significant time and energy to service on the Board and its committees. The CGRC also considered specific experiences, qualifications, and skills that Honeywell believes are critical in light of its strategic priorities, business objectives, operations, and structure.
Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms until the next Annual Meeting of Shareowners and until their successors have been duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the CGRC, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.
Since the 2025 Annual Meeting of Shareowners, there have been several changes to the composition of our Board. On May 28, 2025, Honeywell entered into a cooperation agreement with Elliott Investment Management L.P. and certain affiliates pursuant to which the Board agreed to increase its size to 12 members and appoint Marc Steinberg as an independent director, effective May 31, 2025, with an initial term expiring at this Annual Meeting. On October 30, 2025, in connection with the completion of the spin-off of the Advanced Materials business into Solstice Advanced Materials, Rose Lee resigned from the Honeywell Board and joined the Solstice Board of Directors. On November 3, 2025, Honeywell announced that Craig Arnold had been selected to serve as the non-executive Chairman of the Honeywell Aerospace Board upon the completion of Honeywell Aerospace's planned separation and, in the interim, that he would serve on Honeywell's Board as an independent director, effective as of November 3, 2025. On December 10, 2025, the Board appointed Ms. Indra K. Nooyi as an independent director effective January 1, 2026. In addition, Kevin Burke is not standing for re-election at this Annual Meeting because he has reached mandatory retirement age. As such, following the Annual Meeting, the size of our Board will consist of 12 members.
As described on page 12, we anticipate that Messrs. Arnold, Ayer and Davis and Ms. Flint will leave the Honeywell Board in connection with the spin-off of the Company’s Aerospace business, which is currently expected to occur in the third quarter of 2026, and become directors of Honeywell Aerospace, and that the remaining directors will continue as directors of the Company. The Board believes that the resulting board of directors of each company will possess collective and complementary experiences, qualifications, and skills that are well-aligned to each company’s strategic priorities, business objectives, operations, and structure.
The Board has nominated 12 candidates for election as directors, each of whom currently serves as a director. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet, or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

2026 NOTICE AND PROXY STATEMENT |	17

PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR SKILLS AND QUALIFICATIONS

GLOBAL EXPERIENCE
Growing sales outside of the United States, particularly in what we consider high-growth regions (HGRs), is a central part of our long-term strategy for growth. Hence, exposure to markets and economies outside of the United States is an important qualification for our directors. This exposure can take many forms, including government affairs, regulatory, managerial, or commercial.

REGULATED INDUSTRIES /GOVERNMENT EXPERIENCE
Honeywell is subject to a broad array of government regulations, and demand for our products and services can be impacted by changes in law or regulation in areas such as aviation safety, security, and energy efficiency. It is important to have directors with experience in government and regulated industries that provide them with insight and perspective in working constructively and proactively with governments and agencies globally.

INNOVATION AND TECHNOLOGY
With Honeywell’s transformation to a software-industrial company in the digital age, expertise in combining software programming capabilities with leading-edge physical products and domain knowledge is critical to opening and securing new growth paths for all of our businesses.

MARKETING
Developing new markets for products and services is critical for driving growth. Honeywell directors who have that expertise provide a much-desired perspective on how to better market and brand our products and services.

ALIGNMENT TO MEGATRENDS / DIGITALIZATION
Honeywell is realigning our portfolio to three powerful megatrends: Automation, the Future of Aviation, and the Energy Transition, all underpinned by digitalization. Experience in related industries, end markets, and growth areas enables a better understanding of the risks and opportunities facing these businesses.

CORPORATE RESPONSIBILITY
Experience in environmental, social, and governance matters enables management of associated risks and opportunities as strategic business imperatives. With sustainability at the forefront of Honeywell’s long-term strategy and a critical part of Honeywell’s commercial offerings, it is important to have directors with expertise in products and solutions that support more sustainable outcomes, climate change drivers and impacts, corporate social responsibility, human capital management, and corporate ethics.

SENIOR LEADERSHIP EXPERIENCE
Experience serving as CEO or a senior executive as well as hands-on leadership experience in core management areas — such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development — provide a practical understanding of complex organizations like Honeywell.

PUBLIC COMPANY BOARD EXPERIENCE
Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO, and senior management, agenda setting, and succession planning.

RISK MANAGEMENT
In light of the Board’s role in risk oversight and the Company’s robust Enterprise Risk Management (ERM) program, Honeywell seeks directors who can help identify, manage, and mitigate key risks, including cybersecurity, regulatory compliance, competition, brand integrity, human capital, sustainability, and intellectual property.

FINANCIAL EXPERTISE
The Company believes an understanding of finance, investment, mergers and acquisitions, and financial reporting processes is important for its directors to enable them to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Honeywell seeks directors with background and experience in institutional investing, private equity, M&A, capital markets, corporate finance, accounting, and financial reporting.

18	| 2026 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD SKILLSET MATRIX

Global Experience

Regulated Industries/Government Experience

Innovation and Technology

Marketing

Alignment to Megatrends/ Digitalization(3)	1, 2, 3, 4	2, 3, 4	2, 4	1, 2, 3, 4	1, 3, 4	1, 2, 3	1, 3, 4	1, 2	2,3,4		2, 3, 4	3, 4

Corporate Responsibility

Senior Leadership Experience (most senior position held)	CEO	Chair and CEO	CEO	Chair and CEO	Chair and CEO	Chair and CEO	President and CEO	VP	Chair and CEO	Partner	CEO	CFO

No. of Public Company Boards (Current(4) I Past)	1 I 0	4 I 3	1 I 0	4 I 2	1 I 2	1 I 3	1 I 0	2 I 1	3 I 3	3 I 0	1 I 1	1 I 1

Risk Management

Financial Expertise

Gender	Male	Male	Male	Male	Male	Male	Female	Female	Female	Male	Male	Male

Race/Ethnicity	Asian	White	White	Black	White	White	Black	Hispanic	Asian	White	White	White

Technical expertise: has direct hands-on experience or was a subject-matter expert during his/her career.
Managerial expertise: expertise derived through direct managerial experience.

Working knowledge: experience derived through investment banking, private equity investing, serving as a member of a relevant board committee at Honeywell or at another public company, or serving as an executive officer or on the board of a public company in the relevant industry.

(1)Indicates directors anticipated to join the Honeywell Aerospace Board after the spin-off of the Company's Aerospace business.
(2)Mr. Lamach will become Lead Director, effective following the Annual Meeting.
(3)1 – Future of Aviation
2 – Automation
3 – Energy Transition
4 – Digitalization
(4)Excludes the boards of Honeywell's consolidated subsidiaries. Current public company boards includes Honeywell Board.

2026 NOTICE AND PROXY STATEMENT |	19

PROPOSAL 1: ELECTION OF DIRECTORS
The Honeywell Board adopted the skills and experience matrix above to facilitate the comparison of its directors’ skills versus those deemed necessary to oversee the Company’s current strategy. The skills included in the matrix are evaluated against the Company’s articulated strategy each year so that the matrix can serve as an up-to-date tool for identifying director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company. A careful consideration of each director’s skills, experiences and backgrounds – including how they align with Honeywell’s changing commercial and strategic goals as well as the key megatrends shaping Honeywell’s strategic vision – was also incorporated into determining which directors would best serve the respective boards of Honeywell and Honeywell Aerospace following the anticipated separation of the Company’s Aerospace business.

BOARD COMPOSITION FOLLOWING THE SEPARATION

We anticipate that Messrs. Arnold, Ayer and Davis and Ms. Flint will leave the Honeywell Board and become directors of Honeywell Aerospace upon the spin-off of the Company’s Aerospace business and that the remaining directors will continue as directors of the Company. Mr. Arnold will serve as the independent Chairman of Honeywell Aerospace. Messrs. Kapur, Angove, Lamach, Steinberg, Watson, and Williamson and Mses. Lieblein and Nooyi will remain on the Honeywell Board.
The realignment of directors between these two boards is a natural evolution of the Board’s historic refreshment efforts, including the Board’s focus on recruiting directors whose skills, experiences and backgrounds align with Honeywell’s changing commercial and strategic goals as well as the key megatrends - Automation, the Future of Aviation, and the Energy Transition – shaping Honeywell’s strategic vision. (See the “Board Skillset Matrix” on page 19) The Board’s meticulous consideration of the appropriate board composition for each separated entity was also evidenced by Solstice’s board membership after the spin-off, which included Rose Lee, who served an independent member of the Honeywell Board from 2022 until the Solstice spin-off in October 2025.

BOARD COMPOSITION
In addition to ensuring that director nominees possess the requisite skills and qualifications, the CGRC places an emphasis on ensuring that nominees demonstrate the right leadership traits, personality, work ethic, independence, and range of backgrounds to align with the Company’s performance culture and long-term strategic vision. These criteria include:
•Exemplification of the highest standards of personal and professional integrity.
•Potential contribution to the culture of the Board, including by virtue of age, educational background, global perspective, gender, ethnicity, and nationality.
•Independence from management under applicable securities laws and listing regulations.
•Willingness to constructively challenge management through active participation in Board and committee meetings.
•Ability to devote sufficient time to performing their Board and committee duties.
The CGRC believes that diversity of service tenures on the Honeywell Board also facilitates effective Board oversight. Directors with many years of service to Honeywell provide the Board with a deep knowledge of the Company, while newer directors lend fresh perspectives.

TENURE OF DIRECTOR NOMINEES

20	| 2026 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES FOR ELECTION

VIMAL KAPUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HONEYWELL INTERNATIONAL INC.

BACKGROUND
•Chief Executive Officer of Honeywell International Inc. since June 2023 and Chairman of the Board since June 2024. Elected to the Company's Board of Directors in March 2023.
•Served as President and Chief Operating Officer of the Company from July 2022 until June 2023.
•Served as President and CEO of Honeywell Performance Materials and Technologies (PMT) from July 2021 to October 2022.
•Served as President and CEO of Honeywell Building Technologies from May 2018 to July 2021.
•Served as President of Honeywell Process Solutions (HPS) from May 2014 to May 2018.
•Joined Honeywell in 1989 and has held multiple leadership roles, including Vice President and General Manager of HPS' Advanced Solutions business and Managing Director for Honeywell Automation India Limited.

Years of Service: 3 Age: 60 OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS:(1) •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep knowledge of Honeywell's operating system, end markets, and customer needs gained through leadership across multiple business models, industries, regions, and business cycles during his more than 35-year tenure.
•Demonstrated ability to drive key sustainability and digitalization initiatives and operational execution, while advancing the Honeywell Accelerator operating system.
•Uniquely capable to drive Honeywell's sustainability-oriented innovation and solidify Honeywell's position to lead in the energy transition.
•Demonstrated ability to deliver financial results as a leader across a wide range of business models, technologies, geographies, and customers.
•Strategic leadership skills necessary to evolve business strategies amidst highly dynamic environments across Honeywell's diverse business portfolio.

(1)Excludes the boards of Honeywell's consolidated subsidiaries.

DUNCAN B. ANGOVE CHIEF EXECUTIVE OFFICER, BLUE YONDER GROUP, INC.

BACKGROUND
•Chief Executive Officer of Blue Yonder Group, Inc., a provider of digital supply chain and omnichannel commerce fulfillment cloud software, since July 2022.
•Served as Managing Partner of Arcspring LLC, a next-generation private equity firm that combines capital, technology, operational expertise, and design-thinking to unlock exponential growth, from 2019 to July 2022.
•Served as President of Infor, Inc., a provider of enterprise software and a strategic technology partner for more than 90,000 organizations worldwide, from 2010 to 2018.
•Served as Senior Vice President and General Manager of the Retail Global Business Unit of Oracle Corporation, a global technology provider of enterprise software, hardware, and services, from 2005 to 2010.
•Joined Oracle through its acquisition of Retek Inc., then a publicly traded provider of software solutions and services to the retail industry, where he served in various roles of increasing responsibility from 1997 until 2005.

Years of Service: 8 Age: 59 COMMITTEES: •Corporate Governance and Responsibility •Management Development and Compensation OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Senior technology industry leader with global operating experience, including in software and digital transformation, and skilled at driving value creation.
•Deep understanding of the trends across enterprise cloud, infrastructure software, digital, and the Internet of Things, and the corresponding risks, including cybersecurity and data privacy compliance.
•Extensive experience in corporate strategy, mergers and acquisitions, sales, marketing, and business and product development.

2026 NOTICE AND PROXY STATEMENT |	21

PROPOSAL 1: ELECTION OF DIRECTORS

CRAIG ARNOLD FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, EATON CORPORATION

BACKGROUND
•Former Chairman of the Board of Directors of Eaton Corporation plc and Chief Executive Officer of Eaton Corporation, a global intelligent power management company.
•Joined Eaton Corporation in 2000, where he served in a variety of roles, including as the President and Chief Operating Officer from September 2015 to June 2016 and as Vice Chairman and Chief Operating Officer of the Industrial Sector from February 2009 to August 2015.
•Previously worked for General Electric Company, a diversified industrial corporation, where he held roles across the Appliances, Plastics and Lighting businesses.
•Serves as a director of the United Way of Greater Cleveland and the Salvation Army of Greater Cleveland.
•Graduated from California State University, San Bernardino with a bachelor’s degree, and obtained a Master of Business Administration from Pepperdine University.

Years of Service: 0
Age: 65
COMMITTEES:
•Corporate Governance and Responsibility
OTHER CURRENT PUBLIC COMPANY BOARDS:
•Medtronic plc
•The Procter & Gamble Company
•KKR & Co., Inc.
PAST PUBLIC COMPANY BOARDS:
•Eaton Corporation
•Covidien plc

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive leadership, strategy and risk management experience and expertise across aerospace and industrial operations from more than 40 years at Eaton Corporation and General Electric, including as a senior executive.
•Meaningful insights into constructive disruption across markets and product portfolios, having led global businesses in technology and innovation-focused industries.
•A deep track record of delivering transformational results and driving continuous improvement.
•Strong corporate governance acumen and financial oversight skills from service on multiple public boards, including as independent lead director of Medtronic plc.

WILLIAM S. AYER RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ALASKA AIR GROUP, INC.

BACKGROUND
•Retired Chairman and Chief Executive Officer of Alaska Air Group, Inc. (Alaska Air Group), the parent company of Alaska Airlines and its sister carrier, Horizon Air.
•Served as Chief Executive Officer of Alaska Air Group and its subsidiaries through 2012, and as Chairman through 2013.
•A veteran of more than three decades in aviation, he began his career with Horizon Air in 1982, where he held a variety of marketing and operations positions.
•Joined Alaska Airlines in 1995 as Vice President of Marketing and Planning, and subsequently held the posts of Senior Vice President, Chief Operating Officer, and President. Became Alaska Air Group’s Chief Executive Officer in 2002, and, in May 2003, he was appointed Chairman.
•Previously served on the Board of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco.

Years of Service: 11 Age: 71 COMMITTEES(1): •None OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •Alaska Air Group, Inc. •Puget Sound Energy, Inc. and Puget Energy, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep aerospace industry knowledge as well as experience in sales, marketing, and operations (including automation of the airline industry's first customer-facing self-service tools) through his three decades of leadership roles at Alaska Air Group.
•Proven leadership skills in developing a business enterprise that can deliver long-term, sustained excellence based on a management style that includes a relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, and sustainability.
•Understanding of the U.S. public utility industry and the development of large-scale wind energy and LNG projects supported through his service as a director and chair of the Board of Directors of Puget Energy.

(1)Effective following the Annual Meeting.

22	| 2026 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

D. SCOTT DAVIS RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNITED PARCEL SERVICE, INC.

BACKGROUND
•Joined United Parcel Service, Inc. (UPS), a leading global provider of package delivery, specialized transportation, and logistics services, in 1986.
•Served as the non-Executive Chairman of UPS from September 2014 until May 2016 and as Chairman and Chief Executive Officer from January 2008 to September 2014.
•Served as Vice Chairman starting December 2006 and as Senior Vice President, Chief Financial Officer, and Treasurer starting January 2001 prior to serving as Chairman and Chief Executive Officer.
•Previously held various leadership positions at UPS, primarily in finance and accounting.
•Served a critical role in helping UPS to reinvent itself into a technology company.
•Chief Executive Officer of II Morrow Inc., a technology company and developer of general aviation and marine navigation instruments, prior to joining UPS.
•A Certified Public Accountant.
•Served on the Board of Directors of the Federal Reserve Bank of Atlanta from 2003 through 2009, and served as Chairman in 2009.

Years of Service: 20
Age: 74
COMMITTEES:
•Audit
•Corporate Governance and Responsibility (Chair)
OTHER CURRENT PUBLIC COMPANY BOARDS:
•None
PAST PUBLIC COMPANY BOARDS:
•United Parcel Service, Inc.
•EndoChoice Holdings, Inc.
•Johnson & Johnson

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Significant expertise in management, strategy, finance, and operations gained over 25 years at UPS, which during his tenure operated one of the largest aircraft fleets and was at the forefront of using alternative energy for its vehicle fleet.
•Financial management expertise, including reporting, accounting, and controls.
•Strong banking experience and a deep understanding of public policy and global economic indicators.
•Extensive experience in the global transportation and logistics services industry.
•In-depth understanding of technology and software solutions that support automated and web-based shipping, tracking, and specialized transportation logistics.

DEBORAH FLINT PRESIDENT AND CHIEF EXECUTIVE OFFICER, GREATER TORONTO AIRPORTS AUTHORITY

BACKGROUND
•President and Chief Executive Officer of the Greater Toronto Airports Authority since April 2020.
•Served as Chief Executive Officer of Los Angeles World Airports (LAWA) from June 2015 to March 2020, and had previously held roles of increasing responsibility at the Port of Oakland for 23 years.
•Currently serves as a director on the Airport Council International World Board and is the Board Chair of the World Standing Safety and Technical Committee.
•Previously served on President Obama’s Advisory Committee on Aviation Consumer Protection and as the Chair of the Oversight Committee of the Transportation Research Board’s Airport Cooperative Research Program.
•Co-chaired the Blue Ribbon Task Force on UAS Mitigation at Airports and served as a federal appointee to the U.S. Department of Transportation’s Drone Advisory Committee.
•Previously served on the Board of Directors of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

Years of Service: 6 Age: 58 COMMITTEES: •Corporate Governance and Responsibility •Management Development and Compensation OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Broad understanding of aviation, automation and digitization of buildings and complex airport systems, transportation networks, cybersecurity risk management, and advanced security solutions.
•Deep experience in critical infrastructure, connected buildings, and advanced security solutions.
•Leads digital and physical transformation of Canada's largest airport, which is also the most internationally connected airport in North America.
•Oversaw the fourth busiest passenger airport in the world, the largest airport police force in the U.S., and the largest public works agreements in the history of Los Angeles.
•Significant insight and experience in public and private partnerships.

2026 NOTICE AND PROXY STATEMENT |	23

PROPOSAL 1: ELECTION OF DIRECTORS

MICHAEL W. LAMACH FORMER EXECUTIVE CHAIR, TRANE TECHNOLOGIES PLC

BACKGROUND
•Retired Chairman and Chief Executive Officer of Trane Technologies plc, a global climate innovator that has a portfolio of sustainable climate solutions, products, and services for the building, homes, and transportation industries. In 2020, Trane Technologies completed a spin-off of its industrial business (Trane Technologies was previously known as Ingersoll-Rand).
•Served as Executive Chair of Trane Technologies from July 2021 until his retirement in December 2021, having previously served as both Chairman and Chief Executive Officer following the company's February 2020 separation from Ingersoll-Rand.
•Served in a number of leadership roles after joining Ingersoll-Rand in 2004, including Chairman and Chief Executive Officer from June 2010 to February 2020.
•Served for 17 years in a variety of management positions at Johnson Controls International, a global leader in smart, healthy, and sustainable buildings.

Years of Service: 2
Age: 62
Incoming Lead Director(1)
COMMITTEES(1):
•ex officio member of each committee
OTHER CURRENT PUBLIC COMPANY BOARDS:
•PPG Industries, Inc.
•Nucor Corporation
•Columbus McKinnon
PAST PUBLIC COMPANY BOARDS:
•Ingersoll-Rand Inc.
•Trane Technologies plc
•Iron Mountain Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep knowledge in sustainability, as well as engineering, mergers and acquisitions, enterprise-wide digital transformation, and operations, through his three decades of leadership roles at Trane Technologies, Ingersoll-Rand, and Johnson Controls.
•Proven leadership in transforming Trane Technologies into a global leader in climate controls and climate-focused innovations for buildings, homes, and transportation.
•Experience in building controls automation technology.
•Proven experience, reputation, and leadership skills in developing business enterprises across industrial sectors that can deliver growth, sustainable value creation, and innovation.

(1)Effective following the Annual Meeting.

GRACE LIEBLEIN FORMER VICE PRESIDENT, GLOBAL QUALITY, GENERAL MOTORS CORPORATION

BACKGROUND
•Served as Vice President, Global Quality of General Motors Corporation (GM), a company that designs, manufactures, and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to March 2016.
•Served in multiple leadership roles at GM, including Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, GM Brazil President and Managing Director from June 2011 until December 2012, GM Mexico President and Managing Director from January 2009 until June 2011, and Vehicle Chief Engineer from October 2004 to January 2009.
•Joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing.

Years of Service: 13
Age: 65
COMMITTEES:
•Management Development and Compensation (Chair)
•Corporate Governance and Responsibility
OTHER CURRENT PUBLIC COMPANY BOARDS:
•American Tower Corporation
PAST PUBLIC COMPANY BOARDS:
•Southwest Airlines Co.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Wide-ranging management and operating experience gained through various executive positions during an extensive career at GM.
•Significant expertise in supply chain management, global manufacturing, engineering, technology, and product design and development.
•International business, operations, and finance experience gained through senior leadership positions in Brazil and Mexico.

24	| 2026 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

INDRA K. NOOYI FORMER CHAIR AND CHIEF EXECUTIVE OFFICER, PEPSICO, INC.

BACKGROUND
•Former Chief Executive Officer of PepsiCo, Inc. (PepsiCo), a multinational food, snack, and beverage company, serving from October 2006 to October 2018, and was Chair of the PepsiCo Board of Directors from May 2007 to February 2019.
•After joining PepsiCo. in 1994, held a variety of leadership roles in finance and corporate strategy and development; became President and Chief Financial Officer and was elected to the board of directors in 2001.
•Currently serves as a trustee for several prominent organizations including Memorial Sloan Kettering Cancer Center since 2020 and the National Gallery of Art since 2021.
•Additionally, she has served as a member of the Dean’s Advisory Council at MIT’s School of Engineering since 2020 and a Director of Partnership for Public Service since 2019.

Years of Service: 0
Age: 70
COMMITTEES:
•Management Development and Compensation
OTHER CURRENT PUBLIC COMPANY BOARDS:
•Amazon.com, Inc.
•Koninklijke Phillips NV (Royal Phillips)
PAST PUBLIC COMPANY BOARDS:
•PepsiCo., Inc.
•Schlumberger N.V.
•Motorola Solutions Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Proven track record leading diverse, global businesses and accelerating long-term growth that helps the Board to navigate the risks and opportunities associated with a large multi-industry company, including capital allocation, marketing and matters related to our overseas operations.
•Demonstrated experience in offering strategic insights, leading innovation and providing financial and operational expertise.
•At PepsiCo, Ms. Nooyi managed an expansive and globally-diverse workforce. She led various initiatives to reduce water use and the company’s carbon footprint and progress the company to a “closed-loop” plastics recycling system. These experiences provide an important perspective as Honeywell accelerates its development of customer-oriented sustainable technologies and reinforces its commitment to people, communities and the environment.

MARC STEINBERG PARTNER, ELLIOTT INVESTMENT MANAGEMENT

BACKGROUND
•Partner at Elliott Investment Management L.P. (Elliott), an investment management firm, since January 2024, where he is responsible for public and private equity investments across a range of industries, including the industrial sector.
•Previously served in various other roles at Elliott from 2015 to January 2024.
•Previously served at Centerview Partners, an investment bank, from 2012 to 2015.
•Serves on the boards of directors of various private companies.

Years of Service: 0 Age: 36 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •Pinterest Inc. •Etsy, Inc. PAST PUBLIC COMPANY BOARDS: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive financial expertise in capital markets, corporate finance, investor relations, mergers and acquisitions, and capital allocation.
•Demonstrated experience in driving value creation and shareowner value.
•Strong experience in financial management and industry expertise as a strategic advisor to, and investor in, industrial companies.

2026 NOTICE AND PROXY STATEMENT |	25

PROPOSAL 1: ELECTION OF DIRECTORS

ROBIN WATSON FORMER CHIEF EXECUTIVE OFFICER, JOHN WOOD GROUP PLC

BACKGROUND
•Previously served as Chief Executive Officer of John Wood Group PLC (Wood Group), an integrated engineering and consultancy company, spanning a variety of growing end markets in energy and the built environment, with a focus on sustainable technologies, from January 2016 until June 2022.
•Served as Chief Operating Officer and an executive member of the Wood Group Board of Directors from January 2013 to January 2016.
•Served as a director and senior manager at Petrofac, working in a variety of roles in service and investment delivery.
•Began his career in management and engineering at Mobil Oil in the United Kingdom.
•Non-Executive Chair of Forth Ports Ltd., one of the UK's largest port groups.
•Non-Executive Director and Audit and Risk Committee Chair on the National Gas Transmission Board (NGT), the owner-operator of the UK's gas transmission network.
•Engaged as an Operating Partner at Macquarie Asset Management (MAM), as a Senior Advisor to McKinsey & Company and as a Visiting Professor at the University of Strathclyde.
•Previously served on the UK Government's Investment Council and as a Non-Executive Director at the UK Institute of Directors.
•Qualified as a chartered mechanical engineer and a Fellow of both the Institution of Mechanical Engineers, the Energy Institute and the Institute of Directors.

Years of Service: 3 Age: 59 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •John Wood Group PLC

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Wealth of experience in unlocking opportunities in carbon capture, hydrogen, bio-refining, minerals processing, and solar and wind energy.
•Demonstrated experience in helping organizations deliver a more sustainable future.
•Significant knowledge of mechanical engineering, project delivery, automation and digitalization of complex facilities and processes, and service to international trade.
•Extensive leadership and management experience with a well-established track record of implementing strategic change and operational delivery.
•Brings extensive board-level experience overseeing organizations in highly regulated industries.

STEPHEN WILLIAMSON FORMER SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, THERMO FISHER SCIENTIFIC INC.

BACKGROUND
•Senior Vice President and Chief Financial Officer of Thermo Fisher Scientific Inc., a provider of laboratory equipment, scientific products, and biopharma services, from August 2015 through March 31, 2026.
•Served as Vice President, Financial Operations of Thermo Fisher Scientific from 2008 to 2015.
•Held finance leadership roles for multiple Thermo Fisher Scientific operating businesses from 2004 to 2008.
•Joined Thermo Fisher Scientific in 2001 as Vice President, European Financial Operations, based in the U.K.
•Previously served as Vice President and Chief Financial Officer, Asia-Pacific and in other finance roles in corporate development and operational finance for Honeywell.
•Started his career with Price Waterhouse in the transaction support group and the audit practice.
•Previously a member of the Institute of Chartered Accountants of England and Wales.

Years of Service: 1 Age: 59 COMMITTEES(1): •Audit (Chair) OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •International Flavors & Fragrances Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep financial and business experience that has enabled significant shareowner value creation.
•Wide breadth of industry and international experience.
•Significant mergers and acquisitions experience, including transaction execution, financing, and detailed business integration experience.

(1)Effective following the Annual Meeting.

26	| 2026 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
Honeywell is committed to strong corporate governance policies, practices, and procedures designed to ensure that its Board of Directors effectively exercises its oversight role. The Honeywell Board oversees management performance on behalf of shareowners to ensure that the long-term interests of shareowners are being served, to monitor adherence to Honeywell’s standards and policies, and to promote the exercise of responsible corporate citizenship. The Honeywell Board values and considers the feedback received from our shareowners. Taking into account their perspectives, Honeywell has implemented a number of actions over time to increase shareowner rights, enhance the Board’s structure, and augment our commitment to sustainability and corporate responsibility.

HISTORY OF PROACTIVELY RESPONDING TO SHAREOWNER FEEDBACK TO ENSURE ROBUST GOVERNANCE, COMPENSATION, AND DISCLOSURE PRACTICES

Year	Enhancement

2019
•Adopted policy to instruct trade associations not to use our dues for political contributions.
•Reduced the total number of public company boards on which any independent director may sit from five to four.
•Formalized the equivalency of independent Lead Director and independent Chairman roles.
•Amended committee charters to formalize areas of risk oversight responsibility.

2020
•Made enhancements to political contributions disclosure, including disclosure of >$50K trade association memberships.
•Sustainability reporting in line with SASB and TCFD.
•Established a bipartisan Political Contributions Advisory Board to ensure alignment of Honeywell PAC political contributions with company values.

2021	•Assigned responsibility for oversight of overall ESG performance, strategy, and risks to the CGRC. •ESG considerations integrated into Enterprise Risk Management framework.

2022
•Political Contributions Advisory Board mandate expanded to include review of trade association memberships.
•Publicly disclosed our EEO-1 Report and committed to do so annually.
•Published inaugural Climate and Sustainability Lobbying Report.
•Published inaugural Report on Due Diligence Processes to Identify and Address Environmental and Social Risks.
•Assigned responsibility for oversight of employee well-being to the MDCC.

Year	Enhancement

2023
•Amended our Executive Stock Ownership Guidelines to exclude performance shares.
•Corporate Responsibility KPIs used in assessment of a portion of the qualitative portion of ICP for executive compensation.
•Adopted standalone Clawback Policy, which meets SEC and Nasdaq standards, while maintaining existing policy as a secondary recoupment mechanism.
•Added Cisco and Medtronic to our Compensation Peer Group.
•Science-based target that includes Scope 3 emissions validated by SBTi.

2024
•Elected William S. Ayer to succeed D. Scott Davis as independent Lead Director.
•Independent Lead Director role augmented to include the right to approve all Board meeting agendas (in addition to already existing rights to unilaterally call a Board meeting and make agenda changes).
•Audit Committee Charter amended to specify that the Chief Compliance Officer be invited to all committee meetings.
•Assigned responsibility for oversight of data use and compliance (including AI) risk to the Audit Committee and oversight of environmental justice to the CGRC.
•Revised Stock Ownership Guidelines to increase the amount of stock our officers are required to hold.

2025
•Board Skillset Matrix augmented to include alignment of each director's experiences to our key megatrends and digitalization.
•Assigned responsibility for oversight of responsible AI governance to the CGRC.
•Augmented the Board's self-evaluation process to enable insights into individual director performance.

Continuously Augmenting Governance and Disclosure Practices

2026 NOTICE AND PROXY STATEMENT |	27

CORPORATE GOVERNANCE
SHAREOWNER OUTREACH AND ENGAGEMENT
Understanding the issues that are important to our shareowners is critical to ensuring that the Company addresses their interests in a meaningful and effective manner. It is also foundational to good corporate governance. Honeywell engages with shareowners on a regular basis throughout the year to discuss a range of topics, including performance, strategy, risk management, executive compensation, corporate governance, and sustainability. The Company recognizes the value of taking shareowners’ views into account. Dialogue and engagement with shareowners help set goals and expectations for performance and help identify emerging issues that may affect corporate governance, compensation practices, and other aspects of strategy and operations.

SHAREOWNER ENGAGEMENT IN 2025 Shareowner engagement during 2025 was robust. The Company’s shareowner and investor outreach and engagement take many forms:

The Company participates in numerous investor conferences and analyst meetings; holds its own investor events, some of which focus on individual businesses, at Honeywell facilities; and meets one-on-one with shareowners in a variety of contexts and forums.

As part of Honeywell’s governance-focused shareowner engagement program, members of the Board, including the independent Lead Director, the CGRC Chair, and/or the MDCC Chair, participate in many shareowner meetings to discuss a range of matters, including executive compensation, corporate governance, and sustainability.

In addition, the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, and other executive officers hosted
>150
one-on-one or small-group shareowner meetings to discuss business performance, strategy, end markets, and the overall competitive landscape, while seeking shareowner feedback.

ANNUAL SHAREOWNER ENGAGEMENT

SPRING
The Annual Report and Proxy Statement are distributed to shareowners. Management and members of the Board extend invitations to our largest shareowners to discuss matters to be voted on at the upcoming Annual Shareowner Meeting.

SUMMER
Management reports to the Board on the just-ended proxy season, including a discussion on voting results, and shareowner feedback and what actions to take in response to the Annual Shareowner Meeting. This discussion also sets the agenda for summer/fall shareowner engagement.

FALL
Management determines topics for upcoming shareowner discussions based on Board discussion, its review of new governance trends, regulatory developments, and the results of the recently concluded Annual Shareowner Meeting. Management and members of the Board extend invitations to the largest shareowners to engage on topics of interest.
WINTER The Board implements governance changes, if appropriate, considering feedback from fall engagement with shareowners.

28	| 2026 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
2025 SPRING AND FALL ENGAGEMENT

TOTAL CONTACTED Top 100 shareowners in the spring and again in the fall, representing >60% of shares outstanding	TOTAL ENGAGED 34% of shares outstanding, held by 23 of our largest shareowners	DIRECTOR ENGAGED 31% of shares outstanding engaged by Lead Director, CGRC Chair, and/or MDCC Chair

SPRING

Portfolio Oversight and Strategy:
•Discussed the Board’s oversight process for the portfolio transformation, including the separation of Honeywell Aerospace from Honeywell and related execution-planning and risk-mitigation.
•Most shareowners expressed positivity around the Board’s engagement in the portfolio transformation.
Board Composition:
•Discussed the Board and committee refreshment process, including the skills introduced by recent director additions and any desired skills that the Board might seek to fill with future appointments.
Board Leadership and Engagement:
•Discussed the dynamics of Board interaction, how the independent Lead Director engages with the Chairman and CEO and planning for Lead Director succession.
•Shareowners supported our robust disclosure regarding Lead Director responsibilities and the associated clarity surrounding duties related to role.
•Discussed a 2025 Annual Meeting shareowner proposal that sought to require two separate individuals to hold the Chairman and CEO positions. This proposal received only 23% support.
Executive Compensation:
•Shareowners generally expressed support for our clear disclosure of compensation decisions and design.
•Discussed the Say-on-Pay proposal at our 2025 Annual Meeting, which received over 93% support.
Liability Management Reorganization Proposal
•Discussed the merits of a management proposal seeking shareowner approval of a liability management reorganization proposal that would enable Honeywell to focus on its operating business, while efficiently managing potential asbestos liabilities, existing or future environmental liabilities and remediation obligations, and certain other liabilities.
•This proposal received overwhelming support, and the reorganization transactions were completed in June 2025.

FALL

Portfolio Transformation:
•Discussed management’s and the Board’s plans to ensure operational continuity while executing the Honeywell Aerospace spin-off (without undue distraction from executing the separation), including retaining talent and reinforcing employee morale and well-being.
•Shareowners continued to express positivity around the Board’s engagement in portfolio transformation and its ability to maintain the Company’s operational focus.
Board Governance:
•Discussions focused on the Board’s process for assessing Board composition for the separated companies and Honeywell Aerospace leadership and director skillsets.
•Shareowners were generally appreciative of Honeywell’s feedback and insights on these topics and of the Board’s approach to establishing Board composition and governance practice for Solstice and Honeywell Aerospace.
Sustainability Disclosure:
•Discussed Honeywell’s sustainability goals and disclosures, how we plan to mitigate data security and cybersecurity risks during a period of transition, and the nature and extent of our use of AI and our process for responsibly managing AI-related risks.
•Most shareowners expressed support for maintaining our current levels of disclosure, our Responsible AI Framework and the Board’s oversight of AI risk more broadly.
Executive Compensation:
•Most shareowners supported the level, type and clarity of disclosure provided and continued to support the Corporate Responsibility goal as part of the executive incentive compensation plan.

2026 NOTICE AND PROXY STATEMENT |	29

CORPORATE GOVERNANCE
BOARD LEADERSHIP STRUCTURE
CHAIRMAN OF THE BOARD
Vimal Kapur has served as Chairman of the Board since June 2024. This appointment was made after careful consideration by the Board, including feedback from dialogue with shareowners.
The Board understands the importance of this leadership decision and thoroughly explored different structures and a wide range of considerations through an open-minded and unbiased decision-making process. In reaching its decision to recombine the roles under Mr. Kapur, and to continue to have these roles combined, the Board evaluated the best leadership structure for the Company in the context of its present circumstances, taking into account the Company's strategic needs over the next phase of its transformation, Mr. Kapur's leadership qualities, the independence of the Board, and the strength of the independent Lead Director role.

BOARD RATIONALE FOR COMBINING THE CHAIRMAN AND CEO ROLES

•The benefits of a unified leadership structure while the Company undertakes multiple transformational initiatives. The Board determined that combining the Chairman and CEO roles under Mr. Kapur would enable the decision-making speed and agility required to drive an ambitious organic and inorganic growth agenda while executing comprehensive portfolio transformation. Indeed, since the Board elected Mr. Kapur in January 2024, the Company has moved swiftly and decisively to:
◦Deploy $11 billion to accretive acquisitions: Sundyne, the Access Solutions business from Carrier Global, Civitanavi Systems, CAES Systems, and the liquefied natural gas (LNG) business from Air Products.
◦Complete the spin-off the Advanced Materials business into Solstice Advanced Materials, an independent, U.S. publicly-traded company.
◦Divest the Personal Protective Equipment business.
◦Announce the planned divestiture of the Productivity Solutions and Services and the Warehouse and Workflow Solutions businesses.
◦Divest Honeywell’s Bendix asbestos liabilities, which is expected to improve annual free cash flow by more than $100 million over the next several years, and terminate the indemnification and reimbursement agreement with Resideo in exchange for the receipt of $1.6 billion.
◦Announce Honeywell Connected Enterprise (HCE) 3.0, which took our software strategy to the next stage by integrating HCE into our segments.
◦Announce the Company's intent to pursue a full separation of Honeywell and Honeywell Aerospace, following the comprehensive business portfolio evaluation launched in 2024 by Mr. Kapur to explore additional strategic alternatives for unlocking shareowner value.
◦Enter into an agreement to acquire Johnson Matthey’s Catalyst Technologies business segment, a leading provider of catalyst manufacturing and process technology licensing.
•The Board's evaluation of Mr. Kapur's leadership and effectiveness since becoming CEO and its confidence in Vimal's judgment and character, which was earned over the course of his more than 35-year career at Honeywell.
•The Company's historical track record of performance and effective risk management under a unified Chairman and CEO leadership structure.
•The highly independent nature of the Board, where Mr. Kapur is the only non-independent director.
•The strength and experience of Honeywell's independent directors, nine of whom have experience serving as CEOs.
•The robust roles, responsibilities, and authorities of the independent Lead Director role under the Company's Corporate Governance Guidelines, as described further below.

Since deciding to combine these roles, the Board has regularly reconsidered the appropriate leadership structure for the Board given the then-present circumstances of Honeywell, its strategic needs, its competitive environment, input from Honeywell shareowners, and other relevant factors. The Board continues to believe that maintaining combined Chairman and CEO roles under Mr. Kapur is in the best interests of shareowners.
Honeywell's Corporate Governance Guidelines do not establish a fixed rule as to whether the offices of Chairman and CEO should be vested in the same person or two different people but rather specify that Honeywell's Board leadership structure is best considered as part of corporate governance and CEO succession planning processes. The Board believes that the decision as to whether the positions of Chairman and CEO should be combined or separated, and whether an executive or an independent director should serve as Chairman if the roles are split, should be based upon the particular circumstances

30	| 2026 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
facing the Company. Maintaining a flexible policy allows the Board to exercise its best business judgment to choose the leadership structure that best serves the interests of the Company and its shareowners at any particular time. The Board believes its risk oversight framework would be effective under a variety of leadership structures.
The Board carefully weighed feedback from its shareowners as part of the deliberations leading up to its decision to combine the roles under Mr. Kapur in 2024, as well as its subsequent determinations to retain this structure. The Board has engaged with, and intends to continue to engage with, shareowners on this topic during its regular shareowner engagement meetings. The Company has heard a range of views during those meetings, with most shareowners expressing confidence that the Honeywell Board understands the importance of good corporate governance and has the ability and insight to make the right decisions regarding its ongoing leadership structure, specifically the determination of whether and when to separate and combine the roles of Chairman and CEO.
INDEPENDENT LEAD DIRECTOR
The independent Lead Director serves as the de facto leader of Honeywell's independent directors and the focal point for ensuring that the Board as a whole is providing appropriate independent oversight of management. The Company's Corporate Governance Guidelines explicitly mandate that if the Chairman is not independent, then an independent Lead Director will be elected by the independent directors and will assume the same roles, responsibilities, and authorities.

INDEPENDENT LEAD DIRECTOR ROLES, RESPONSIBILITIES, AND AUTHORITIES

The roles, responsibilities, and authorities of the independent Lead Director are robust and designed to ensure effective independent oversight. They include the following:
•Work with the CEO and Chairman, the CGRC, and the full Board to recruit and select Board candidates, including identification and prioritization of the specific skillsets, experience, and knowledge that candidates must possess.
•Review, approve, and make changes to Board meeting agendas and Board meeting schedules, including to add or remove agenda items and to ensure that there is sufficient time for discussion of all agenda items.
•Review, and when appropriate, make changes to presentation material and other written information provided to directors for Board meetings.
•Preside at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered.
•Serve as liaison between the Chairman and the independent directors.
•Lead the Board's annual self-evaluation process, including presentation of general observations from individual director conversations to the Board and, where applicable, communication of specific feedback to individual directors.
•Be available for consultation and direct communication with the Company’s shareowners.
•Call meetings of the independent directors when necessary and appropriate.
•Call special meetings of the Board when necessary and appropriate.
•Retain outside professionals on behalf of the Board.
•Consult with management about what information is to be sent to the Board.
•Identify key strategic direction and operational issues upon which the Board’s annual core agenda is based.
•Serve as an ex officio member of each committee on which he or she does not otherwise serve.

The independent Lead Director is selected biennially by Honeywell’s independent directors to serve a two-year term, considering the independent Lead Director selection criteria memorialized in the Company's Corporate Governance Guidelines. Taking these criteria into account, the independent directors unanimously elected Michael W. Lamach to serve as Lead Director for a term that will commence on the date of the Annual Meeting and expire at the 2028 Annual Meeting of Shareowners. Mr. Lamach has served on the Board for two years, and as the former Chairman and Chief Executive Officer of Trane Technologies plc as it executed its separation from Ingersoll-Rand, has significant experience leading a large public company through a portfolio transformation and thereafter.

2026 NOTICE AND PROXY STATEMENT |	31

CORPORATE GOVERNANCE

SELECTION CRITERIA	MR. LAMACH'S QUALIFICATIONS

Commitment. Able to commit to the level of engagement required to meet the responsibilities of the role.
  Mr. Lamach excelled in his role as Audit Chair, which required a significant time commitment and proactive engagement with management and his fellow directors to oversee the significant portfolio transformation and simplification activities that have taken place during his tenure.

Effective Communication. Able to facilitate discussions among Board members and engage with shareowners and key stakeholders.
  As Audit Chair, Mr. Lamach demonstrated effective communication and engagement with directors and management, particularly during the Company's evaluation of acquisition and portfolio transformation opportunities, culminating in the decision to pursue a full separation from Honeywell Aerospace. During the CEO transition and portfolio review, he engaged effectively with directors, management and key stakeholders to support clear and informed decision-making.

Rapport. Strong rapport with other members of the Board.	Mr. Lamach is held in high esteem by his fellow Board members and has developed a strong rapport with each director. He is frequently looked to for his perspective during discussions in the boardroom.

Integrity. High personal integrity and ethical character.
  Mr. Lamach has conducted himself in accordance with the highest ethical standards throughout his career. As Chair of the Audit Committee, Mr. Lamach leads the Board’s oversight of compliance matters, controls and investigations. Mr. Lamach also supported the 2024 amendment of the Audit Committee charter to specify that the Chief Compliance Officer be invited to all committee meetings.

Skillset. Skills and experience broadly in line with Honeywell’s corporate strategy.
  Mr. Lamach's qualifications and experience are strongly aligned with the strategic skills and core competencies that are critical for Honeywell Board members. As the former Chair and CEO of Trane Technologies, Mr. Lamach led a large, public company, including through a complex spin-off transaction, and had a strong reputation for driving growth and sustainable value creation. He has deep knowledge in sustainability, as well as engineering, mergers and acquisitions and enterprise-wide digital transformation and operations, and his experiences are well-aligned with the two key megatrends that will define Honeywell's strategy after the Honeywell and Honeywell Aerospace separation, namely Automation and Energy Transition.

Independence. Independent under SEC and Nasdaq requirements.	Mr. Lamach qualifies as an independent director in accordance with SEC, Nasdaq, and Honeywell's corporate governance standards.

DIRECTOR INDEPENDENCE
Honeywell’s Corporate Governance Guidelines state, “the Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant Nasdaq and SEC guidelines.”
AFFIRMATIVE DETERMINATION OF INDEPENDENCE
To fulfill this intent, the Board regularly reviews the independence of each non-employee director to make an affirmative determination of independence. Specifically, the CGRC conducts an annual review of the independence of the directors and reports its findings to the full Board. This year, based on the report and recommendation of the CGRC, the Board has determined that each of the non-employee director nominees standing for election to the Board at the Annual Meeting — Messrs. Angove, Arnold, Ayer, Davis, Lamach, Steinberg, Watson, and Williamson and Mses. Flint, Lieblein and Nooyi — satisfies the independence criteria in the applicable Nasdaq listing standards and SEC rules (including, where applicable, the enhanced criteria with respect to members of the Audit Committee and the MDCC). Kevin Burke, Rose Lee and Robin L. Washington, who served on the Board in 2025, also satisfied the independence criteria in the applicable Nasdaq listing standards and SEC rules. Our current Chairman and CEO, Mr. Kapur, is not independent. Each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). Members of the Audit Committee and MDCC currently meet and, during the year ended December 31, 2025, met the additional independence requirements of Nasdaq applicable to audit committee and compensation committee members.

32	| 2026 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
CRITERIA FOR DIRECTOR INDEPENDENCE
For a director to be considered independent, the Board must determine that the director does not have any relationships with Honeywell that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered all relevant facts and circumstances in making its determinations, including the following:
•No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described in this Proxy Statement.
•No immediate family member (within the meaning of the Nasdaq listing standards) of any non-employee director or nominee receives direct compensation from Honeywell other than compensation received for service as a non-executive employee.
•No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.
•No non-employee director or nominee is an employee of Honeywell’s independent accountants, and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or, within the last three years, was a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.
•No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm, or investment banking firm that receives any consulting, advisory, or other fees from Honeywell.
•No non-employee director or nominee has an immediate family member who is, or was during the past three years, an executive officer of Honeywell.
•No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.
•No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).
•No non-employee director or nominee is an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell outside our director charitable match program.
•Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve or have served as officers within the past three years (Mr. Arnold — Eaton Corporation, Mr. Angove — Blue Yonder Group, Inc., Ms. Flint — Greater Toronto Airports Authority, Ms. Lee — Cornerstone Building Brands, Inc., Ms. Washington — Salesforce, Inc., and Mr. Williamson — Thermo Fisher Scientific Inc.). In each case:
•The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;
•The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and
•The combined amount of such purchases and sales was less than 1% of the consolidated gross sales of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the Nasdaq listing standards for director independence, which use a threshold of 5% of consolidated gross revenues and apply it to each of purchases and sales rather than the combination of the two.
•While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.
The above information was derived from Honeywell’s books and records and responses to questionnaires completed by directors in connection with the preparation of this Proxy Statement.

2026 NOTICE AND PROXY STATEMENT |	33

CORPORATE GOVERNANCE
BOARD PRACTICES AND PROCEDURES
BOARD AND COMMITTEE MEETINGS
•Agenda. The Board and its committees perform an annual review of the agenda items to be considered for each meeting. During that review and throughout the year, each Board and committee member is encouraged to suggest items for inclusion on future agendas. The independent Lead Director and Chairman each have the responsibility to approve agendas.
•Number of Meetings and Attendance. In 2025, the Board held six regularly scheduled meetings and two special meetings, and the committees of the Board collectively held 16 regularly scheduled meetings and nine special meetings. The Board had 100% meeting attendance of regularly scheduled meetings and 91% attendance at special meetings. The directors’ average attendance rate at regularly scheduled meetings of the committees of which they are members was 96% and 94% at special committee meetings. Each of the directors participated in at least 97% of the aggregate of the total number of Board meetings held during the period for which he or she was a director and the total number of meetings held by all Board committees on which he or she served (during the period he or she served).
•Special Meetings. The Chairman, the CEO, the independent Lead Director, the CGRC Chair, and, at the request of two independent directors, the Corporate Secretary, are empowered and authorized to call special meetings of the Board at any time and for any reason.
•Board Meeting Materials. Each director receives in advance the written material to be considered at every meeting of the Board and of each Board committee (regardless of committee membership) and can provide comments and suggestions.
SELF-EVALUATION

DEVELOP QUESTIONNAIRE	LAUNCH EVALUATION	REVIEW FEEDBACK	RESPOND TO INPUT

•The formal self-evaluation is in the form of written questionnaires administered by Board members, management, or third parties. Each year, the independent Lead Director and the CGRC discuss, consider, and approve the form of the evaluation.

•Members of our Board, and each committee, participate in the formal evaluation process, responding to questions designed to elicit information to be used for improving Board and committee effectiveness.

•Director feedback is solicited from the formal self-evaluation process and is shared verbatim on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management.

•In response to feedback from the evaluation process, the Board and committees work with management to take concrete steps to improve policies, processes, and procedures to further Board and committee effectiveness.

Beginning in 2025, the Board augmented the above self-evaluation process to include individual conversations with each director based on questions designed to elicit more nuanced feedback on the Board's performance as a whole as well as insights into individual director performance. Following these conversations, the Chairman of the Board and the independent Lead Director present observations that are generally applicable to the Board and communicates observations regarding an individual director's performance to the applicable director.
EVALUATION AND NOMINATION OF DIRECTOR CANDIDATES
Primary responsibility for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors resides with the CGRC, which consists entirely of independent directors under applicable SEC rules and Nasdaq listing standards. Honeywell’s independent Lead Director is formally charged with the responsibility of working with the Chairman and CEO, CGRC, and the full Board to help identify and prioritize the specific skillsets, experience, and knowledge that director candidates must possess. The CGRC and independent Lead Director then establish criteria for director nominees based on these inputs.
On May 28, 2025, Honeywell entered into a cooperation agreement with Elliott Investment Management L.P., and certain affiliates pursuant to which the Board agreed to increase its size to 12 members and appoint Mr. Marc Steinberg as an independent director, effective May 31, 2025, with an initial term expiring at this Annual Meeting. As part of the agreement, the parties also agreed to include Mr. Steinberg in the Company’s slate of nominees for election at this Annual Meeting and to certain voting commitments, customary standstill restrictions and mutual non-disparagement provisions. Prior to entering into the cooperation agreement, Mr. Steinberg was evaluated in accordance with the procedures described in this section.

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CORPORATE GOVERNANCE
In October 2025, Mr. Arnold was recommended as a director candidate by a Board member and was evaluated in accordance with the procedures described in this section.
In November 2025, Ms. Nooyi was recommended as a director candidate by a Board member and was evaluated in accordance with the procedures described in this section.
The following describes the Board’s procedures for identifying and nominating directors for election.

ASSESS	•From time to time, the Board fills vacancies in its membership, including vacancies arising from increases in the size of the Board, using the evaluation and nomination process.

IDENTIFY
•Potential director candidates meeting the criteria established by the CGRC and independent Lead Director are identified either by reputation, existing Board members, or shareowners.
•The CGRC is also authorized, at the expense of Honeywell, to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates.
•Search firms retained by the CGRC are provided guidance as to the particular experience, skills, or other characteristics that the Board is then seeking.
•The CGRC may delegate responsibility for day-to-day management and oversight of a search firm engagement to the Chairman of the Board, the Senior Vice President and General Counsel, and/or the Senior Vice President and Chief Human Resources Officer.

EVALUATE
•Candidates are interviewed by the Chairman and CEO, the independent Lead Director, or Chair of the CGRC, and such other directors or officers as may be requested by the Chairman and CEO or independent Lead Director, to ensure that candidates not only possess the requisite skills and characteristics, but also the personality, leadership traits, work ethic, and independence of thought to effectively contribute as a member of the Board.
•To ensure that the Board continues to evolve in a manner that serves the changing business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the CGRC also evaluates whether incumbent directors possess the requisite skills and perspective, both individually and collectively. This evaluation is based primarily on the results of the annual review it performs with the Board of the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole and the results of the Board’s annual self-evaluation.

RECOMMEND
•The Board nominates the successful candidate for election to the Board at the Annual Meeting of Shareowners or, if filling a vacancy in Board membership that arose between Annual Meetings of Shareowners, appoints the candidate to the Board as a director.

2026 NOTICE AND PROXY STATEMENT |	35

CORPORATE GOVERNANCE
OTHER BEST PRACTICE BOARD POLICIES AND PROCEDURES

ANNUAL SHAREOWNER MEETING ATTENDANCE	Honeywell’s Corporate Governance Guidelines encourage all directors to attend our Annual Meeting of Shareowners. All of our then-serving directors attended the Company's 2025 Annual Meeting.

ENGAGEMENT WITH MANAGEMENT
The Board and its committees provide feedback to management, and management is required to answer questions raised by the directors during Board and committee meetings. Our senior management meets regularly with the Board, including yearly reviews of each business’ long-term strategic plan and annual operating plan.

DIRECTOR EDUCATION
Honeywell’s Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. The Board also hears regularly from management on numerous subjects, including investor sentiments, shareowner activism, regulatory developments, corporate responsibility-related matters, data privacy, geopolitical developments, supply chain risk, cybersecurity, and AI. In addition, the Board periodically participates in site visits to Honeywell’s facilities and has multiple opportunities to engage with employees across our businesses.

DIRECTOR ORIENTATION
All new directors participate in the Company’s director orientation program during the first year on the Board. New directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. Participation in regular Board and committee meetings also provides new directors with a strong foundation for understanding Honeywell’s businesses, connects directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board or its committees.

OTHER BOARD MEMBERSHIPS
Pursuant to our Corporate Governance Guidelines, directors should not serve on more than four public company boards (including the Honeywell Board), and directors who serve as chief executive officer of a public company should not serve on more than two public company boards (excluding the board of the company of which such director is the chief executive officer). Directors should advise the Chairman in advance of accepting an invitation to serve on another public company board.

TIME COMMITMENT
In addition to the board membership limits described above, the Corporate Governance Guidelines provide that, as part of the CGRC’s annual review of the requisite skills and characteristics of Board members, the CGRC will consider the ability of Board members (and candidates for membership) to devote sufficient time to performing their duties in an effective manner.

RETIREMENT AGE POLICY	Per Board policy, unless the Board otherwise determines, non-employee directors will retire from the Board upon the first Annual Meeting of Shareowners after reaching the age of 75.

CHANGE IN JOB RESPONSIBILITIES
The Corporate Governance Guidelines also provide that directors should offer to tender their resignation in the event of a change in the principal job responsibilities that they held at the time of their election to the Board or the principal job responsibilities taken subsequent to their election to the Board.

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CORPORATE GOVERNANCE
BOARD COMMITTEES
The Board currently has three committees. All members of each committee are independent, non-employee directors. Each committee operates under a written charter, which is available at investor.honeywell.com (see “Governance/Governance Overview”). The table below lists the anticipated leadership and membership of each committee following the Annual Meeting.

Name	Audit	Corporate Governance and Responsibility	Management Development and Compensation
Mr. Angove
Mr. Arnold
Mr. Ayer
Mr. Davis
Ms. Flint
Mr. Lamach(1)	ex officio	ex officio	ex officio
Ms. Lieblein
Ms. Nooyi
Mr. Steinberg
Mr. Watson
Mr. Williamson

Chair	Member
(1)Lead Director is an ex officio member of each committee on which he does not otherwise serve.

2026 NOTICE AND PROXY STATEMENT |	37

CORPORATE GOVERNANCE
AUDIT COMMITTEE

•Consider the independence of, appoint (and recommend to shareowners for approval), and be directly responsible for the compensation, retention, and oversight of the firm that serves as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between the firm and management regarding financial reporting.
•Review the scope and results of the audit with the independent accountants.
•Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q.
•Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures.
•Oversee the carve-out audits for Solstice Advanced Materials and the Honeywell Aerospace spin-off, the creation of the Form 10 registration statements and the standalone preparedness of the compliance, financial reporting, internal audit, cybersecurity and other key functions in connection with the spin-offs.
•Review, approve, and establish procedures for the receipt, retention, and treatment of complaints received by Honeywell regarding accounting, internal control over financial reporting, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board including cybersecurity, data use and compliance (including under AI regulations), tax and liquidity, management, product integrity and product security, vendor risk, operational business continuity, and crisis management.
•Together with the full Board, exercise oversight over the ERM process and assess adequacy of mitigation strategies for the risks identified through ERM.
•Oversee performance of the Company's internal audit function.

Committee Chair: Stephen Williamson†
Other Committee Members(1):
D. Scott Davis†
Michael Lamach (ex officio)
Marc Steinberg
Robin Watson
† Audit Committee Financial Expert
Meetings Held in 2025: 9
•All members independent
•Has oversight over our independent accountant
•Separately designated standing audit committee established in accordance with Section 3(a)(58) (A) of the Exchange Act

(1)Reflects anticipated committee composition and leadership following the Annual Meeting. Mr. Steinberg was appointed a member of the Audit Committee effective May 31, 2025. Mr. Lamach is the current Chair of the Audit Committee and will become an ex officio member when he becomes Lead Director. Mr. Ayer will no longer serve as an ex officio member of any committee and Mr. Williamson will become the Committee Chair following the Annual Meeting. Mr. Burke is not standing for re-election at the Annual Meeting and will no longer serve on the Board or any of its Committees.
Audit Committee Oversight of Independent Accountants. The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and Public Company Accounting Oversight Board inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to Honeywell by the independent accountants to determine that such services would not adversely impact auditor independence and objectivity. The Audit Committee also holds separate executive sessions at each in-person meeting with representatives of our independent accountants and with Honeywell’s Chief Financial Officer, General Counsel, and Vice President of Corporate Audit.

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CORPORATE GOVERNANCE
CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)

•Identify and evaluate potential director candidates and recommend to the Board the nominees for election to the Board.
•Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors.
•Review and recommend changes to the Corporate Governance Guidelines.
•Together with the independent Lead Director, lead the Board in its annual evaluation of the performance of the Board and its committees.
•Oversee director-recruitment activities in connection with the establishment of three standalone public companies.
•Review policies and make recommendations to the Board concerning the size and composition of the Board, qualifications and criteria for director nominees, director retirement policies, compensation and benefits of non-employee directors, conduct of business between Honeywell and any person or entity affiliated with a director, the structure and composition of Board committees, and the allocation of risk oversight responsibilities among Board committees.
•Oversee overall ESG performance and associated risks and opportunities.
•Review and oversee related party transactions for potential conflicts of interest on an ongoing basis, as appropriate.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including political contributions and lobbying, geopolitical risk, regulatory compliance matters, responsible AI governance, integrity and ethics, health, safety, environmental, product stewardship, sustainability, and environmental justice.
•Review our policies and programs as may be brought to the attention of the committee regarding Honeywell’s role as a responsible corporate citizen.

Committee Chair: D. Scott Davis
Other Committee Members(1):
Duncan B. Angove
Craig Arnold
Deborah Flint
Michael Lamach (ex officio)
Grace Lieblein
Meetings Held in 2025: 5
•All members independent
•Also serves as the nominating committee

(1)Reflects anticipated committee composition and leadership following the Annual Meeting. Mr. Arnold was appointed a member of the CGRC effective November 3, 2025. Following the Annual Meeting, Mr. Lamach will become an ex officio member when he becomes the Lead Director, and Mr. Ayer will no longer serve as an ex officio member of any committee.

2026 NOTICE AND PROXY STATEMENT |	39

CORPORATE GOVERNANCE
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)

•Evaluate and approve executive compensation plans, policies, and programs, including review and approval of executive compensation-related corporate goals and objectives.
•Review and approve the individual goals and objectives of the Company’s executive officers.
•Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level.
•Review and determine the annual salary and other remuneration (including incentive compensation and equity-based plans) of all other officers.
•Oversee talent acquisition, development and retention efforts, as well as customized executive compensation plans, policies and programs, in connection with the separation of the Company into three independent companies.
•Review and discuss with management the Compensation Discussion and Analysis and other executive compensation disclosures included in this Proxy Statement.
•Produce the annual Committee Report included in this Proxy Statement.
•Form and delegate any of the MDCC’s authorities to subcommittees when appropriate.
•Review the management development program, including executive succession.
•Review or take such other action as may be required in connection with the bonus, stock, and other benefit plans of Honeywell and its subsidiaries.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including succession planning, retention and recruitment of key talent, employment practices and policies, workplace respect and culture, workforce composition, workplace violence, and employee engagement and wellness.

Committee Chair: Grace Lieblein
Other Committee Members(1):
Duncan B. Angove
Deborah Flint
Michael Lamach (ex officio)
Indra K. Nooyi
Meetings Held in 2025: 6
•All members independent
•Administers Honeywell’s executive compensation program
•Retains independent compensation consultant

(1)Reflects committee composition and leadership following the Annual Meeting. Rose Lee served as a member of the MDCC until her resignation from the Board effective October 30, 2025. Ms. Nooyi was appointed as a member of the MDCC effective January 1, 2026. Following the Annual Meeting, Mr. Lamach will become an ex officio member when he becomes the Lead Director, and Mr. Ayer will no longer serve as an ex officio member of any committee.

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CORPORATE GOVERNANCE
Compensation Committee Interlocks and Insider Participation. During the 2025 fiscal year, all members of the MDCC were independent directors, and no member was an employee or former employee of Honeywell. No MDCC member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 119 of this Proxy Statement. During fiscal year 2025, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the MDCC or the Board.
Administration of Executive Compensation Program. The MDCC administers the executive compensation program, including determination of the elements of the program and their relative weighting, incentive compensation plan targets, and award amounts. The MDCC takes into account feedback from our shareowners when making enhancements to the executive compensation program. When administering the program, the MDCC considers recommendations from senior management regarding the overall executive compensation program and the individual compensation of the executive officers. As part of Honeywell’s annual planning process, the CEO, CFO, and Chief Human Resources Officer develop targets for Honeywell’s incentive compensation programs and present them to the MDCC. These targets are reviewed by the MDCC to ensure alignment with our strategic and annual operating plans, macroeconomic trends, and other identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.
Retention of Independent Compensation Consultant. The MDCC has sole authority to retain a compensation consultant to assist the MDCC in the evaluation of CEO, officer, and other senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the MDCC is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the MDCC’s established policy, its consultant cannot provide any other services to Honeywell without the MDCC’s approval, as delegated to the MDCC Chair. The MDCC regularly reviews the services provided by its outside consultants and performs an annual assessment of the independence of its compensation consultant to determine whether the compensation consultant is independent.
Pay Governance served as the MDCC's independent compensation consultant during 2025. The MDCC conducted a specific review of its relationship with Pay Governance in 2025 and determined that Pay Governance is independent in providing Honeywell with executive compensation consulting and limited other employee benchmarking services and that Pay Governance's work for the MDCC did not raise any conflicts of interest, consistent with SEC rules and Nasdaq listing standards.
In making this determination, the MDCC reviewed information provided by Pay Governance on the following factors:
•Any other services provided to Honeywell by Pay Governance.
•Fees received by Pay Governance from Honeywell as a percentage of Pay Governance's total revenue.
•Policies and procedures maintained by Pay Governance to prevent a conflict of interest.
•Any business or personal relationship between the individual Pay Governance consultants assigned to the Honeywell relationship and any MDCC member.
•Any business or personal relationship between the individual Pay Governance consultants assigned to the Honeywell relationship, or Pay Governance itself, and Honeywell’s executive officers.
•Any Honeywell stock owned by Pay Governance or the individual Pay Governance consultants assigned to the Honeywell relationship.
The MDCC noted that Pay Governance did not provide any services to the Company or its management other than service to the MDCC and limited other compensation benchmarking services. Unless approved by the MDCC Chair, Pay Governance does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing.
Pay Governance compiled information and provided advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Honeywell and its Compensation Peer Group (see page 60 of this Proxy Statement for further detail regarding the Compensation Peer Group) and analyzed the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. Pay Governance also provided the MDCC with information regarding emerging trends and best practices in executive compensation. In addition to information compiled by Pay Governance, the MDCC also reviews general survey data compiled and published by third parties. Neither the MDCC nor Honeywell has any input into the scope of, or the companies included in, these third-party surveys. Pay Governance reported to the MDCC Chair, had direct access to MDCC members, attended MDCC meetings either in person, virtually, or by telephone, and met with the MDCC in executive session without management present.

2026 NOTICE AND PROXY STATEMENT |	41

CORPORATE GOVERNANCE
BOARD’S ROLE IN RISK OVERSIGHT
While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

FULL BOARD
•Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk.
•Integrity, ethics, and compliance with the Company's Code of Business Conduct.
•General strategic and commercial risks, such as new product launch, capital spend, raw material price increases, foreign currency fluctuation, diminished customer demand, market and competitive dynamics, technology obsolescence, reductions to government spending and temporary government shutdowns, geopolitical dynamics, slowdown in economic growth, supply chain disruption, changes in tariff policies and inflation.
•Disruption, including supply chain disruption, disruptive technologies, emerging competition, and changing business models.
•Ongoing portfolio transformation and M&A transactions, including strategic fit, execution, separation, and integration.
•Legal risks, such as those arising from litigation, regulatory, environmental, and intellectual property matters.

AUDIT COMMITTEE
•Enterprise Risk Management (ERM) and Crisis Incident Management programs.
•Cybersecurity, including risks associated with the Company’s products and facilities.
•Data use and compliance (including under AI regulations).
•Accounting, controls, and financial disclosure.
•Tax and liquidity management.
•Product integrity and product security.
•Vendor risk, including supply chain disruption.
•Operational business continuity.

CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)
•Political contributions/lobbying.
•Regulatory compliance, including data privacy, sanctions, export, and government contracts.
•Integrity and compliance programs and policies.
•Geopolitical risk, including political, economic or military conflicts, and tariffs.
•Corporate responsibility matters, including health, safety, environmental, climate, product stewardship, environmental justice, responsible AI governance, and sustainability.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)
•Succession planning.
•Compensation plans, programs, and arrangements and other employment practices.
•Recruitment and retention of key talent.
•Labor compliance.
•Workplace respect and culture.
•Workforce composition.
•Workplace violence.
•Employee engagement and wellness.

ENTERPRISE RISK MANAGEMENT (ERM)

ASSESS	REVIEW	INCORPORATE

•The Board uses the ERM program as a key tool for understanding the inherent risks facing Honeywell and assessing whether management’s processes, procedures, and practices for mitigating those risks are effective.
•The annual ERM assessment deployed by management is based on an enterprise-wide “top down” and “bottom up” view and strategies for mitigating those risks.
•In 2025, the ERM program included interviews with the Chairman and CEO, and each member of his leadership team, as well as 80 workshop interviews with 89 risk owners and risk experts, covering 82 risk areas across all businesses and functions.
•In 2026, ERM-identified risks will drive over 80% of the audits to be conducted under the internal audit function’s annual plan.

•The Audit Committee, the CGRC, and the full Board review the results of the annual ERM assessment.
•During the reviews, Honeywell’s Chief Financial Officer and General Counsel present the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Honeywell and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function.
•To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

•Every two years, the ERM process includes one-on-one meetings with each Board member to discuss each director’s “top down” view of risks facing the enterprise, to solicit the director’s recommendations for improving the ERM process, and to ensure that the universe of risks and the metrics for identifying key risks, in terms of likelihood of occurrence and potential financial impact, is both realistic and appropriate.
•Feedback from the one-on-one interviews with the individual Board members is presented to the full Board and incorporated into the Company's risk assessment and associated mitigation efforts.

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CORPORATE GOVERNANCE
OVERSIGHT OF STRATEGY
One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration Honeywell’s key priorities, global trends impacting our business, regulatory developments, and disruptors in our industries. The Board’s oversight of strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans and annual operating plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks and opportunities faced by each business unit so that the Board can assess whether management has identified the key risks and opportunities and is taking appropriate actions to mitigate risk. In addition to the review of each business’ strategic and annual plans, specific areas of risk and opportunity are tabled for further Board and/or committee discussion to ensure additional Board engagement on the areas of risk that are most impactful to Honeywell’s strategic direction.
The Board’s oversight of strategy is prominent in the Company’s portfolio optimization, mergers, acquisitions, and divestitures activity. From strategy and vision to comprehensive annual portfolio reviews, individual transaction approvals, deal execution, integration, and performance against goals, the Board is engaged in all aspects of the Company’s mergers, acquisitions, divestitures, and corporate development activities. With the ultimate goal of achieving outcomes that promote long-term shareowner value, the Board annually engages in a rigorous, thorough, and unbiased review of Honeywell’s portfolio and devotes a substantial amount of time at each Board meeting to pressure testing potential transactions, reviewing deal execution, monitoring integration, and assessing long-term outcomes.

SPOTLIGHT ON BOARD OVERSIGHT OF CONTINUING PORTFOLIO TRANSFORMATION

In 2024 and early 2025, the Board engaged extensively with management on the implementation of an ambitious organic and inorganic growth agenda while developing, analyzing, and ultimately announcing and executing a comprehensive portfolio transformation to unlock shareowner value. This work enabled:
•The alignment of our business to three compelling megatrends – Automation, the Future of Aviation, and the Energy Transition.
•Approximately $11 billion of accretive acquisitions: Sundyne, the Access Solutions business from Carrier Global, Civitanavi Systems, CAES Systems, and the liquefied natural gas (LNG) business from Air Products.
•An agreement to acquire Johnson Matthey’s Catalyst Technologies business segment.
•The divestiture of the Personal Protective Equipment business.
•The planned divestiture of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses.
•The simplification of Honeywell’s balance sheet (and related administrative burdens) through the divestiture of all Bendix asbestos liabilities, which is expected to improve annual free cash flow by more than $100 million over the next several years, and the termination of an indemnification and reimbursement agreement with Resideo in exchange for the receipt of $1.6 billion.
•The completion of the spin-off of the Advanced Materials business into Solstice Advanced Materials, an independent, U.S. publicly-traded company.
Importantly, this work culminated in the announcement of Honeywell's intent to pursue a full separation of Honeywell Aerospace which we have announced is expected to be completed in the third quarter of 2026. Taken together with the spin-off of Solstice Advanced Materials, the planned separations will create value for all stakeholders as each will benefit from:
•Simplified strategic focus;
•Greater financial flexibility to pursue prioritized organic growth opportunities throughout investment cycles;
•Improved ability to customize capital allocation priorities in alignment with strategic focus;
•Focused boards of directors and management teams with deep domain expertise; and
•Distinct investment profiles that position each company to unlock greater long-term value for shareowners.

2026 NOTICE AND PROXY STATEMENT |	43

CORPORATE GOVERNANCE
OVERSIGHT OF AI AND ITS RESPONSIBLE USE
As an innovative industrial leader, new technologies like AI provide Honeywell tremendous opportunity in the design and development of pioneering solutions that address the world’s most critical needs, and we are able to leverage decades of expertise in automation and controls to integrate AI into our customer offerings. The effective and responsible creation, evaluation, use and life-cycle management of AI-based solutions is therefore a key strategic focus area for the Board.
The Board closely monitors developments in AI as part of its oversight of business strategy. In 2024, with the Board's oversight, Honeywell adopted and implemented a comprehensive Responsible AI Framework, Policy and Governance structure to support our deployment of AI responsibly and in compliance with applicable law and Company policy. As part of this process, the Board assigned the initial responsibility for overseeing data use and compliance (including under AI regulations) risks to the Audit Committee. Then, in 2025, as the Company’s approach to a holistic AI framework and set of policies matured, the Board assigned responsibility for the supervision of responsible AI governance to the CGRC.
As Honeywell continues to rapidly innovate and drive growth with AI, a robust governance system and compliance assurance will always remain a core component of the processes for product development and evaluating use cases. The Board, through the CGRC, regularly reviews our AI and Generative AI tools and use cases to ensure that they support our strategic and business goals, as well as meet or exceed the requirements of relevant AI laws and guidelines and industry best practices. The Company’s Responsible AI Framework includes a comprehensive set of policies, standards, and review procedures applicable to all AI use cases and systems at the Company. Additionally, Honeywell has established an AI Claims approval system to ensure that marketing claims we make about our use of AI are accurate and verifiable and that we have a comprehensive repository of valid AI claims that are readily accessible and reusable.

HONEYWELL’S RESPONSIBLE AI FRAMEWORK

All businesses and functions use the Responsible AI Governance Framework and its related standards, processes, and forms to review, assess and manage AI systems and use cases consistent with the Responsible AI Principles embedded in our AI Policy. These Responsible AI Principles inform decision-making across the Company’s AI uses and consist of the following elements:
•Accountable. We strive to hold ourselves accountable through robust AI governance, clear lines of responsibility and monitoring to help ensure continuous improvement. We expect our partners to do the same.
•Safe and Secure. We seek to protect against unintended applications, access or harm associated with our use or provision of AI.
•Valid and Reliable. We aim to employ technology that produces appropriately consistent and accurate results and incorporates controls designed to help minimize disruptions.
•Fair and Equitable. We strive to treat people fairly and equitably from design to implementation of AI, including seeking to identify and mitigate algorithmic bias. Our Framework includes a bias standard that we use to consider and mitigate the risk of bias, taking into account accessibility and inclusive design.
•Privacy and Intellectual Property. We strive to safeguard individual confidentiality, autonomy and control over the use and disclosure of Personal Data as feasible, appropriate and legally required and to protect Honeywell and third-party intellectual property and data rights.
•Transparent and Explainable. We promote transparency in our design, function, description and use of AI and endeavor to maximize explainability of AI decision-making when feasible and appropriate.
•Sustainable. We are committed to reducing our environmental footprint, including supporting environmentally and socially conscious use of AI, and we have included sustainability considerations in our review of our AI use cases. More specifically, we note that many of our AI use cases and offerings create opportunities for maximizing efficiency by reducing use of resources like electric power and jet fuel and predicting outage-causing events which to some degree can help balance against the energy needed to power AI.

44	| 2026 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
OVERSIGHT OF CORPORATE RESPONSIBILITY MATTERS
Honeywell takes seriously its commitment to corporate social responsibility, protection of the environment, and creation of sustainable opportunity everywhere it operates. Honeywell’s impact and sustainability initiatives are aligned with the Company’s long-term strategy, both informing and supporting Honeywell’s strategic plans and focus on maximizing shareowner value.
The Board’s engagement and oversight extends to risks and opportunities in these areas in the following principal ways:
•The CGRC has primary jurisdiction for managing corporate responsibility risks and opportunities as well as oversight of discrete underlying topics, such as climate, environmental remediation, environmental justice, integrity and ethics, data privacy, responsible AI governance, and political engagement.
•Direct MDCC oversight of human capital management issues, including culture, talent recruitment and retention, and employee well-being.
•Direct Audit Committee and Board engagement with sustainability risk areas through a robust and comprehensive ERM program.
•Direct Board engagement on select topics, such as safety, business resiliency, political engagement, environmental matters, and community engagement.
•The Board values shareowners’ perspectives on corporate responsibility matters, and the Company (oftentimes with our independent Lead Director, MDCC Chair, and/or CGRC Chair) engages directly with shareowners throughout the year to discuss and receive feedback on our activities, risks, and opportunities in these areas.

Overall Oversight	The full Board and Corporate Governance and Responsibility Committee oversee the Company's overall corporate responsibility performance and associated risks and opportunities.

Committee Oversight of Discrete Corporate Responsibility Risks and Opportunities	CGRC •Environmental •Health and Safety •Climate •Remediation •Political Engagement •Governance •Integrity and Compliance •Data Privacy •Responsible AI Governance •Environmental Justice
AUDIT COMMITTEE
•Tax
•Financial Controls
•Enterprise Risk
•Litigation/Controversies
•Raw Materials Sourcing
•Product Safety and Integrity
•Supply Chain
•Cybersecurity
•Data Use and Compliance (including AI regulations)
MDCC •Human Capital Management •Labor Practices •Culture •Compensation •Workplace Respect •Workforce Composition •Employee Engagement and Wellness

Management with Accountability and Regular, Direct Reporting to Responsible Board Committee on Corporate Responsibility Topics	•SVP, General Counsel and Corporate Secretary •Chief Sustainability Officer •SVP, Global Government Relations •Chief Compliance Officer
•SVP and Chief Financial Officer
•SVP, General Counsel and Corporate Secretary
•VP, Corporate Audit
•Chief Security Officer
•VP, Controller
•VP, Tax
•Chief Supply Chain Officer
•Chief Compliance Officer
•Chief Digital Technology Officer
•SVP and Chief Human Resources Officer •VP, Talent Engagement

2026 NOTICE AND PROXY STATEMENT |	45

CORPORATE GOVERNANCE
OVERSIGHT OF HUMAN CAPITAL AND CULTURE
The Board and the MDCC provide oversight over human capital, with particular focus on culture, talent development and assessment, and succession planning. Honeywell has built a reputation for “doing what we say.” At the center of that commitment to excellence is a high-performance culture driven by the Six Honeywell Behaviors: Drive Accountability Culture, Be Courageous, Build Exceptional Talent, Win Together, Innovate and Create Value for Customers, and Embrace Transformation, and grounded in our Foundational Principles: Safety Always, Integrity and Ethics, Inclusion and Global Mindset, and Workplace Respect — these are our core values. Working at Honeywell requires fully embracing the Foundational Principles, and Honeywell expects all employees to exemplify these principles in words and actions.

FOUNDATIONAL PRINCIPLES	SAFETY ALWAYS	INTEGRITY AND ETHICS	INCLUSION AND GLOBAL MINDSET	WORKPLACE RESPECT

DRIVE ACCOUNTABILITY CULTURE	BE COURAGEOUS	BUILD EXCEPTIONAL TALENT	WIN TOGETHER	INNOVATE AND CREATE VALUE FOR CUSTOMERS	EMBRACE TRANSFORMATION	...@HONEYWELL
The strength of the Company’s culture is essential to fulfilling our strategic vision, and the Board and the MDCC work with management to oversee adherence to our core values and measure progress against the Honeywell Behaviors.

Each of the Board’s committees plays a role in ensuring that our core values remain at the center of Honeywell’s culture.
•The CGRC meets regularly with our General Counsel and our Chief Compliance Officer to review the Company’s safety and integrity and compliance programs, policies, and scorecards.
•The Audit Committee receives detailed investigation reports on a quarterly basis to monitor trends, ensure that allegations are investigated promptly, and as necessary, confirm that appropriate disciplinary measures are taken in a timely fashion.
•The MDCC has responsibility for CEO and officer succession and development and works with management to monitor workplace culture, establish related expectations, and review progress.

The Board is also closely engaged in the development and management of human capital. The Board’s involvement in leadership development and succession planning is systematic and ongoing, and the Board provides input on important decisions in each of these areas. The Board has primary responsibility for CEO succession planning and oversight over succession planning for other executive officer positions. Annually, the full Board reviews the leadership succession plan for the CEO and the CEO's direct reports, which includes identification of “ready now” successors, management’s view of potential successors that are not “ready now” but will be ready within a reasonable timeframe, and development actions necessary to address any gaps in the leadership succession plan. Also discussed are recent and future potential changes involving various leaders and their organizations. In addition, the Board meets regularly with high-potential executives.
The Board believes that an inclusive culture and a workforce that is representative of our customers and communities around the world are critical enablers as the Company executes its long-term growth and portfolio transformation strategy. The Board and the MDCC oversee the Company’s progress and actions in these important areas.

46	| 2026 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
INTEGRITY AND ETHICS
At the core of Honeywell’s Foundational Principles is the Company’s Code of Business Conduct (the Code), which applies to all directors, officers (including our Chief Executive Officer, Chief Financial Officer, and Controller), and employees across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code sets forth its commitment to maintaining an inclusive, safe, and respectful environment and outlines our pledge to zero tolerance for harassment and unlawful discrimination.
The Code provides guidance and expectations in a number of key integrity and compliance areas, including how employees should treat each other; conflicts of interest; health, safety, environmental, product stewardship, and sustainability (HSEPS); books and records; anti-corruption; proper business practices; trade compliance; insider trading; data privacy; respect for human rights; and the appropriate use of information technology and social media. To reinforce the Code, Honeywell provides comprehensive training on key compliance topics, develops training scenarios, deploys monthly manager communication toolkits, provides mechanisms for employees and third parties to report concerns (including anonymously), and ensures timely and fair reviews of integrity and compliance concerns through a best-in-class process to report and investigate allegations. Honeywell responds to 100% of reported allegations.
Any amendments or revisions to the Code will be published on the Company website. Any waiver of the Code for any of Honeywell’s directors or executive officers requires pre-approval from the Board, and if granted, the Board ensures that appropriate controls are in place to protect the Company and its shareowners. All officers and employees must complete Code of Conduct training and, where permitted by law, must also certify each year that they will comply with the Code. In 2025, the Company received Code certifications from 100% of its officers and eligible employees, where permitted by law. Honeywell’s Code of Conduct training includes a variety of topics, including conflicts of interest, workplace respect, anticorruption, trade controls, cybersecurity, responsible AI and data privacy.
Honeywell is committed to fostering a culture of integrity, ethics, and workplace respect by setting the tone at the top and by unambiguously and repeatedly reinforcing its expectations. Honeywell also empowers our people managers to communicate openly with their team members regarding the importance of conducting themselves with integrity and fostering an environment that encourages candid discussion of integrity and compliance topics and how to raise and report any instances of ethical misconduct. The Integrity and Compliance team delivers integrity awareness communications across Honeywell, including through town halls, newsletters, and monthly integrity-awareness manager toolkits that provide people managers with ready-to-use materials to support discussions of integrity and compliance topics with their teams.
Additional details about the Code, the Supplier Code of Business Conduct, and other components of Honeywell’s integrity and compliance program can be found on our website at investor.honeywell.com (see “ESG/Integrity and Compliance”).

2026 NOTICE AND PROXY STATEMENT |	47

DIRECTOR COMPENSATION
The Corporate Governance and Responsibility Committee (CGRC) reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Any director who is an employee of Honeywell receives no additional compensation for services on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership.
ELEMENTS OF COMPENSATION
In general, the CGRC and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and shareowners.
ANNUAL COMPENSATION

Board Cash Retainer	•Paid in quarterly installments.	$120,000 per annum.

Lead Director Compensation	•Paid in quarterly installments (in addition to Board cash retainer).	$60,000 per annum.

Committee Membership Compensation	•For each committee membership, paid in quarterly installments.	$10,000 per annum (or $15,000 per annum for members of the Audit Committee).

Committee Chair Compensation	•Paid in quarterly installments (in addition to committee membership compensation).
$40,000 per annum for the Audit Committee Chair.
$25,000 per annum for the Management Development and Compensation Committee Chair.
$20,000 per annum for the Corporate Governance and Responsibility Committee Chair.

Common Stock Equivalents
•Automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors at the beginning of each calendar year. Dividend equivalents are credited with respect to these amounts.
•Payment of these amounts is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.
$60,000 in common stock equivalents per annum.

Annual Equity Grants
•Awarded on the date of the Annual Meeting of Shareowners.
•Each non-employee director receives an annual equity grant with a target value of $130,000, in the form of Restricted Stock Units (RSUs).
•Annual RSUs vest on the earliest of (i) the April 15th immediately preceding the first anniversary of the grant date, (ii) the director’s termination of service due to death or disability, (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.
$130,000 target value per annum.

48	| 2026 NOTICE AND PROXY STATEMENT

DIRECTOR COMPENSATION
DEFERRED COMPENSATION
Non-employee directors may elect to defer all or any portion of their annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their accounts in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (4.91% for 2025) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan as elected by the participant. The unit price of the Honeywell common stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a Change in Control, as defined in the Non-Employee Director Plan, a director may receive a lump-sum payment for amounts deferred before 2006 pursuant to a prior election.
CHARITABLE MATCH
Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualified charity, up to an aggregate maximum of $25,000 per director, per calendar year.
OTHER BENEFITS
Directors may utilize available Company aircraft for travel to and from Board and committee meetings, and non-employee directors are provided with $350,000 in business travel accident insurance. In addition, directors elected to the Board prior to September 2008 are provided with $100,000 in term life insurance on a grandfathered basis (benefit eliminated prospectively).
COMPENSATION UPON ELECTION TO BOARD
Newly appointed directors are awarded the regular elements of annual director compensation determined on a prorated basis upon joining the Board. Prorated annual equity grants to new directors will be made on substantially the same terms and conditions as the annual grant made to other non-employee directors of the Company.
2025 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Duncan B. Angove	$200,000	$130,071	$—	$—	$40	$330,111
Craig Arnold	29,400	70,744	—		6	100,150
William S. Ayer	240,000	130,071	—	—	25,040	395,111
Kevin Burke	195,000	130,071	—	—	25,040	350,111
D. Scott Davis	225,000	130,071	—	6,097	556	361,723
Deborah Flint	200,000	130,071	—	—	40	330,111
Michael W. Lamach	235,000	130,071	—	—	25,040	390,111
Rose Lee(7)	190,000	130,071	—	—	33	320,104
Grace Lieblein	225,000	130,071	—	—	25,040	380,111
Marc Steinberg	114,340	126,163	—	—	23	240,526
Robin L. Washington(7)	93,750	130,071	—	—	10	223,831
Robin Watson	195,000	130,071	—	—	3,986	329,057
Stephen Williamson	146,455	147,639	—	—	25,030	319,124
Ms. Nooyi is not included in the director compensation table because she was not appointed to the Board until January 1, 2026.
(1)Includes all cash fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors.

2026 NOTICE AND PROXY STATEMENT |	49

DIRECTOR COMPENSATION
(2)The following table reflects all outstanding stock awards and option awards held at December 31, 2025, by each of the listed individuals:

Director Name	Outstanding Option Awards	Outstanding Stock Awards	Outstanding Deferred Comp Plan (Non-Elective)
Mr. Angove	11,494	4,513	3,010
Mr. Arnold	—	357	50
Mr. Ayer	11,494	622	5,418
Mr. Burke	14,665	622	13,406
Mr. Davis	14,665	622	24,277
Ms. Flint	8,370	622	2,099
Mr. Lamach	631	622	635
Ms. Lieblein	14,665	622	7,761
Mr. Steinberg	—	603	167
Mr. Watson	2,403	622	1,043
Mr. Williamson	—	622	228
(3)The amounts set forth in this column represent the aggregate grant date fair value of Restricted Stock Unit awards. The fair value of the annual Restricted Stock Unit award was computed in accordance with FASB ASC Topic 718 using the average of the high and low of the Company’s stock price on the day of grant. Stock awards of 580 shares were made to Non-Employee Directors on May 20, 2025 with a value of $224.26 per share. Mr. Williamson received a prorated RSU grant on April 1, 2025 of 83 shares with a value of $211.66 per share that fully vested on April 15, 2025. Mr. Steinberg received a prorated RSU grant on June 2, 2025 of 562 shares with a value of $224.49 per share. Mr. Arnold received a prorated RSU grant on November 3, 2025 of 355 shares with a value of $199.28 per share.
(4)Stock Options were not granted to non-employee directors in 2025.
(5)Amounts included in this column reflect above-market earnings on deferred compensation from pre-2006 deferrals and/or amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors. Amounts invested in the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. This rate is subject to change annually and was 4.91% for 2025. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually.
(6)Includes amounts described in “Charitable Match” and “Other Benefits” above. For 2025, matching charitable contributions were made by Honeywell in the amount of $25,000 for each of directors Ayer, Burke, Lamach, Lieblein, Williamson, and in the amount of $3,947 for Mr. Watson. Mr. Davis is the sole director eligible for the grandfathered term life insurance.
(7)Ms. Washington departed the Board on March 31, 2025, and Ms. Lee departed the Board on October 30, 2025.
DIRECTOR STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold common stock (including shares held personally, RSUs, and/or common stock equivalents) with a market value of at least five times the annual cash retainer (or $600,000). Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors, except for Mr. Watson (who joined the Board in September 2022), Mr. Lamach (who joined the Board in December 2023), Mr. Williamson (who joined the Board in April 2025), Mr. Steinberg (who joined the Board in May 2025), Mr. Arnold (who joined the Board in November 2025) and Ms. Nooyi (who joined the Board in January 2026) have attained the prescribed ownership threshold.

On average, Honeywell non-employee directors held, as of December 31, 2025, common stock with a market value of
25x
the annual cash retainer, reflecting their deep commitment to shareowner value creation.

50	| 2026 NOTICE AND PROXY STATEMENT

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, Honeywell seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis section beginning on page 52 and the Executive Compensation Tables section beginning on page 86. This vote is commonly known as “Say-on-Pay,” and the Board has adopted a policy of providing for an annual Say-on-Pay vote. We anticipate that shareowners will next have the opportunity to vote on the frequency of future Say-on-Pay votes at the 2029 Annual Meeting of Shareowners.
We encourage you to read the Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables section to learn more about the Company’s executive compensation programs and policies. The Board believes its 2025 compensation decisions and our executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term goals.
This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the NEOs. Because the Say-on-Pay vote is advisory, it will not be binding upon the Board or the Management Development and Compensation Committee (MDCC). However, the Board and MDCC will consider the outcome of the vote and feedback from discussions with shareowners when considering future executive compensation arrangements.
The Board recommends that shareowners vote in favor of the following resolution:
“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

2026 NOTICE AND PROXY STATEMENT |	51

COMPENSATION DISCUSSION AND ANALYSIS
NON-GAAP FINANCIAL MEASURES
This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this document are as follows: adjusted sales; segment profit, on an overall Honeywell basis; segment profit margin, on an overall Honeywell basis; adjusted segment profit; adjusted segment profit margin; organic sales growth; free cash flow; adjusted free cash flow; free cash flow margin; adjusted earnings per share; adjusted net income attributable to Honeywell; adjusted net income before interest; and return on invested capital (ROIC), if and as noted in Appendix A. Other than references to reported earnings per share, all references to earnings per share in this document are so adjusted. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. The respective tax rates applied when adjusting earnings per share for these items are identified in the reconciliations presented in Appendix A. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measures. Other companies may define and calculate such measures differently, which may limit the usefulness of such measures for comparative purposes. Refer to Appendix A for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.
OTHER DEFINITIONS
Peer Median Reflects Compensation Peer Group Median
Peer Median Net Income, EPS Reflect Adjusted (Non-GAAP) Results
ROIC = Adjusted Net Income Before Interest ÷ Net Investment (2-Point Average)
ROE = Adjusted Net Income ÷ Total Shareowners' Equity (2-Point Average)
ROI = Adjusted Net Income Before Interest(2) ÷ (Total Shareowners' Equity + Net Debt(3) + Deferred Income Tax Assets - Deferred Income Tax Liabilities)(2)
ROA = Adjusted Net Income ÷ Total Assets (2-Point Average)
Adjusted Net Income Before Interest = Adjusted Net Income +
After-Tax Interest(1)
Net Investment = Book Value of Equity + Total Debt
Net Debt = Commercial Paper and Other Short-Term Borrowings + Current Maturities of Long-Term Debt + Long-Term Debt - Cash and Cash Equivalents - Short-Term Investments
(1)Interest expense tax effected for effective tax rates.
(2)Excludes the impact of corporate transactions during the period and the impact of pensions.
(3)Calculated on a 13-month rolling average.

52	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
CURRENT NAMED EXECUTIVE OFFICERS (NEOs)(1)

VIMAL KAPUR	MICHAL STEPNIAK	JAMES CURRIER	JAMES MASSO	BILLAL HAMMOUD

Chairman and Chief Executive Officer	Senior Vice President and Chief Financial Officer	President and CEO, Aerospace Technologies (AT)	President and CEO, Process Automation (PA)	President and CEO, Building Automation (BA)
(1)Throughout this CD&A, references to “NEOs” include all NEOs, and references to “Other NEOs” include all NEOs except Mr. Kapur and former officers Mr. Boldea and Mr. Lewis.
FORMER NAMED EXECUTIVE OFFICERS
GREGORY P. LEWIS(2) - Former Senior Vice President and Chief Financial Officer
LUCIAN BOLDEA(3) - Former President and CEO, Industrial Automation
(2)Mr. Lewis stepped down from his role as SVP and CFO in February 2025 to serve in the roles of SVP Transformation and Senior Advisor.
(3)Mr. Boldea was separated from the Company on September 1, 2025.
OUR COMPENSATION PROGRAM
PHILOSOPHY AND APPROACH
Honeywell’s executive compensation program creates long-term shareowner value through four key objectives:
•Attract and Retain World-Class Leadership Talent with the skills and experience necessary to develop and execute business strategies, drive superior financial results, and nimbly adapt and react to constantly evolving end-market conditions in an enterprise with the Company’s scale, breadth, complexity, and global footprint.
•Emphasize Variable, At-Risk Compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests.
•Pay for Superior Results and Sustainable Growth by rewarding executives based on the achievement of enterprise, business unit, and individual objectives as well as efforts to advance Honeywell’s long-term growth initiatives.
•Manage Risk Through Oversight and Compensation Program Design Features and Practices that balance short-term and long-term incentives, are not overly leveraged, and cap maximum payments.
Decision-making over executive compensation rests with the MDCC, which holds five regularly scheduled meetings each year (six meetings held in 2025). Specific topics may be covered in a separate meeting from time to time. Each meeting includes an executive session composed solely of independent directors, and those meetings are attended by the MDCC’s independent compensation consultant. Meeting agendas contain items proposed by either management or the MDCC members.
In carrying out its responsibilities, the MDCC balances a number of important considerations, including:
•The importance of aligning pay with Company and individual performance.
•The need to attract, retain, and reward executives with a proven track record of delivering consistent financial and operating results and driving “seed-planting” initiatives that will create sustainable long-term shareowner value.
•The complex multi-industry and global nature of Honeywell’s businesses and the importance of growth outside of the United States for future success.
•The importance of maintaining and executing on a thorough and rigorous succession planning process.

2026 NOTICE AND PROXY STATEMENT |	53

COMPENSATION DISCUSSION AND ANALYSIS
Key factors that shape the MDCC’s overall assessment of performance and appropriate levels of compensation include:
•Operational and financial performance for the entire Company and the relevant business units.
•Robust financial and operating goals and targets for each executive.
•Business/macroeconomic conditions impacting the industries in which Honeywell’s businesses operate.
•Execution against strategic initiatives and the impact of investments that will benefit financial performance in future years.
•Each executive’s long-term leadership potential and associated retention risk.
•The senior executive development and succession plan.
•Total shareowner return (TSR).
•Trends and best practices in executive compensation.
•Peer group comparisons, including performance, pay levels, and related practices.
The MDCC reviews these factors over various time periods to ensure a strong linkage between pay and performance. At each of its meetings, the MDCC reviews four-year NEO compensation history for each element of total annual direct compensation, as well as projected payments under Honeywell’s retirement and deferred compensation plans, to provide historical context and an understanding of how current compensation decisions may affect future wealth accumulation and executive retention.
On an annual basis, the MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at Compensation Peer Group companies as a point of reference. Similarly, third-party survey data or published reports may be utilized as a general indicator of relevant market conditions. The MDCC does not target a specific competitive position relative to the market in making its compensation determinations.
Honeywell is proud to be broadly recognized for training and developing leaders whose skills are recognized, respected, and valued across the sectors in which we compete. Our senior executives are industry leaders with backgrounds, depth of experience, and management skills that are highly attractive to competitors. The MDCC prefers to address critical retention and succession risks through the existing compensation program whenever possible.

IMPACT OF SPIN-OFFS AND OTHER PORTFOLIO TRANSFORMATION

Throughout 2025, the MDCC considered in detail the impact of the spin-offs and other portfolio transformation on the Company's executive compensation plans including the impact of the spin-offs on unvested equity (see below) and the optimal structure for awards granted in the midst of transformation (see page 59). As part of these considerations, the MDCC's decision-making remained grounded in the four key objectives of Honeywell's executive compensation program, with special attention to the need to balance pay for performance alignment with appropriate retention to enable the successful execution of the spin-offs and other portfolio transformation.
Equity Treatment as a Result of the Solstice Advanced Materials "Solstice" Spin-off
At the time of Solstice spin-off on October 30, 2025, Honeywell shareowners received a distribution of one share of Solstice common stock for every four shares of Honeywell common stock held. Because unvested equity awards held by Honeywell employees, including the NEOs, were not eligible to receive a distribution of Solstice shares, the Company made equitable adjustments designed to preserve the pre-spin-off value of those awards following the reduction in parent company stock price that occurs when a significant business is distributed to shareowners in a spin-off.
As part of this process, the MDCC established conversion ratios that were based on a comparison of the pre-spin Honeywell stock prices used to establish the number of Solstice shares distributed to Honeywell shareowners in the spin-off.
Additional post spin-off awards reflect additional shares issuable because of these equitable adjustments and are subject to the same vesting conditions and other terms prior to the Solstice spin-off.

54	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
ENGAGEMENT WITH SHAREOWNERS ON COMPENSATION
As part of Honeywell's Spring and Fall shareowner engagement program, the Company engaged with its shareowners to better understand their views on Honeywell's governance and compensation practices. The Company's independent Lead Director and MDCC and CGRC Chairs regularly participate in these engagements. The feedback from shareowner engagement was presented to the MDCC.

TOTAL CONTACTED Top 100 shareowners in the spring and again in the fall, representing >60% of shares outstanding	TOTAL ENGAGED 34% of shares outstanding, held by 23 of our largest shareowners	DIRECTOR ENGAGED 31% of shares outstanding engaged by Lead Director, CGRC Chair, and/or MDCC Chair	SAY-ON-PAY 93% shareowner support for the Say-on-Pay proposal at our 2025 Annual Meeting
We value the ongoing feedback that we receive from our shareowners on executive compensation matters, including the feedback reflected in our annual say-on-pay votes. The MDCC regularly considers feedback received on our compensation programs and market practices. At our 2025 Annual Meeting, more than 93% of the votes cast by our shareowners approved our say-on-pay proposal. We meet with our shareowners twice a year to understand the executive compensation topics that matter most to them and to seek their views on our existing policies and practices (please see “Shareowner Outreach and Engagement” on page 28 for more details). Investors we engaged with during 2025 reacted positively to our pay governance and executive compensation programs and overall indicated that they view our compensation programs as appropriately structured, including our pay mix and transparency as disclosed in our Proxy Statement. We consider the input of our shareowners, along with emerging best practices, to ensure our executive pay programs remain aligned with shareowner objectives. We welcome feedback regarding our executive compensation programs and will continue to engage with our shareowners in 2026.
We strive to continuously improve our compensation program to drive strong alignment with Company performance and with our shareowners’ expectations.

PAY FOR PERFORMANCE ALIGNMENT

The Board and MDCC remain committed to aligning pay with performance, and our pay decisions and outcomes for 2025 reflect that commitment. 2025 was a year of transformation with the successful Solstice Advanced Materials spin-off, the announcement of the Aerospace spin-off, and other portfolio-shaping activities as described below.
While current year operating performance was strong, current and three-year total shareowner return (TSR) was substantially lower than the median of our compensation peer group and XLI. As a result, the payout for the corporate officers' 2023-25 performance stock units under Honeywell's Long-Term Incentive program was substantially below target at 59% of target value in accordance with the awards' formulaic approach.

2026 NOTICE AND PROXY STATEMENT |	55

COMPENSATION DISCUSSION AND ANALYSIS
FORMING STANDALONE LEADERS IN AEROSPACE AND AUTOMATION
In February 2025, we announced plans to separate into three industry-leading public companies — Honeywell, Honeywell Aerospace, and Solstice Advanced Materials. These companies will have dedicated strategies, operational independence, and tailored capital deployment, enabling each respective management team to fully focus on the opportunities and investment needs of each business. We expect to complete the final step of these tax-free separations for Honeywell shareowners in the third quarter of 2026 when we spin off Honeywell Aerospace. Below we provide more on the strategic rationale for the separations.
THE TIME IS RIGHT
•Operational transformations: Streamlined, digitalized backbone and integrated supply chains.
•Portfolio optimization progress: Business re-segmentation; strategic bolt-ons and non-core pruning.
•Best-in-class operating playbook: Mature Accelerator operating system fostering a culture of execution and rigor.
•Divergence of business strategies: Differing end market dynamics / strategic choices requiring independent go-forward paths.
RATIONALE FOR SEPARATION
•Strategic: Singular focus providing clear alignment in Company purpose and incentives; greater end market intimacy and faster reaction time to changing market dynamics.
•Operational: Enhanced organizational agility, greater accountability, and simplified decision-making; dedicated boards with highly relevant domain expertise.
•Financial: Investor base aligned with each company’s distinct and compelling investment profiles; improved ability to customize capital allocation priorities aligned with strategic focus.
PORTFOLIO OPTIMIZATION AND STRATEGIC CAPITAL DEPLOYMENT
Portfolio optimization and capital deployment remain a central focus for Honeywell, as evidenced by the separation and segment realignment announcements that we made during 2025 as well as the numerous acquisitions that we announced and/or completed. We continued to deploy significant capital in 2025, totaling $10.0 billion to M&A, dividends, share repurchases, and capital expenditures, resulting in $32 billion since 2023, well above our commitment to deploy at least $25 billion in capital from 2023 to 2025. In fact, we have deployed $12 billion towards M&A since 2023 via a disciplined framework, targeting opportunities that align with our core strategies, adding value to our existing business, and further fortifying our growth-oriented portfolio. We have also applied this approach to strategic portfolio pruning where business model fit is limited, particularly with assets that have less opportunity to drive recurring, connected, and aftermarket offerings.
Our R&D investments have been pivotal in driving strong growth in new product introductions that not only sustain our core business but also generate incremental decoupled revenue streams, and we invested 4.8% of sales on research and development in 2025, an increase from 4.2% in 2024. By focusing on innovation, we are developing advanced technologies and solutions that meet evolving customer needs, enhance operational efficiencies, and deliver additional value. We are excited about the recent execution on our portfolio optimization goals that will ultimately lead to enhanced financial performance and improved shareowner value. More detail on the important portfolio transformation and capital deployment milestones is included on page 7.

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COMPENSATION DISCUSSION AND ANALYSIS

IMPACT OF SPIN-OFFS AND OTHER PORTFOLIO TRANSFORMATION ON EXECUTIVE COMPENSATION

Although 2026 compensation design would normally be disclosed in our 2027 Proxy Statement, in the spirit of shareowner transparency, the MDCC determined it would be helpful to shareowners to describe the design in this year's proxy statement.
The Honeywell Board and MDCC remain committed to aligning pay with performance, including a firm belief that, in the ordinary course, a significant portion of our regular annual LTI opportunities generally should consist of performance stock unit (PSU) awards with multi-year financial targets. However, with the expected spin-off of Honeywell Aerospace in the third quarter of 2026 and other ongoing portfolio optimization projects (as described above), taking into consideration that these transactions will significantly transform our business portfolio, the MDCC approved a simplified and streamlined ICP and LTI structure for 2026. Assuming the anticipated spin-off of Honeywell Aerospace, the Board and MDCC will undertake a fresh review of the appropriate design for 2027 and other future Incentive Compensation and Long Term Incentive awards.
A description of the streamlined 2026 award structure is described below. The changes simplify the compensation program for 2026 while maintaining alignment with shareowner interests in the year of the spin-off of Honeywell Aerospace.
Long Term Incentives (LTI)
After thorough analysis of various options, the MDCC determined that for 2026, rather than PSUs, an equal mix of Stock Options and Restricted Stock Units provides the best balance between executive retention and alignment with shareowner interests, in light of the expected Aerospace spin-off.
Taking into consideration that portfolio optimization transactions will significantly transform our business portfolio, the MDCC chose not to grant PSUs in early 2026, as it was not practical to establish three-year performance goals due to the major structural changes associated with the Honeywell Aerospace spin-off and other portfolio optimization activities. At this point of the transformation, the MDCC viewed three-year target-setting as too inexact given the remaining uncertainties associated with the ongoing portfolio changes; such target-setting would lack the rigor and clarity that the MDCC believes is appropriate for PSUs.
2026 LTI awards (granted in February 2026) consisted of Stock Options (50%) and RSUs (50%), which will vest over four years, with RSUs having an additional one-year holding requirement after the vesting period. The MDCC considers stock options to be performance-based awards and aligned with shareowner interest in unlocking shareowner value through the Honeywell Aerospace spin-off and other portfolio optimization activities.
The MDCC does not intend the removal of PSUs from the 2026 LTI program to be permanent and intends to reintroduce PSUs as a component of LTI awards in 2027.
As the 2024-2026 and 2025-2027 PSUs include Honeywell-wide performance goals that would no longer be measurable after the Honeywell Aerospace spin-off, performance for these awards will be determined utilizing performance for the period up to the Honeywell Aerospace spin-off.
Following the Honeywell Aerospace spin-off, these awards will remain eligible to vest on their original vesting dates, subject to the executive’s continued employment.
Incentive Compensation Plan (ICP)
For 2026, the formulaic portion of Honeywell’s ICP funding for all of our NEOs will be calculated at a total Honeywell level. There will be no business unit performance goals as a part of the formulaic calculation for any of the NEOs. This change is being made to further incentivize our NEOs to achieve our organic growth goals, where greater end market intimacy and delivering a one Honeywell approach to our customers will be critical. The MDCC intends for this to be a permanent change.

2026 NOTICE AND PROXY STATEMENT |	57

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PRACTICES AND POLICIES

WHAT WE DO	WHAT WE DON’T DO

  Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The MDCC validates this alignment annually and ensures that performance-based compensation represents a significant portion of executive compensation.
  Ambitious Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. We use a varied set of operational metrics for the annual incentive compensation plan (ICP) and performance-based long-term incentives (LTI) to drive top- and bottom-line growth over multiple time frames, aligned with sustained long-term performance.
  Clawback Policy. We maintain clawback policies that meet, and in certain areas are broader than, SEC and Nasdaq standards. The policies allow for the recoupment of incentive compensation in the event of a restatement of financial results. We have a standalone Clawback Policy that is consistent with Rule 10D-1 of the Exchange Act and the Nasdaq listing rules, and we also maintain the policy that our Board previously adopted as a secondary recoupment mechanism.
  Double Trigger in the Event of a Change in Control (CIC). We have double-trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.
  Maximum Payout Caps for Incentive Plans. ICP and Performance Plan payouts are capped.
  Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and to hold net shares for one year from vesting. Unvested performance stock units do not count toward the ownership requirement.
  Options Granted at Fair Market Value (FMV). Annual stock options are approved by the MDCC, with an exercise price no less than the fair market value of Honeywell's common stock on the date of grant.
  Independent Compensation Consultant. The MDCC retains an independent compensation consultant to ensure that the overall compensation program remains externally competitive. The independent consultant attends all MDCC meetings.

   No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups for officers, other than in connection with a Company-required relocation.
   No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.
   No Hedging or Pledging. We do not allow hedging or pledging of our stock.
   No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a CIC. Excise tax gross-ups have been eliminated for all executive officers. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than at target.
   No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with the interests of shareowners.
   No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.
   No Options Repricing. We prohibit repricing (reduction in exercise price or exchange for cash or other consideration) or reloading of stock options.
   No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

58	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
PROGRAM DESIGN AND LINK TO BUSINESS STRATEGY AND PERFORMANCE
The following table provides an overview of Honeywell’s executive compensation program and describes the link between each of our regular direct compensation elements and our business strategy and performance. The table below does not include the one-time equity awards granted to certain of our named executive officers in connection with the spin-offs, which are described in "Transaction Awards" below.

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO	Other NEOs

BASE SALARY	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

ANNUAL INCENTIVE COMPENSATION PLAN (ICP)	•80% based on formulaic determination against pre-established financial metrics. •15% based on assessment of individual performance. •5% based on Corporate Responsibility KPIs.	•To motivate and reward executives for achieving annual corporate, business unit, corporate responsibility, and functional goals in key areas of financial and operational performance.

PERFORMANCE STOCK UNITS (PSUs)	•Executive Officers: 50% of annual LTI. •Covers three-year period. •Relative TSR (25% weight) along with key financial metrics (75% weight).
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. the Compensation Peer Group.

STOCK OPTIONS	•Executive Officers: 25% of annual LTI.	•Directly aligns the interests of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

RESTRICTED STOCK UNITS (RSUs)	•Executive Officers: 25% of annual LTI.	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

2026 NOTICE AND PROXY STATEMENT |	59

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PEER GROUP
To ensure appropriate levels of executive officer compensation and the alignment of pay and performance, the MDCC believes it is important to understand how Honeywell compares to other relevant companies.
On an annual basis, the MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at a group of companies that are considered Honeywell’s “Compensation Peer Group” and assesses Honeywell’s financial performance against these companies. Although the MDCC does not target a specific competitive position relative to its comparator group, this information provides the MDCC (and the independent directors of the full Board in the case of the CEO) a point of reference when making its compensation determinations with respect to the NEOs. In addition, the MDCC periodically reviews relative financial performance against a subset of companies with complex multi-industry characteristics, like Honeywell, or relevant indices.
The companies selected by the MDCC for inclusion in the 2025 Compensation Peer Group have one or more of the following attributes:
•Business operations with similar scope and complexity to Honeywell.
•Industrial companies with technology drivers.
•Peer group overlap with potential peer (e.g., peer of peer).
•Global scope of operations and/or diversified product lines.
•Within reasonable range of sales and/or market capitalization.
•Demonstrated competitor for executive talent.
The MDCC reviews the appropriateness of the Compensation Peer Group companies on an annual basis and discusses whether any changes are necessary. No changes were made to the Compensation Peer Group in 2025.
The following table lists the Compensation Peer Group companies for 2025:

Aerospace & Defense	Machinery	Chemicals

The Boeing Company	Deere & Company	DuPont de Nemours, Inc.
General Dynamics Corporation	Caterpillar Inc.	Dow Inc.
General Electric Company	Illinois Tool Works Inc.
Lockheed Martin Corporation
RTX Corporation

Electrical Equipment	Oil & Gas	Industrial Conglomerates

Eaton Corporation plc	Schlumberger Limited	3M Company
Emerson Electric Co.	Phillips 66

Building Products	Technology/Communications Equip.	Technology/Medical Equip.

Johnson Controls International plc	Cisco Systems, Inc.	Medtronic plc
Honeywell's positioning relative to the 2025 Compensation Peer Group, as of December 31, 2025, was as follows:

Company Name	Market Cap ($M)	Total Assets ($M)	Adjusted Sales ($M)	Employees (#)(1)
Honeywell International Inc.	$123,860	$74,115	$37,754	101,000
Compensation Peer Group Median	$101,361	$57,894	$42,798	86,600
Honeywell Percentile Rank	65%	61%	44%	67%
(1)Excludes Sandia National Laboratories (Sandia) and Kansas City National Security Campus (KCNSC) workforces. Sandia and KCNSC are U.S. Department of Energy facilities. Honeywell manages these facilities as a contract operator and does not establish or control their human resources policies.
Of the 18 companies in the 2025 Compensation Peer Group, 17 also listed Honeywell as a compensation peer group company in their proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE RELATIVE TO PEERS
2025 PERFORMANCE
The following graphs show Honeywell’s performance versus the median of the Compensation Peer Group for four key metrics in 2025. We include adjusted EPS growth and free cash flow margin since EPS and free cash flow are the primary measures used in our annual incentive compensation plan (ICP).

ADJUSTED SALES GROWTH	ADJUSTED SEGMENT MARGIN	ADJUSTED EPS GROWTH	FREE CASH FLOW MARGIN

*    Excludes the impact of investments related to the Bombardier Agreement announced on December 2, 2024, which resulted in increases to sales growth of 1.1%, organic growth of 1.1%, and adjusted EPS growth of 5.5%.
Source: Actuals for HON; CapIQ Act/Est for peers as of 12/31/2025. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 52 or in Appendix A.
THREE-YEAR PERFORMANCE VS. PEERS
The MDCC also reviews Honeywell’s performance relative to the Compensation Peer Group over multi-year time periods. The following graphs show the Company’s performance versus the median of the Compensation Peer Group for four key metrics over the three-year period ending in 2025 that the MDCC reviewed.

ADJUSTED SALES GROWTH	ADJ. SEGMENT MARGIN EXPANSION (bps)	ADJUSTED EPS GROWTH	AVERAGE FREE CASH FLOW MARGIN

*    Excludes the impact of investments related to the Bombardier Agreement announced on December 2, 2024, which resulted in a reduction to average free cash flow margin of 10 basis points.
Source: S&P Capital IQ for peer data. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 52 or in Appendix A.

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COMPENSATION DISCUSSION AND ANALYSIS
THREE-YEAR AVERAGE RETURN
The MDCC also carefully considers several different ratios that are important measures of Honeywell’s earnings performance compared to the Compensation Peer Group median. Shareowners have told the Company that they regard ROIC as a particularly important metric because it shows how well management is balancing delivery of short-term results against long-term sustainable growth. Honeywell’s three-year average ROIC was 15.6%, which outperformed the Compensation Peer Group median. The following graphs show the Company’s performance versus the median of the Compensation Peer Group for three key ratios over the three-year period ending in 2025 that the MDCC reviewed.

RETURN ON INVESTED CAPITAL	RETURN ON ASSETS	RETURN ON EQUITY

Source: S&P Capital IQ for peer data. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 52 or in Appendix A.

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COMPENSATION DISCUSSION AND ANALYSIS
2025 COMPENSATION SUMMARY
The table below summarizes compensation awarded to the NEOs in 2025 as part of our regular annual compensation program. It reflects Honeywell’s commitment to align pay with Company performance and the interests of the Company’s shareowners. Details are more fully discussed later in this Compensation Discussion and Analysis. The table below does not include the one-time equity awards granted to certain of our named executive officers in connection with the spin-offs, which are described in "Transaction Awards" below.

Base Salary
•Mr. Kapur did not receive a base salary increase in 2025. Other NEOs received an annual base pay adjustment as a part of the annual compensation process.
•Annual base pay increases to other NEOs ranged from 0%–10% excluding any promotional increases.

Annual Incentive Compensation Plan (ICP)
•Mr. Kapur's ICP target was 175% of base salary for the full calendar year. His earned award paid at 126% of target, reflecting application of the ICP formula and the Board’s assessment of 2025 performance. ICP awards paid to the Other NEOs for 2025 performance ranged from 99% to 126% of target.
•80% of payout based on Company performance against the three pre-established ICP metrics of adjusted EPS, free cash flow, and sales. For the Business Unit NEOs, half of their calculated award is tied to performance metrics of their business unit: AT, BA and IA income contribution, AT, BA, and IA free cash flow, and AT, BA, and IA sales for Mr. Currier, Mr. Hammoud, and Mr. Masso, respectively.
•15% of payouts were determined based on the MDCC’s qualitative assessment of individual performance and accomplishments discussed starting on page 68.
•5% of payouts were determined based on Corporate Responsibility KPIs that include specific corporate responsibility goals, as discussed on page 73.

Performance Stock Units (PSUs) (2025–2027)
•Represented 50% of annual LTI.
•When granted on February 19, 2025, PSU awards included a three year performance period based on four equally weighted metrics: three-year total shareowner return (TSR) relative to the 2025 Compensation Peer Group, and cumulative revenue, average return on investment (ROI), and average segment margin rate. As a result of the upcoming Honeywell Aerospace Spin-off, performance will now be measured over a period ending at the spin-off of Honeywell Aerospace (as described above under the heading "2026 Incentive Plan Design").

Stock Options	•Represented 25% of annual LTI. •Stock options issued to the NEOs in 2025 vest over four years.

Restricted Stock Units (RSUs)	•Represented 25% of annual LTI. •RSUs issued to the NEOs in 2025 vest over four years.

2026 NOTICE AND PROXY STATEMENT |	63

COMPENSATION DISCUSSION AND ANALYSIS
The tables below reflect the 2025 values for each element of total compensation described above. The first represents 2025 total target annual compensation for each NEO, while the second represents total actual annual direct compensation, both of which are key measures of executive pay that the MDCC regularly considers as part of its annual decision-making process. These tables do not replace the Summary Compensation Table shown on page 86, as required by the SEC, but are intended to show 2025 compensation from the perspective of the MDCC. The tables below does not include the one-time equity awards granted to certain of our named executive officers in connection with the spin-offs, which are described in "Transaction Awards" below.
2025 TOTAL TARGET ANNUAL DIRECT COMPENSATION(1)

Name	Title	Base Salary(2)	Target $ ICP	Target % ICP	Long-Term Incentives(3)	Target Total Compensation
Vimal Kapur	Chairman and CEO	$1,600,000	$2,800,000	175%	$14,500,000	$18,900,000
Michal Stepniak	SVP, Chief Financial Officer	925,000	925,000	100%	3,800,000	5,650,000
James Currier	President and CEO, AT	847,000	847,000	100%	4,000,000	5,694,000
James Masso	President and CEO, PA	675,000	675,000	100%	1,800,000	3,150,000
Billal Hammoud	President and CEO, BA	700,000	700,000	100%	1,950,000	3,350,000
(1)Excludes Mr. Lewis and Mr. Boldea who are former NEOs.
(2)Base Salary at the end of 2025.
(3)Total target value of LTI awarded in 2025.
2025 TOTAL ACTUAL ANNUAL DIRECT COMPENSATION

VIMAL KAPUR | Chairman and Chief Executive Officer	Total Annual Direct Compensation
$19,606,983

MICHAL STEPNIAK | SVP and Chief Financial Officer
$5,700,967

JAMES CURRIER | President and CEO, Aerospace Technologies
$5,855,177

JAMES MASSO | President and CEO, Process Automation(6)
$4,876,333

BILLAL HAMMOUD | President and CEO, Building Automation(6)
$4,534,424

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COMPENSATION DISCUSSION AND ANALYSIS

GREGORY P. LEWIS | Former SVP and Chief Financial Officer
$1,797,804

LUCIAN BOLDEA | Former President and CEO, Industrial Automation	Total Annual Direct Compensation
$4,578,003

■ Base Salary (1)	■ Annual Incentive Plan (ICP)(2)	■ 2025–2027 Performance Stock Units (PSUs)(3)
■ Stock Options(4)	■ Restricted Stock Units (RSUs)(5)
(1)Represents base salary actually paid in 2025.
(2)Annual ICP payouts determined 80% based on calculation against preset ICP financial goals, 15% based on individual assessments, and 5% based on performance against 2025 Corporate Responsibility KPIs. Mr. Boldea did not receive an ICP bonus.
(3)PSUs vest on the third anniversary of the grant date, if earned.
(4)Stock options vest ratably over four years and have a 10-year term.
(5)RSUs vest over a four-year period and are subject to stock ownership and post-vesting holding requirements.
(6)Includes Mr. Masso's one-time sign-on RSU award and Mr. Hammoud's one-time RSU award for business performance.
TRANSACTION AWARDS
In February 2025, concurrent with the 2025 LTI grants, Honeywell granted Mr. Kapur, Mr. Stepniak, Mr. Currier, Mr. Hammoud, and Mr. Boldea one-time equity awards to safeguard continuity of leadership through the completion of the spin-offs and to incentivize leadership for the successful completion of Honeywell’s critical and unique transformational activities. The awards were designed to align actual payouts with shareowner experience over the vesting period, consisting of 60% stock options and 40% RSUs. These awards will vest 50% at the completion of the Honeywell Aerospace spin-off and 50% at the one-year anniversary of the spin-off. There is no value associated with these awards included in the Summary Compensation Table because no compensation expense was required to be recognized with respect to the award in 2025 due to the probable outcome of the performance based vesting condition.
The number of shares and stock options reflect the equitable adjustments that were made to all outstanding Honeywell equity awards held by the NEOs in connection with the completion of Honeywell’s spin-off of Solstice Advanced Materials.
These one-time awards were unique to the circumstances of Honeywell’s spin-offs and portfolio transformation, and the MDCC does not intend to grant additional one-time awards to the NEOs in the foreseeable future.
Mr. Boldea's transaction award was forfeited upon his separation from Honeywell on September 1, 2025.
2025 BASE SALARY DECISIONS
In 2025, the MDCC approved base salary actions for each NEO based on an assessment of performance and pay positioning against comparable positions in Compensation Peer Group companies. All base salary increases were effective March 31, 2025 (unless otherwise noted).
•Mr. Kapur had no base salary increase in 2025.
•Mr. Stepniak's base salary increased by 54.2% to $925,000 on February 17, 2025 upon his appointment to Senior Vice President and Chief Financial Officer.
•Mr. Currier's base salary increased by 10% to $847,000 based on positioning in the compensation market range.
•Mr. Masso's base salary was $675,000 as of his hire date on July 14, 2025.
•Mr. Hammoud's base salary increased by 3.5% to $700,000.
•Mr. Lewis's base salary was decreased to $750,000 on February 17, 2025 upon his transition to Senior Vice President, Transformation and Senior Advisor. Effective June 1, 2025, Mr. Lewis's base salary was decreased to $100,000 upon his transition to Senior Advisor.
•Mr. Boldea did not receive a salary increase in 2025.

2026 NOTICE AND PROXY STATEMENT |	65

COMPENSATION DISCUSSION AND ANALYSIS
2025 ANNUAL INCENTIVE COMPENSATION PLAN DECISIONS
As prescribed in Honeywell's ICP program, 80% of the ICP awards earned by the NEOs was determined based on performance against financial targets established by the MDCC in early February 2025 (based on the mid-point of external guidance), 15% of the awards was determined based on the MDCC’s qualitative assessment of individual 2025 performance against objectives and their significant accomplishments (described beginning on page 68), and 5% of the awards was determined based on the MDCC's assessment of performance against Corporate Responsibility KPIs set for 2025. The potential attainment percentage for each of the formulaic, individual qualitative, and Corporate Responsibility portions of the award could range from 0% to 200% of target.
Individual 2025 ICP target amounts for the NEOs were determined by multiplying their 2025 ICP applicable base salary by their individual ICP target award percentage.
Individual ICP target award percentages for 2025 were:
•Mr. Kapur: 175%.
•Other NEOs: 100%.
ICP FORMULAIC PORTION (80% OF TARGET AWARD)
The following table describes each of the financial ICP metrics and the relative weighting percentage for each metric that is included in the formulaic portion of the ICP payout (i.e., 80%) for each NEO.
For Messrs. Kapur, Lewis, and Stepniak (Corporate NEOs), the formulaic portion of their ICP award was based entirely on Company-wide (Total Honeywell) sales, adjusted EPS, and free cash flow. For Messrs. Currier, Hammoud, and Masso (Business Unit NEOs), in addition to Total Honeywell sales, adjusted EPS, and free cash flow, the MDCC also established business unit targets, which represented 50% of the ICP calculation.
Due to his separation from Honeywell, Mr. Boldea did not receive a 2025 ICP award.

		ICP Weighting (Formulaic)
ICP Metric	Significance	Corporate NEOs	Business Unit NEOs
Honeywell Sales	To incentivize organic growth and achieving short-term annual metrics for long-term success.	20%	10%
Adjusted Honeywell EPS	Viewed as the most important measure of near-term profitability that has a direct impact on stock price and shareowner value creation.	40%	20%
Honeywell Free Cash Flow	Reflects quality of earnings and incremental cash generated from operations that may be reinvested in our businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases.	40%	20%
Business Unit Metric 1: Income Contribution	Business unit measure of near-term profitability and contribution to overall Company performance.	0%	15%
Business Unit Metric 2: Free Cash Flow	Business unit contribution to overall Company free cash flow performance.	0%	15%
Business Unit Metric 3: Sales	Business unit contribution to overall Company sales performance.	0%	20%
Total		100%	100%

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COMPENSATION DISCUSSION AND ANALYSIS
2025 ICP GOALS
For 2025, the Total Honeywell ICP targets for sales, adjusted EPS, and free cash flow were as follows:

ICP Goal	2024 ICP Goal Actual Performance	2025 ICP Goal	2025 Goal v. 2024 Actual	Basis for 2025 Goals	2025 Threshold (50% Payout)	2025 Maximum (200% Payout)
Honeywell ICP Sales	$38.87 billion	$40.06 billion	3.1%	Midpoint of initial guidance range communicated to investors on February 6, 2025 (Guidance Range)	$32.05 billion	$48.08 billion
Adjusted ICP EPS	$10.34	$10.30	(0.4%)		$8.24	$12.36
Honeywell ICP Free Cash Flow	$5.46 billion	$5.60 billion	2.6%		$4.48 billion	$6.72 billion
The midpoint of 2025 EPS guidance is down slightly year over year due to the 2025 sale of the PPE business and increases in below-the-line items, which are the differences between segment profit and income before tax — specifically higher net interest expense, reduced pension income, and increased repositioning spend.
ACTUAL PERFORMANCE AGAINST 2025 ICP GOALS
The Corporate NEOs' formulaic payout portion of ICP (80% of ICP) was based on actual 2025 performance against 2025 ICP targets as follows:

ICP Goal(1)	2025 ICP Goal (Target)	2025 Actual Performance(2)	Achievement %	2025 Performance	Metric Payout Percentage(3)	Corporate NEO Weighting	Calculated Payout Percentage
Honeywell ICP Sales	$40.06 billion	$41.167 billion	102.8%	Annual Goal set in February 2025 based on midpoint of the Guidance Range. Actual performance above target.	113.8%	20%	22.8%
Adjusted ICP EPS	$10.30	$10.89	105.7%	Annual Goal set in February 2025 based on midpoint of the Guidance Range. Actual performance above target.	128.4%	40%	51.4%
Honeywell ICP Free Cash Flow	$5.60 billion	$5.193 billion	92.7%	Annual Goal set in February 2025 based on midpoint of the Guidance Range. Actual performance below target.	81.8%	40%	32.7%
		Total Calculated (Formulaic) Payout: Corporate NEOs (Mr. Kapur, Mr. Stepniak, and Mr. Lewis)					107%
(1)Total Honeywell ICP Sales, Adjusted ICP EPS and Total Honeywell ICP Free Cash Flow exclude the impact of restructuring charges on business segment net income; material unusual, infrequent, and extraordinary items (including the resolution of certain commercial disputes); certain costs related to acquisitions, dispositions, and spin-offs; the impact of any accounting changes taking effect during the year; and the impact of corporate transactions (acquisitions and divestitures) during the period. Furthermore, with respect to Total Honeywell ICP Sales, the impact of fluctuations in foreign exchange rates are also excluded.
(2)2025 Actual Performance excludes the impact of the spin-off of Solstice Advanced Materials, the acquisition of Sundyne, and the sales impact of fluctuations in foreign exchange rates, which in aggregate increased Total Honeywell ICP Sales by $3,413 million, increased Adjusted ICP EPS by $1.11 and increased Total Honeywell ICP Free Cash Flow by $91 million (relative to Adjusted Sales, Adjusted EPS and Free Cash Flow, respectively).
(3)Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Mr. Currier's formulaic payout portion of ICP (80% of ICP) was based on actual 2025 performance against the 2025 ICP goals for both Total Honeywell and the AT business unit (each weighted equally), as follows:

ICP Goal	2025 ICP Goal (Target)	2025 Actual Plan Performance(1)	Achievement %	Metric Payout Percentage(2)	Weighting	Calculated Payout Percentage
Total Honeywell ICP	—	—	—%	106.9%	50%	53.4%
AT ICP Sales	$17.445 billion	$17.823 billion	102.2%	110.8%	20%	22.2%
AT ICP Income Contribution	$3.768 billion	$3.815 billion	101.2%	106.2%	15%	15.9%
AT ICP Free Cash Flow	$3.370 billion	$3.327 billion	98.7%	96.8%	15%	14.5%
		Total Calculated (Formulaic) Payout: AT (Mr. Currier)				106%
(1)AT ICP Sales, AT ICP Income Contribution and AT ICP Free Cash Flow exclude the impact of restructuring charges on business segment net income; material unusual, infrequent, and extraordinary items (including the resolution of certain commercial disputes); certain costs related to acquisitions, dispositions, and spin-offs; the impact of any accounting changes taking effect during the year; and the impact of corporate transactions (acquisitions and divestitures) during the period. Furthermore, with respect to AT ICP Sales, the impact of fluctuations in foreign exchange rates are also excluded.
(2)Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.

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COMPENSATION DISCUSSION AND ANALYSIS
Mr. Masso's formulaic payout portion of ICP (80% of ICP) was based on actual 2025 performance against the 2025 ICP goals for both Total Honeywell and the IA business unit (each weighted equally), as follows:

ICP Goal	2025 ICP Goal (Target)	2025 Actual Plan Performance(1)	Achievement %	Metric Payout Percentage(2)	Weighting	Calculated Payout Percentage
Total Honeywell ICP	—	—	—%	106.9%	50%	53.4%
IA ICP Sales	$9.013 billion	$8.936 billion	99.1%	97.9%	20%	19.6%
IA ICP Income Contribution	$1.529 billion	$1.294 billion	84.6%	61.5%	15%	9.2%
IA ICP Free Cash Flow	$1.651 billion	$1.477 billion	89.4%	73.6%	15%	11.0%
		Total Calculated (Formulaic) Payout: IA (Mr. Masso)				93%
(1)IA ICP Sales, IA ICP Income Contribution and IA ICP Free Cash Flow exclude the impact of restructuring charges on business segment net income; material unusual, infrequent, and extraordinary items (including the resolution of certain commercial disputes); certain costs related to acquisitions, dispositions, and spin-offs; the impact of any accounting changes taking effect during the year; and the impact of corporate transactions (acquisitions and divestitures) during the period. Furthermore, with respect to IA ICP Sales, the impact of fluctuations in foreign exchange rates are also excluded.
(2)Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Mr. Hammoud's formulaic payout portion of ICP (80% of ICP) was based on actual 2025 performance against the 2025 ICP goals for both Total Honeywell and the BA business unit (each weighted equally), as follows:

ICP Goal	2025 ICP Goal (Target)	2025 Actual Plan Performance(1)	Achievement %	Metric Payout Percentage(2)	Weighting	Calculated Payout Percentage
Total Honeywell ICP	—	—	—%	106.9%	50%	53.4%
BA ICP Sales	$7.042 billion	$7.318 billion	103.9%	119.6%	20%	23.9%
BA ICP Income Contribution	$1.441 billion	$1.485 billion	103.1%	115.3%	15%	17.3%
BA ICP Free Cash Flow	$1.544 billion	$1.482 billion	96.0%	89.9%	15%	13.5%
		Total Calculated (Formulaic) Payout: BA (Mr. Hammoud)				108%
(1)BA ICP Sales, BA ICP Income Contribution and BA ICP Free Cash Flow exclude the impact of restructuring charges on business segment net income; material unusual, infrequent, and extraordinary items (including the resolution of certain commercial disputes); certain costs related to acquisitions, dispositions, and spin-offs; the impact of any accounting changes taking effect during the year; and the impact of corporate transactions (acquisitions and divestitures) during the period. Furthermore, with respect to BA ICP Sales, the impact of fluctuations in foreign exchange rates are also excluded.
(2)Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
ICP INDIVIDUAL QUALITATIVE PORTION (15% OF TARGET AWARD)
The MDCC conducted a qualitative assessment to determine the individual qualitative portion of the ICP award payout, which accounted for 15% of the target award for each NEO in 2025. The MDCC first reviewed a scorecard of key performance indicators and business results against annual operating plan goals set at the beginning of 2025, and considered the impact changes in macroeconomic conditions throughout the year had on such results and how management responded to these challenges. The MDCC also reviewed Company performance against the Compensation Peer Group companies and other indices on key business metrics typically used to inform the ICP qualitative assessment.
The MDCC then reviewed and considered the key 2025 activities and accomplishments for Mr. Kapur and each of the Other NEOs, some of which are summarized below.
Mr. Boldea did not receive an ICP award for 2025 performance given his separation from Honeywell on September 1, 2025.

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COMPENSATION DISCUSSION AND ANALYSIS

MR. KAPUR — QUALITATIVE CONSIDERATIONS
•Delivered another year of strong financial performance despite continued geopolitical and tariff-related uncertainty, exceeding that of the Compensation Peer Group median in sales growth, adjusted segment margin, and free cash flow margin.
•Delivered 7% organic sales growth, highlighted by significant acceleration in Building Automation, continued momentum in Aerospace Technologies, and a meaningful recovery in Industrial Automation.
•Leveraged Honeywell’s robust innovation playbook to incubate new technologies and expand new product offerings across a broad range of markets, which was a meaningful contributor to organic growth in 2025.
•Increased adjusted segment profit by 11% and adjusted EPS by 12% through accelerated sales growth and operational improvements to drive margin expansion, including supply chain improvements.
•Effectively deployed $10.0 billion to enhance Honeywell’s portfolio and shareowner returns through a combination of M&A, capital investments, share repurchases, and dividends, including the Company’s 16th dividend increase over 15 consecutive years.
•Announced the intent to pursue a full separation of Honeywell and Honeywell Aerospace, further simplifying Honeywell’s portfolio and unlocking incremental shareowner value. As part of this, announced the realignment of Honeywell segments into a simplified structure of three reporting segments (post spin of Honeywell Aerospace expected in the third quarter of 2026) aligned to our strategy aimed at delivering the future of automation through high-ROI, outcomes-based solutions. The new reporting structure took effect in the first quarter of 2026.
•Successfully completed the spin-off of Solstice Advanced Materials into an independent, publicly traded company, marking another step towards a simplified portfolio capable of generating stronger organic growth with less cyclicality and capital intensity.
•Announced the planned divestiture of our Productivity Solutions and Services (“PSS”) and Warehouse and Workflow Solutions (“WWS”) businesses, expected be announced in the first half of 2026, enabling a deeper focus on accelerating value creation as a pure-play automation business in conjunction with our planned Honeywell Aerospace separation next year.
•Successfully divested Honeywell's legacy Bendix asbestos liabilities, as well as certain non-Bendix asbestos liabilities, in October, allowing Honeywell to focus on redeploying capital toward core growth priorities.
•Terminated the indemnification and reimbursement agreement with Resideo in exchange for the receipt of $1.6 billion.
•Continued to lead and drive Corporate Social Responsibility across Honeywell, including: Voice of Employee (VOE) survey achieved 91% participation rate and more than 183,000 comments during the 2025 cycle, while engagement score increased five points since inception (2021); surpassed two-year volunteer hour goal with over 105,000 hours completed by Futureshapers in 2024 and 2025, including over 50,000 hours in 2025; and continued support of multiple STEM organizations focused on getting youth interested in STEM, helping students successfully complete their university degrees, and supporting professional development.

VIMAL KAPUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

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COMPENSATION DISCUSSION AND ANALYSIS

MR. STEPNIAK — QUALITATIVE CONSIDERATIONS
•Led Honeywell’s financial planning and execution through a dynamic macroeconomic environment and significant portfolio changes at the Company, achieving 7% organic sales growth and 12% adjusted earnings per share growth.
•Enabled the announced plan to pursue a full separation of Honeywell from Honeywell Aerospace into two independent, publicly traded companies to continue optimizing the portfolio and unlock incremental shareowner value.
•Effectively executed the spin-off of Solstice Advanced Materials into a standalone, publicly-traded company, significantly ahead of original plan, resulting in a simplified portfolio with increased operational focus to drive stronger organic growth.
•Deployed $10.0 billion of capital in 2025, including $3.8 billion to share repurchases and $3.0 billion to dividends, while increasing Honeywell's dividend for the 16th time in 15 consecutive years.
•Enabled execution of Honeywell’s M&A playbook to close $2.2 billion in acquisitions across key portions of the portfolio, enabling improved value proposition to customers and future growth acceleration, with transactions including Sundyne, Li-ion Tamer, and SparkMeter’s data platform and software technologies.
•Successfully divested Honeywell's legacy Bendix asbestos liabilities, as well as certain non-Bendix asbestos liabilities, in October, allowing Honeywell to focus on redeploying capital toward core growth priorities.
•Terminated the indemnification and reimbursement agreement with Resideo in exchange for the receipt of $1.6 billion.
•Successfully closed the sale of the PPE business to Protective Industrial Products, Inc. for $1.325 billion, marking the completion of our exit from the PPE space and further optimizing our portfolio for growth in our core businesses.
•Drove operational performance that consistently exceeded expectations, resulting in three increases in the 2025 adjusted earnings per share guidance midpoint from $10.30 to $10.65.
•Proactively drove the establishment of plan to right-size Honeywell’s cost structure ahead of the announced separation of Honeywell from Honeywell Aerospace.
•Advanced transformation initiatives, while diligently managing separation and stranded costs, resulting in Solstice Advanced Materials becoming a standalone organization ahead of the externally committed timeline as well as the separation of Honeywell from Honeywell Aerospace remaining on track to be completed in the third quarter of 2026.
•Executive sponsor for the All Abilities Employee Network, aimed at enabling a disability-inclusive culture and driving disability-inclusive innovation. Accomplishments in 2025 included a 15.8% increase in membership and a doubling of the number of submissions for Ideathon, with three quarters of the submissions outside the U.S., demonstrating global reach and participation.

MICHAL STEPNIAK SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

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COMPENSATION DISCUSSION AND ANALYSIS

MR. CURRIER — QUALITATIVE CONSIDERATIONS
•Led Aerospace Technologies to record revenue of $17.5 billion, or $17.8 billion adjusted, delivering 13% year-over-year reported growth and 12% organic growth.
•Steered the organization to 13 consecutive quarters of double-digit production output growth, with high-impact new product introductions and continued expansion of our services portfolio.
•Achieved numerous, high-impact strategic wins including five incremental customer deals across Honeywell Attune™ (high-density cooling), Honeywell Assure™ (electric actuation), and Honeywell Anthem (integrated avionics). These awards increased the total estimated lifetime value for these platforms to approximately $26 billion.
•Grew defense and space business to $7.2 billion of revenue, marking another year of double-digit growth supported by expanded deployment of commercial technologies to meet defense requirements.
•Expanded the commercial aftermarket services business, delivering more than 13% organic growth year-over-year, with continued strength in repairs, spares, and RMUs (retrofits, modifications, and upgrades).
•Drove significant progress integrating the CAES and Civitanavi acquisitions, meeting key integration milestones in their first full year within the Company’s portfolio, with new technology capabilities in radio frequency, electromagnetic defense, and precision navigation already exceeding revenue synergy targets and expanding Honeywell’s addressable market.
•Enabled multiple high-profile industry recognitions for Aerospace Technologies, including Arizona Chamber of Commerce’s “Hottest Product Made in Arizona” for the 131-9 APU supporting Airbus and Boeing programs.
•Provided STEM learning opportunities to thousands of students within Arizona and worldwide, supported by flagship partnerships with the Arizona Diamondbacks, Player 15 Group (owner and manager of the Phoenix Mercury and Phoenix Suns), and Arizona Cardinals.

JAMES CURRIER PRESIDENT AND CEO, AEROSPACE TECHNOLOGIES (AT)

MR. MASSO — QUALITATIVE CONSIDERATIONS
•Executed strong pricing and productivity actions, driving more than $100M of commercial excellence benefit and 120 basis points improvement in fixed cost as a percentage of sales.
•Pivoted R&D investments towards high-impact decoupled software and annual recurring revenue (ARR) growth opportunities, enabling over $800 million of ARR in 2025.
•Led the transformation of Process Automation’s Life Sciences business, resulting in orders growing ~15% on a year-over-year basis.
•Achieved more than $400 million in strategic wins across numerous core customers, including significant awards from Exxon and Aramco.
•Built the industry’s largest ecosystem of connected control systems, now a platform enabled by Honeywell Forge poised for significant ARR growth.
•Finalized a strategic collaboration with ADNOC to support the industry-first autonomous operations of the Borouge Ethylene Plant.
•Established a structured approach to collaborative pursuits with Process Technologies, driving close coordination between the businesses and resulting in significant orders growth in the LNG vertical.
•Achieved an 18% decrease in working capital requirements and Company-best free cash flow conversion well above 100%.

JAMES MASSO PRESIDENT AND CEO, PROCESS AUTOMATION (PA)

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COMPENSATION DISCUSSION AND ANALYSIS

MR. HAMMOUD — QUALITATIVE CONSIDERATIONS
•Created and deployed a strategy that transformed Building Automation, resulting in five quarters of consistent high-single-digit organic revenue growth starting in the fourth quarter of 2024.
•Enabled the business to grow and expand its presence in high growth verticals including data centers, hospitality, healthcare, and clean tech, with these sectors now growing at a strong double-digit rate.
•Introduced Forge Connected Building Solution, an AI-powered platform that autonomously onboards building assets in a few hours, digitizing the building, enabling remote operations, and addressing the skilled-labor shortage.
•Fostered a focus on innovation by increasing R&D investment by double-digits on a year-over-year basis, fueling more than 4% organic growth for BA from new products.
•Reorganized the business into regional structure for Americas, Europe, and high-growth regions contributing to strong growth in the U.S. and incremental momentum in Europe and China.
•Announced a global strategic partnership with LS Electric to jointly develop and market hardware and software solutions that simplify power management and distribution for data centers and other buildings.
•Closed the acquisition of Li-ion Tamer in July, further strengthening fire life safety technologies with mission-critical li-ion battery safety solutions serving high-growth sectors such as cloud computing and renewable energy.
•Successfully integrated the $4.95 billion acquisition of Carrier Global Corporation’s Global Access Solutions, representing one of the largest acquisitions in Honeywell history.
•Built a culture of strong employee engagement, talent development, innovation, collaboration, and continuous improvement, highlighted by the highest Voice of Employee (VOE) survey score ever achieved for a Honeywell business and his role as the Enterprise Executive Sponsor of the Honeywell Black Employee Network.

BILLAL HAMMOUD PRESIDENT AND CEO, BUILDING AUTOMATION (BA)

MR. LEWIS — QUALITATIVE CONSIDERATIONS
•Ensured a seamless transition to Michal Stepniak as Senior VP and CFO in February, and provided mentorship and guidance as needed through 2025.
•Provided leadership for the early-stage planning and execution of the spins of the Company’s Advanced Materials and Aerospace businesses into standalone, publicly traded companies by the end of 2026.
•Provided oversight and strategic input as a member of the Board of Directors of Quantinuum, Honeywell’s majority-owned quantum company. Partnered closely with Quantinuum’s Senior Management in a thorough strategy update.
•Served as a Board Member of Roof Above, a comprehensive homeless service provider serving 1,400 people per day through a spectrum of services ranging from street outreach, day services, emergency shelter, and permanent supportive housing.

GREGORY P. LEWIS FORMER SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

72	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
ICP CORPORATE RESPONSIBILITY PORTION (5% OF TARGET AWARD)
Honeywell takes seriously its commitment to corporate social responsibility, protection of the environment, and maintenance of sound and effective governance practices. This commitment starts at the top with our executive officers, and is demonstrated through collective progress toward achieving our publicly disclosed carbon reduction goals, visible contributions to society, and overall progress in our internal goals related to good governance. In order to emphasize the Company's commitment and need for the leadership team to work collectively to achieve business-critical corporate responsibility objectives, 5% of the ICP awards for the NEOs is based on the MDCC's assessment of performance against certain pre-established goals, the results of which were applied collectively to all the NEOs.
Performance against 2025 Corporate Responsibility KPIs #1, #2, and #3 was tracked and reported as (i) Exceeded, (ii) Achieved, or (iii) Not Achieved. Performance against KPI #4 was reported as (i) Achieved or (ii) Not Achieved.

	2025 KPI Description	Strategic Rationale	Result

KPI #1	Complete 70 projects that, together, reduce greenhouse gas emissions by 100,000 metric tons within 2025
•Leadership in the energy transition is an important enabler of Honeywell's long-term growth.
•Since 2004, Honeywell has been a leader in establishing and exceeding ambitious sustainability targets.
•Continuing to do so is a critical growth enabler.
Exceeded
KPI #2	Complete conceptual engineering (FEL0) on projects to address 70% of Scope 1 emissions based on 2024 baseline		Exceeded

KPI #3	Maintain or improve the overall "Voice of the Employee" (VOE) survey score. Maintain or improve the inclusion score from the VOE survey score
•Honeywell is a global enterprise serving customers from all backgrounds, in almost every geography, and in a wide array of end markets.
•An inclusive workforce represents our customers and communities around the world, enables better decision-making and innovation, helps build competitive advantage, and furthers our long-term success.
Exceeded

KPI #4	Ensure 100% of eligible employees complete Code of Business Conduct certification and related training where permitted by law
•The Code of Business Conduct establishes the Foundational Principles and ethical conduct expectations for our global workforce.
•Achieving 100% certification throughout the organization helps mitigate the risk of reputational and financial harm and encourages employees to report their concerns.
Achieved

Following a comprehensive review and discussion of CEO staff performance against the 2025 Corporate Responsibility KPIs, and broadly considering the success that leadership has had in advancing the Company's sustainability commitments, the MDCC approved an overall attainment percentage of 200% of target for the Corporate Responsibility portion (5%) of the 2025 ICP awards to the NEOs.
APPROVED ICP PAYOUT AMOUNTS
After applying the formulaic payout percentages described on page 66 (80% weight), deciding individual qualitative attainment percentages for each NEO based on their assessment of individual performance in 2025 (15% weight), and deciding the appropriate Corporate Responsibility portion payout percentage (5% weight), the MDCC approved 2025 ICP payments as follows:

	Formulaic Portion(1)				+	Qualitative Portion(2)				+	Corporate Responsibility Portion(3)				=	Total Individual ICP Payout Percentage	x	Target 2025 ICP Award Amount(4)	=	Actual 2025 ICP Award
	Attainment	x	Weight	Payout %		Attainment	x	Weight %	Payout %		Attainment	x	Weight %	Payout %
Mr. Kapur	107%		80%	86%		200%		15%	30%		200%		5%	10%		126%		$2,800,000		$3,516,800
Mr. Stepniak	107%		80%	86%		167%		15%	25%		200%		5%	10%		121%		854,890		1,031,000
Mr. Currier	106%		80%	85%		200%		15%	30%		200%		5%	10%		125%		828,225		1,033,600
Mr. Masso	93%		80%	74%		100%		15%	15%		200%		5%	10%		99%		316,233		314,300
Mr. Hammoud	108%		80%	86%		200%		15%	30%		200%		5%	10%		126%		694,148		877,400
Mr. Lewis	107%		80%	86%		100%		15%	15%		200%		5%	10%		111%		344,526		381,000
(1)Attainment based on performance against 2025 ICP Goals. Possible attainment can range from 0% to 200%. Payout % can range from 0% to 160%.
(2)Attainment based on MDCC individual assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 30%.
(3)Attainment based on MDCC group assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 10%.

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COMPENSATION DISCUSSION AND ANALYSIS
(4)The Target 2025 ICP Award Amount for each NEO was determined as follows:

	2025 Applicable Base Salary (a)	x	Individual Target ICP Award %	=	Target 2025 ICP Award Amount
Mr. Kapur	$1,600,000		175%		$2,800,000
Mr. Stepniak	883,151		97%		854,890
Mr. Currier	828,225		100%		828,225
Mr. Masso	316,233		100%		316,233
Mr. Hammoud	694,148		100%		694,148
Mr. Lewis(b)	344,526		100%		344,526
(a)ICP applicable base salary (base salary earned) for the 2025 calendar year, determined in accordance with the ICP plan document.
(b)Mr. Lewis' eligibility for ICP ended on May 31, 2025 as part of his transition to role of Senior Advisor. His applicable base salary reflects the portion of time spent in an ICP eligible role.
Mr. Boldea did not receive a 2025 ICP award due to his separation from Honeywell on September 1, 2025.
2025 LONG-TERM INCENTIVE COMPENSATION DECISIONS

50% Performance Stock Units (PSUs)
25% Stock Options
25% Restricted Stock Units (RSUs)
Grants of LTI awards to the CEO and Other NEOs in 2025 reflect a mix of 50% in Performance Stock Units, 25% in stock options, and 25% in Restricted Stock Units.
TOTAL LTI VALUE
For 2025 LTI awards to the NEOs under our regular annual LTI program, the MDCC (or, in the case of the CEO, the independent members of the full Board) determined a total annual LTI (Total LTI) value to be awarded and then allocated the award between PSUs, RSUs, and stock options based on the mix proportions described above. Each of the three elements and the respective values awarded to each NEO are described in detail below. The disclosure regarding our regular annual LTI program does not include the one-time equity awards granted to certain of our named executive officers in connection with the spin-offs, which are described in "Transaction Awards" above.
In determining the Total LTI value to be awarded to each NEO, factors that were considered included:
•The relative value of long-term incentive awards granted to comparable named executive officers at the Compensation Peer Group companies.
•The scope of responsibilities and complexity of the organization (absolute and relative to the Compensation Peer Group companies).
•The senior executive development and succession plan.
•The value of LTI awards granted in prior years.
•Each NEO’s leadership impact and expected future contribution toward the overall success of Honeywell.
PERFORMANCE STOCK UNITS

2025–2027 PERFORMANCE PLAN AWARDS
Under the 2025–2027 Performance Plan, a target number of PSUs was issued to each NEO in 2025, for the performance period of January 1, 2025, through December 31, 2027, representing 50% of their total annual LTI value and mix.
The actual number of PSUs earned by each NEO for the 2025–2027 cycle will be determined based on Company performance as of the date of the spin-off of Honeywell Aerospace, with the original payout date, as measured by the following four equally weighted performance metrics:

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COMPENSATION DISCUSSION AND ANALYSIS

THREE-YEAR CUMULATIVE REVENUE	THREE-YEAR AVERAGE ROI
(25%)	(25%)
•Measures the effectiveness of the Company’s organic growth strategies, including new product introduction and marketing and sales effectiveness, as well as projected growth in our end markets.
•Adjusted at measurement to exclude the impact of corporate transactions during the period (e.g., acquisitions and divestitures) and fluctuations in foreign currency rates.

•Focuses leadership on making investment decisions that deliver profitable growth.
•Adjusted at measurement to exclude the impact of corporate transactions during the period and the impact of pensions. Results will not be adjusted for foreign currency changes over the cycle.

THREE-YEAR AVERAGE SEGMENT MARGIN RATE	THREE-YEAR RELATIVE TSR
(25%)	(25%)
•Focuses executives on driving continued operational improvements and delivering synergies from recent corporate actions and prior period acquisitions.
•Adjusted at measurement to exclude the impact of corporate transactions during the period. Results will not be adjusted for foreign currency changes over the cycle.

•Measures Honeywell’s cumulative TSR relative to the 2025 Compensation Peer Group over a three-year performance period commencing January 1, 2025.
•The beginning point for TSR determination (all companies) will be based on an average using the first 30 trading days of the performance period. The ending point will be based on an average using the last 30 trading days of the performance period.

For the Corporate NEOs, awards are earned based on performance against the Total Honeywell goals stated above.
CORPORATE NEOs
For the Business Unit NEOs, the financial goals portion of the award (75% of the award value, at target) is based on a mix of performance against the Total Honeywell (HON) goals and goals set for their respective business unit (mix shown below). Like the Corporate NEOs, the Business Unit NEOs have 25% of their award based on performance against the three-year Relative TSR metric noted above. If an NEO transfers between business units during the performance period, the final payout is prorated based on the number of days spent in each respective business unit during the three years covered by the award.
BUSINESS UNIT NEOs

2026 NOTICE AND PROXY STATEMENT |	75

COMPENSATION DISCUSSION AND ANALYSIS
2025–2027 PERFORMANCE PLAN GOALS
In February 2025, the MDCC approved robust financial targets for the 2025–2027 performance plan. All approved financial targets represent a significant increase over the prior year, as well as appropriately challenging year-over-year improvement in each year of the three-year performance period.
The table below sets out each metric at the Total Honeywell level, along with their respective goals, and the percentage of PSUs awarded that would be earned at each specified level of performance. No PSUs will be earned for a metric if performance falls below the noted threshold. If the Company’s performance for any of the performance metrics falls between the percentages listed on the table, the percentage of PSUs earned shall be determined by linear interpolation.

	Threshold	Target	150% Payout	Maximum

Three-Year Cumulative Revenue ($M)					TOTAL MAXIMUM PAYOUT CAPPED AT 200%

Three-Year Average Segment Margin Rate

Three-Year Average ROI
% of PSUs Earned for Each Metric

	Threshold	Target	150% Payout	Maximum

Three-Year Relative TSR Percentile(1)
% of PSUs Earned

Effective tax rate assumed in targets will be held neutral to target at the time of measurement. Quantinuum business financials excluded from targets and the measurement of actual results.
(1)Three-year Relative TSR vs the 2025 Compensation Peer Group companies for period of January 1, 2025–December 31, 2027.
2025–2027 PERFORMANCE PLAN AWARDS TO NEOs
The following table presents the number of Performance Stock Units granted to the NEOs for the 2025–2027 performance period, along with their respective grant date value:

NEO	Target # of PSUs(1)	Grant Date Value(2)
Mr. Kapur	34,300	$7,257,537
Mr. Stepniak	9,000	1,904,310
Mr. Currier	9,500	2,010,105
Mr. Masso(3)	3,662	900,193
Mr. Hammoud	4,700	994,473
Mr. Lewis	2,400	507,816
Mr. Boldea	9,500	2,010,105
(1)Reflects the total number of PSUs awarded in 2025 for the 2025–2027 Performance Plan cycle. Annual officer PSUs have a grant date of February 19, 2025.
(2)The grant date value was determined based on (a) the fair market value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multi-factor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group.
(3)Mr. Masso's annual PSU was granted on his hire date of July 14, 2025.
The actual number of PSUs earned by each NEO for the 2025–2027 cycle will be determined on a formulaic basis as of the date of the spin-off of Honeywell Aerospace, with the original payout date. Dividend equivalents applied during the vesting period as additional PSUs will be adjusted based on the final number of PSUs earned. In determining the final distributions of earned awards, 50% of the resulting PSUs earned will be converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% shall be converted to cash based on the fair market value of a share of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.

76	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
2023–2025 PERFORMANCE PLAN ASSESSMENT

2023–2025 SUMMARY
•MDCC approved 2023–2025 PSU payout = 59% of target (Corporate officers).
•Payout reflects three-year financial results that were below plan targets at the Total Honeywell level.
•Payout reduced as a result of below threshold result on the three-year Relative TSR metric for the measurement period ending December 31, 2025 (shareowner alignment).

PSU Formulaic Calculation
In February 2026, the MDCC reviewed the outcomes for the 2023–2025 executive officer PSUs, determined as of December 31, 2025. The following table displays the formulaic 2023–2025 PSU calculation payout results:

Total Honeywell	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$106,158	$114,148	$118,143	$113,414	95.4%	25%	24%
Average Segment Margin Rate	22.5%	23.3%	>= 23.8%	22.8%	68.8%	25%	17%
Average ROI	22.9%	24.4%	>= 25.4%	23.5%	70.0%	25%	18%
Three-Year Relative TSR	35th Percentile	50th Percentile	>= 75th Percentile	16%	0.0%	25%	0%

Total PSU Calculated Percentage — Corporate NEOs (Mr. Kapur and Mr. Lewis) — based 100% on performance against Total Honeywell goals							59%

AT	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$39,532	$42,507	$43,995	$46,087	200.0%	12.5%	25%
Average Segment Margin Rate	27.4%	28.2%	>= 28.7%	27.1%	0.0%	12.5%	0%
Average ROI	43.3%	45.6%	>= 47.1%	45.7%	106.7%	12.5%	13%

Total PSU Calculated Percentage — Mr. Currier — based 50% on performance against Total Honeywell goals and 50% on performance against business unit goals							68%

BA	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$17,751	$19,087	$19,755	$18,843	90.9%	12.5%	11%
Average Segment Margin Rate	24.4%	25.2%	>= 25.7%	25.0%	87.5%	12.5%	11%
Average ROI	29.1%	30.6%	>= 31.6%	29.2%	53.3%	12.5%	7%

Total PSU Calculated Percentage — Mr. Hammoud - Financial metrics portion based 50% on Total Honeywell goals and 50% on performance against business unit goals.							58%

(1)Business unit executives have a portion of their Performance Plan payout based on performance against plan goals set at the business unit level (i.e., business unit three-year cumulative revenue, business unit average segment margin rate, and business unit three-year average ROI). Consistent with goal setting parameters, revenue was adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin was adjusted to exclude the impact of corporate transactions. ROI was adjusted to exclude the impact of corporate transactions and the impact of pension income and asset fluctuations. Actual performance attainment also excludes the impact of the commercial agreement with Bombardier as an allowable exclusion (i.e., unusual and extraordinary item) under the terms of the Plan. Actual performance attainment was also adjusted to reflect a full year of the Solstice business, assuming November and December results aligned with the last forecast submitted prior to spin.

2026 NOTICE AND PROXY STATEMENT |	77

COMPENSATION DISCUSSION AND ANALYSIS
The table below shows plan-basis TSR details for Honeywell and the 2023 Compensation Peer Group for the three-year performance period of January 1, 2023–December 31, 2025:

Company Name	3-Year Relative Percentile Ranking (1)
General Electric Company	100.0%
Caterpillar Inc.	94.4%
Eaton Corporation plc	88.8%
Raytheon Technologies Corp.	83.3%
Johnson Controls Int. plc	77.7%
3M Company	72.2%
Cisco Systems, Inc.	64.7%
Emerson Electric Co.	61.1%
General Dynamics Corporation	55.5%
Illinois Tool Works Inc.	50.8%
Phillips 66	50.0%
Dupont de Nemours, Inc.	44.4%
Medtronic PLX	35.2%
Deere & Company	33.3%
Lockheed Martin Corp.	22.2%
Boeing Co.	11.1%
Schlumberger Ltd.	5.5%
Dow Inc.	—%
Honeywell International Inc.	16.2%
(1)Based on three-year TSR determined on a plan-basis, which uses a 30-trading-day average of stock prices from the beginning, and to the end, of the three-year performance period.
Honeywell's plan-basis three-year relative percentile ranking of 16.2% was below threshold for this performance plan cycle. As a result, no portion of the 2023–2025 performance plan award was earned on this metric.
Payout Decision
In February 2026, the MDCC reviewed and assessed the overall formulaic PSU calculation for the 2023–2025 performance cycle for the NEOs that received them. Calculated performance equaled 59% for the Corporate NEOs (Mr. Kapur and Mr. Lewis). The calculated payout for Mr. Currier of 68% reflects a blended calculation of 50% AT performance and 50% Honeywell over the three-year performance period. The calculated payout for Mr. Hammoud of 58% reflects a blended calculation of 50% BA performance and 50% Honeywell over the three-year performance period.
2023–2025 PSU Payouts
Based on the final approved award payout percentages for the 2023–2025 performance period for those NEOs who received their 2023–2025 Performance Plan award in the form of PSUs, the MDCC approved the following individual awards to the NEOs:

NEO	2023–2025 PSUs at Target(1)	Total Payout %	Total 2023–2025 PSUs Earned
Mr. Kapur	27,880	59%	16,450
Mr. Currier	9,458	68%	6,432
Mr. Hammoud	2,766	58%	1,604
Mr. Lewis	15,150	59%	8,938
(1)Includes additional PSUs from dividend equivalents.
Earned awards became fully vested on February 10, 2026, with final performance certified by the MDCC at its meeting on February 12, 2026. 50% of the PSUs earned were converted to shares of Honeywell common stock, with the net shares paid subject to an additional one-year holding period, in accordance with the officer stock ownership guidelines. The remaining 50% was converted to cash based on the closing stock price of Honeywell common stock on December 31, 2025, and paid in March 2026.

78	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
2023–2025 Performance Cash Unit Payouts (Mr. Stepniak, Mr. Currier, and Mr. Hammoud)
In February 2026, the MDCC also reviewed the calculated outcomes for the 2023–2025 Performance Cash Units (PCUs) issued to non-officer executives in 2023 (which included Mr. Stepniak, Mr. Currier, and Mr. Hammoud who were non-officers at the time of grant). The non-officer performance plan follows the same structure as the 2023–2025 PSUs described above, but excludes the portion of the award that is tied to relative TSR.

Total Honeywell	Threshold	Target	Maximum	Actual Plan Performance	Payout Factor	Weight	Weighted Payout %
HON Revenue	$106,158	$114,148	$118,143	$113,414	95.4%	33.3%	32%
HON Segment Margin Rate	22.5%	23.3%	>= 23.8%	22.8%	68.8%	33.3%	23%
HON Average ROI	22.9%	24.4%	>= 25.4%	23.5%	70.0%	33.3%	23%
Honeywell Total PCU Payout %							78%

Building Automation	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
BA Revenue	$17,751	$19,087	$19,755	$18,843	90.9%	16.7%	15%
BA Margin	24.4%	25.2%	>= 25.7%	25.0%	87.5%	16.7%	15%
BA ROI	29.1%	30.6%	>= 31.6%	29.2%	53.3%	16.7%	9%
HON Revenue	$106,158	$114,148	$118,143	$113,414	95.4%	16.7%	16%
HON Segment Margin Rate	22.5%	23.3%	>= 23.8%	22.8%	68.8%	16.7%	11%
HON Average ROI	22.9%	24.4%	>= 25.4%	23.5%	70.0%	16.7%	12%
BA Total PCU Payout %							78%
(1)Results for BA executives based 50% on performance against Total Honeywell targets and 50% on performance against Building Automation targets.

Aerospace Technologies	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
AT Revenue	$39,532	$42,507	$43,995	$46,087	200.0%	16.7%	33%
AT Margin	27.4%	28.2%	>= 28.7%	27.1%	0.0%	16.7%	0%
AT ROI	43.3%	45.6%	>= 47.1%	45.7%	106.7%	16.7%	18%
HON Revenue	$106,158	$114,148	$118,143	$113,414	95.4%	16.7%	16%
HON Segment Margin Rate	22.5%	23.3%	>= 23.8%	22.8%	68.8%	16.7%	11%
HON Average ROI	22.9%	24.4%	>= 25.4%	23.5%	70.0%	16.7%	12%
AT Total PCU Payout %							90%
(1)Results for AT executives based 50% on performance against Total Honeywell targets and 50% on performance against Aerospace Technologies targets.

Energy and Sustainability Solutions	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
ESS Revenue	$23,335	$25,091	$25,969	$24,197	74.5%	16.7%	12%
ESS Margin	24.9%	25.7%	>= 26.2%	22.2%	0.0%	16.7%	0%
ESS ROI	29.0%	29.8%	>= 30.3%	21.8%	0.0%	16.7%	0%
HON Revenue	$106,158	$114,148	$118,143	$113,414	95.4%	16.7%	16%
HON Segment Margin Rate	22.5%	23.3%	>= 23.8%	22.8%	68.8%	16.7%	11%
HON Average ROI	22.9%	24.4%	>= 25.4%	23.5%	70.0%	16.7%	12%
ESS Total PCU Payout %							51%
(1)Results for ESS executives based 50% on performance against Total Honeywell targets and 50% on performance against Energy and Sustainability Solutions targets.

2026 NOTICE AND PROXY STATEMENT |	79

COMPENSATION DISCUSSION AND ANALYSIS
Based on the final approved award payout percentage for non-officer executives who received a 2023–2025 Performance Plan award in the form of performance cash units, the following individual awards were earned:

NEO	2023–2025 Performance Cash Units at Target	Value Per Unit	Total Earned Award	Total 2023–2025 Performance Cash Award Earned
Mr. Stepniak	2,517	$100.00	85.1%	$214,197
Mr. Currier	1,440	100.00	90.0%	129,600
Mr. Hammoud	1,734	100.00	75.8%	131,437
2023-2025 PCU payouts were determined by time spent in each respective business during the performance period:
Mr. Stepniak worked in Building Automation on January 1, 2023, then worked in Aerospace Technologies from January 2, 2023 to October 6, 2024 until moving to Corporate from October 7, 2024 through December 31, 2025.
Mr. Hammoud worked in ESS (formerly PMT) from January 1, 2023 to March 31, 2023, followed by HBT/BA from April 1, 2023 through December 31, 2025.
Mr. Currier worked in Aerospace Technologies for the full 2023-2025 performance cycle.
In accordance with SEC disclosure requirements for cash-based awards, 100% of the earned cash award for Mr. Stepniak, Mr. Currier and Mr. Hammoud for the 2023–2025 performance period is included as part of 2026 Non-Equity Incentive Compensation on the Summary Compensation Table, even though originally granted in 2023. The MDCC considered this 2023–2025 cash unit award as part of their 2023 total annual direct compensation (in the year it was granted), which differs from how it is reported on the Summary Compensation Table.
Mr. Hammoud became an executive officer in April 2023, Mr. Currier became an executive officer in August 2023, and Mr. Stepniak became an executive officer in February 2025. They have received PSU awards, rather than PCU awards, since then.
STOCK OPTIONS

Stock options granted to the NEOs in 2025 represented 25% of their total annual LTI value and mix. The MDCC believes that stock options continue to be an important element for focusing executives on actions that drive long-term stock appreciation, which is directly aligned with the interests of our shareowners. The information below does not include the one-time stock option awards granted to certain of our named executive officers in connection with the spin-offs, which are described in "Transaction Awards" above.
Stock options vest 25% per year over four years and have a 10-year term to exercise. The strike price for the 2025 annual stock options granted to NEOs in February is $209.81, which was the fair market value of Honeywell stock on the grant date (February 19, 2025). The grant date fair value of a stock option was determined by a third-party valuation company using a Black-Scholes valuation method.

NEO	# of Stock Options(1)	Grant Date Value(2)
Mr. Kapur	82,700	$3,623,914
Mr. Stepniak	21,600	946,512
Mr. Currier	22,800	999,096
Mr. Masso(3)	9,206	413,165
Mr. Hammoud	11,100	486,402
Mr. Lewis	5,700	249,774
Mr. Boldea	22,700	994,714
(1)Reflects the total number of stock options awarded to each NEO in 2025. The strike price for options granted is equal to the fair market value of Honeywell stock on the date of grant. Options vest 25% per year over four years from the grant date. Upon exercise, stock options are settled in shares of Honeywell stock.
(2)Annual officer stock options have a grant date of February 19, 2025, at a Black-Scholes value of $43.82 per option.
(3)Mr. Masso's annual stock option grant was received on his hire date of July 14, 2025, at a Black-Scholes value of $44.88 per option and a strike price of $236.71.
RESTRICTED STOCK UNITS

RSUs granted to the NEOs in 2025 represented 25% of their total annual LTI value and mix. RSUs vest 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively. This vesting period is aligned with market practices and is designed to strengthen retention. The information below does not include the one-time RSU award granted to certain of our named executive officers in connection with the spin-offs, which are described in "Transactions Awards" above.

80	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
The following table presents the total number of annual RSUs granted to each NEO in 2025 and their respective grant date values:

NEO	# of RSUs(1)(2)	Grant Date Value(3)
Mr. Kapur	17,200	$3,608,732
Mr. Stepniak	4,500	944,145
Mr. Currier	4,700	986,107
Mr. Masso	1,901	449,986
Mr. Hammoud	2,300	482,563
Mr. Lewis	1,100	230,791
Mr. Boldea	4,700	986,107
(1)Annual RSUs have a grant date of February 19, 2025, except for Mr. Masso who received his annual RSU grant on his hire date of July 14, 2025.
(2)Officer RSUs vest 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively. During the vesting period, dividend equivalents will be earned in the form of additional RSU shares based on regular dividends paid by Honeywell, with such additional dividends vesting on the same timing as the underlying RSUs to which they relate. In addition, upon vesting, RSUs are settled in shares of Honeywell stock with the NEO required to hold the resulting net shares at least one year before being able to sell them.
(3)Grant date value is determined using the average of the high and low stock prices of Honeywell stock on the grant date. Numbers shown are based on a grant date value of $209.81, except for Mr. Masso, whose grant date value was $236.71.
OTHER COMPENSATION AND BENEFIT PROGRAMS
RETIREMENT PLANS
We offer various retirement benefits to our NEOs. Specifically, depending upon when and where they joined the Company, some NEOs may participate in broad-based plans, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (IRS) limitations. More information on retirement benefits can be found beginning on page 94.
NON-QUALIFIED DEFERRED COMPENSATION PLANS
Honeywell executives (including the NEOs) may choose to participate in certain non-qualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executives can elect to defer up to 100% of their annual ICP awards. In addition, executives may also participate in the Honeywell Supplemental Savings Plan to defer base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (4.91% for 2025). Matching contributions are treated as if invested in Company common stock. These plans are explained in more detail on page 95.
BENEFITS AND PERQUISITES
Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, and accidental death and disability insurance, which are competitive with other similarly sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We also maintain low-cost excess liability coverage for all executive-level personnel, including the NEOs. The NEOs are also eligible for an annual executive physical, and Charlotte-based officers participate in a low-cost regional concierge medical service program. We also provide relocation assistance to executives who we have required to relocate for business purposes.
Our security policy requires that our Chairman and CEO use Honeywell aircraft for all air travel (business or personal) to ensure personal security and protect the confidentiality of our business. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use. The security plan for the Chairman and CEO also provides for home security and related monitoring.

2026 NOTICE AND PROXY STATEMENT |	81

COMPENSATION DISCUSSION AND ANALYSIS
RISK OVERSIGHT CONSIDERATIONS
The MDCC believes that balancing the various elements of Honeywell’s executive compensation program:
•Supports the achievement of competitive sales, earnings, and cash performance in variable economic and industry conditions without undue risk; and
•Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and adversely impact shareowner value.
The following compensation design features guard against unnecessary or excessive risk-taking:

Robust processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices.

Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long-cycle/short-cycle), products and services sold, and geographic footprint.

MDCC review and approval of corporate, business, and individual executive officer objectives to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

Executive compensation features that guard against unnecessary or excessive risk-taking include:
•Pay mix between fixed and variable, annual, and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests.
•Base salaries are positioned to be consistent with executives’ responsibilities, so they are not motivated to take excessive risks to achieve financial security.
•Incentive awards are determined based on a review of a variety of performance indicators, diversifying the risk associated with any single performance indicator.
•Design of long-term compensation program rewards executives for driving sustainable, profitable growth.
•Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation.
•Incentive plans are not overly leveraged, have maximum payout caps, and have design features that are intended to balance pay for performance with an appropriate level of risk-taking.
•The MDCC retains discretionary authority to exclude unusual or infrequently occurring items, extraordinary items, and the cumulative effect of changes in accounting treatment when determining performance attainment under formulaic plans where events and/or business conditions warrant.

Clawback policies provide the ability to recoup performance-based incentive awards (any compensation, whether in equity or cash, granted, earned, or vested based wholly, or in part, on the attainment of a financial reporting measure) in the event of a restatement of the Company’s financial results. In addition to maintaining our existing clawback guidelines, which are applicable in the event our Board determines that a covered officer engaged in misconduct, our Board adopted a standalone Clawback Policy that is consistent with Rule 10D-1 of the Exchange Act and Nasdaq listing standards. In addition, clawback provisions in the Company’s stock plan and short-term incentive plan allow the Company to cancel shares or recover gains, or payments made, if an executive violates non-competition or non-solicitation provisions.

Prohibition on hedging and pledging of shares by executive officers and directors.

Ownership thresholds in the Company’s stock ownership guidelines for officers require NEOs to hold shares of common stock equal to five times their current annual base salary (10 times for the CEO), as detailed in the Stock Ownership Guidelines.

Holding periods in the Company's stock ownership guidelines require that officers must hold 100% of the net shares from vesting of RSUs and the net shares issued from PSUs.

Based upon the MDCC’s risk oversight and compensation policies, the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. A full discussion of the role of the Board in the risk oversight process begins on page 42 of this Proxy Statement.

82	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
STOCK OWNERSHIP GUIDELINES
The MDCC believes that Honeywell executives more effectively pursue shareowners’ long-term interests if they hold substantial amounts of stock. Accordingly, the MDCC maintains minimum stock ownership guidelines for all executive officers.
Under these guidelines, the CEO must hold shares of common stock equal in value to 10 times his current annual base salary. Other executive officers are required to own shares equal in value to five times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, equivalent shares held in qualified and non-qualified retirement accounts, and outstanding RSUs. Executive officers have five years following their appointment to meet these guidelines.
NAMED EXECUTIVE OFFICERS’ STOCK OWNERSHIP
The stock ownership guidelines require officers to hold for at least one year 100% of the “net shares” obtained from RSUs that vest and the “net shares” issued from PSUs. “Net shares” means the number of shares issued when RSUs vest or PSUs are earned, less the number of shares withheld or sold to pay applicable taxes. After the one-year holding period, officers may sell net shares or net gain shares (subject to pre-approval by the CEO); however, after the sale, they must continue to meet the prescribed minimum stock ownership level.
RECOUPMENT/CLAWBACK
Our Board determined that it is in the Company’s best interests to ensure that all performance-based cash compensation and equity awards reflect actual performance. Consistent with such determination, our Board adopted a Clawback Policy, in accordance with Rule 10D-1 of the Exchange Act and Nasdaq listing standards.
This Clawback Policy is administered by our MDCC and enables the Company to recover from covered current and former executives certain incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws. Our Clawback Policy covers current and former executive officers, including all officers for purposes of Section 16 of the Exchange Act, and applies to any incentive-based cash compensation that is granted, earned, or vested based wholly or in part on the attainment of any Company financial reporting measure.
If the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the MDCC shall require any executive officer covered by our Clawback Policy to reimburse or forfeit to the Company the amount of incentive-based compensation received by such executive officer based on the financial statements prior to the restatement that exceeds the amount such executive officer would have received had the incentive-based compensation been determined based on the financial restatement. The MDCC will not consider the executive officer’s responsibility or fault or lack thereof in enforcing our Clawback Policy to recoup the amount described above.
In addition, we maintain the clawback guidelines set forth in our Corporate Governance Guidelines. Under these guidelines, if the Board determines that a covered executive officer engaged in any misconduct that materially contributes to, or causes, a significant restatement of financial results, this may, independently, result in the recoupment (or clawback) of performance-based incentive awards (both equity- and cash-based awards). The complete text of the Corporate Governance Guidelines is posted on our website at investor.honeywell.com (see “Governance/Governance Overview”).
In addition, if during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor, without the MDCC’s prior approval, or otherwise violates other restrictive covenants (including non-solicitation commitments), then the Company reserves the right, for awards issued under its Stock Incentive Plans, to:
•Cancel all unexercised options and unvested equity; and
•Recover any gains attributable to options that were exercised, and any value attributable to RSUs and Performance Plan awards that were paid, during the period beginning 12 months before and ending two years after the executive officer’s termination of employment.
Honeywell has entered into non-competition agreements with each of the NEOs that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.

2026 NOTICE AND PROXY STATEMENT |	83

COMPENSATION DISCUSSION AND ANALYSIS
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the Company’s “covered employees” without any exception for performance-based compensation, subject to a transition rule for certain written binding contracts in effect on November 2, 2017, and not materially modified after that date. The Company intends to comply with the transition rule for written binding contracts in effect on November 2, 2017, to the extent applicable, so long as the MDCC determines that to be in the Company’s best interest. As discussed above under Compensation Practices and Policies, the MDCC seeks to closely align executive pay with performance, even if there is no longer a “performance-based” provision under Section 162(m), and, in any case, the MDCC reserves the ability to structure compensation arrangements to provide appropriate compensation to the Company’s executives, even where such compensation is not deductible under Section 162(m).
INSIDER TRADING POLICIES AND PROCEDURES
The Board has adopted an insider trading policy (Insider Trading Policy) that applies to all of the Company's directors, officers, and employees, as well as certain other designated individuals, to prevent the misuse of confidential information about the Company, as well as other companies with which the Company has a business relationship, and to promote compliance with all applicable securities laws. Among other things, the Insider Trading Policy prohibits engaging in transactions in securities based on material non-public information and prohibits directors, executive officers, and certain other employees from buying or selling the Company's securities during certain periods, except pursuant to an approved trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (Rule 10b5-1). Certain types of transactions in the Company’s securities are also prohibited under the Insider Trading Policy, as described further under “Pledging and Hedging Transactions in Company Securities” (see below). In addition, certain individuals, including directors and officers, are required to receive pre-clearance from the Corporate Secretary, and directors and officers are additionally required to receive prior approval from the Chairman, prior to engaging in transactions in the Company's securities. The Insider Trading Policy also sets forth mandatory guidelines that apply to all executive officers, directors, and employees of the Company who adopt Rule 10b5-1 plans for trading in the Company's securities, which are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans. For additional information, see the Insider Trading Policy, which can be found on our website at investor.honeywell.com and in our SEC filings (see our most recent Annual Report on Form 10-K).
It is also the Company’s policy that the Company will not engage in transactions in Company securities, or adopt any securities repurchase plans, while in possession of material non-public information relating to the Company or its securities other than in compliance with applicable law, subject to the policies and procedures adopted by the Company. The Company currently has a stock repurchase program in place. Repurchases may be made through a variety of methods, which could include open market purchases, accelerated share repurchase transactions, negotiated block transactions, Rule 10b5-1 plans, other transactions that may be structured through investment banking institutions or privately negotiated, or a combination of the foregoing.
PLEDGING AND HEDGING TRANSACTIONS IN COMPANY SECURITIES
Executive officers, directors, and any of their respective designees are prohibited from pledging Honeywell’s securities or using Honeywell’s securities to support margin debt. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.
Hedging by directors, executive officers, employees on our restricted trading list, any employee in possession of material nonpublic information, or any of their designees is prohibited, and it is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars, and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Company stock held, directly or indirectly, by them, whether the stock was acquired as part of a compensation arrangement or otherwise.
All employees, directors, and any of their respective designees are prohibited from engaging in short sales of Honeywell securities. Selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers, and directors is also prohibited.

84	| 2026 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The MDCC reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Form 10-K for the year ended December 31, 2025.
The Management Development and Compensation Committee
Grace Lieblein (Chair)
Duncan B. Angove
William S. Ayer (ex officio)
Deborah Flint
Indra K. Nooyi

2026 NOTICE AND PROXY STATEMENT |	85

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total Compensation(9)
Vimal Kapur Chairman and Chief Executive Officer	2025	$1,600,000	—	$10,866,269	$3,623,914	$3,516,800	$573,547	$200,905	$20,381,435
	2024	1,555,769	—	9,776,415	3,250,820	2,915,508	498,217	280,463	18,277,193
	2023	1,225,000	—	7,530,223	2,510,104	2,416,500	283,838	435,965	14,401,630
Michal Stepniak Senior Vice President and Chief Financial Officer	2025	875,000	—	2,848,455	946,512	1,245,197	—	457,115	6,372,279

James Currier President and Chief Executive Officer, Aerospace Technologies	2025	826,269	—	2,996,212	999,096	1,163,200	329,567	79,112	6,393,456
	2024	756,538	—	2,557,379	852,471	1,017,522	262,881	64,139	5,510,931
	2023	531,560	—	2,469,418	919,053	829,692	99,247	46,413	4,895,383
James Masso(3) President and Chief Executive Officer, Process Automation	2025	298,558	—	3,850,310	413,165	314,300	—	5,200	4,881,533

Billal Hammoud(4) President and Chief Executive Officer, Building Automation	2025	693,539	—	2,477,084	486,402	1,008,837	10,255	58,327	4,734,443

Gregory P. Lewis Former Senior Vice President and Chief Financial Officer	2025	428,423	—	738,607	249,774	381,000	103,446	38,190	1,939,440
	2024	1,000,961	—	4,500,003	1,499,999	970,800	265,775	93,355	8,330,894
	2023	920,612	—	4,102,410	1,367,716	1,162,900	322,347	75,443	7,951,428
Lucian Boldea Former President and Chief Executive Officer, Industrial Automation	2025	587,077	—	2,996,212	994,714	—	—	2,551,399	7,129,402
	2024	826,769	—	3,063,704	1,021,239	666,600	4,608	62,974	5,645,893
	2023	769,231	—	2,850,019	950,058	975,200	501	214,697	5,759,706
(1)Represents actual base salary paid in 2025.
(2)The 2025 Stock Awards column represents the sum of two components: (i) PSU awards under the 2025–2027 Performance Plan, and (ii) RSU awards granted during the year. The unit grant date fair values of PSUs issued in 2025 were $211.59 for annual grants made to Messrs. Kapur, Stepniak, Currier, Hammoud, Lewis, and Boldea, on February 19, 2025. PSU unit values were calculated based on (a) the value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multi-factor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group. The unit grant date fair values of RSUs issued in 2025 were $209.81 for annual grants made to Messrs. Kapur, Stepniak, Currier, Hammoud, Lewis, and Boldea on February 19, 2025. RSU unit values are determined using the average of the high and low stock prices of Honeywell stock on the grant date. The one-time transaction awards granted in 2025 are not included in this table because no compensation expense was required to be recognized with respect to such RSUs in 2025 due to the probable outcome of the performance-based vesting condition.
(3)Mr. Masso received his annual RSU and PSU grant on his hire date of July 14, 2025, as well as a one-time sign-on RSU equal to $2,500,131. The unit grant date fair value of Mr. Masso's PSU issued in 2025 was $245.82, and the unit grant date fair value of both his annual and sign-on RSU was $236.71.
(4)Mr. Hammoud received a one-time discretionary RSU on December 17, 2025 with a grant date value of $1,000,048 in recognition of his leadership in both the successful integration of Access Solutions and financial outperformance.
The following table provides a breakdown of the amounts reported as Stock Awards for Messrs. Kapur, Stepniak, Currier, Masso, Hammoud, Lewis and Boldea.

86	| 2026 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

NEO	2025–2027 Performance Stock Units	Restricted Stock Units	Total Stock Awards
Mr. Kapur	$7,257,537	$3,608,732	$10,866,269
Mr. Stepniak	1,904,310	944,145	2,848,455
Mr. Currier	2,010,105	986,107	2,996,212
Mr. Masso	900,193	2,950,117	3,850,310
Mr. Hammoud	994,473	1,482,611	2,477,084
Mr. Lewis	507,816	230,791	738,607
Mr. Boldea	2,010,105	986,107	2,996,212
(5)The 2025 Option Awards shown reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation of the historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. Annual officer stock options were awarded to Messrs. Kapur, Stepniak, Currier, Hammoud, Lewis, and Boldea with grant date of February 19, 2025, at a Black-Scholes value of $43.82 per option. The portion of the one-time spin-off awards granted in the form of stock options in 2025 are not included in this table because no compensation expense was required to be recognized with respect to such stock options due to the probable outcome of the performance based vesting. Mr. Masso's option grant was given with a grant date of July 14, 2025 at a Black-Scholes value of $44.88. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2025 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2025.
(6)The 2025 Non-Equity Incentive Plan Compensation value for each NEO, except Messrs. Stepniak, Currier, and Hammoud represents their annual ICP award for the 2025 plan year. 80% of the ICP award is determined using the pre-set formulaic methodology discussed beginning on page 66, 15% is based on individual assessments determined by the MDCC discussed beginning on page 68, and the remaining 5% is based on the Corporate Responsibility KPIs discussed on page 73. The amount for Messrs. Stepniak, Currier, and Hammoud includes the sum of both their 2025 annual ICP award and their earned payout from Performance Plan cash units issued for the January 1, 2023–December 31, 2025, cycle, that is required to be reported in the final year of the performance period under SEC rules, even though granted in 2023 and covering a three-year period. The following table provides the breakdown of the amounts reported as 2025 Non-Equity Incentive Plan Compensation for Messrs. Stepniak, Currier, and Hammoud:

NEO	2025 ICP Award	2023–2025 Performance Cash Unit Payout	Total Non-Equity Incentive Plan Compensation
Mr. Stepniak	$1,031,000	$214,197	$1,245,197
Mr. Currier	1,033,600	129,600	1,163,200
Mr. Hammoud	877,400	131,437	1,008,837
(7)Represents (i) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2024, to December 31, 2025, (as disclosed in the Pension Benefits table on page 94 of this Proxy Statement) and (ii) interest earned in 2025 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed beginning on page 97), as further detailed below.

NEO	Change in Pension Value(a)	NQDC Interest(b)	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings
Mr. Kapur	$573,547	$—	$573,547
Mr. Stepniak	—	—	—
Mr. Currier	329,567	—	329,567
Mr. Masso	—	—	—
Mr. Hammoud	10,255	—	10,255
Mr. Lewis	103,446	—	103,446
Mr. Boldea	—	—	—
(a)The change in aggregate pension value was calculated as the change in present value of the accumulated retirement benefit for each Named Executive Officer and was calculated as the lump sum available from the Retirement Earnings formula at the date indicated. Messrs. Stepniak, Masso, and Boldea are not eligible for a Company-sponsored pension plan.
(b)Represents earnings under the Honeywell Excess Benefit Plan, Honeywell Supplemental Savings Plan, or Honeywell Deferred Incentive Plan, or deferred RSU awards that are in excess of that determined using SEC market interest rates. There were no excess earnings under these plans in 2025.
(8)For 2025, All Other Compensation consists of the following:

NEO	Matching Contributions(a)	Personal Use of Company Aircraft(b)	Security(c)	Relocation(d)	Tax Gross- Up(e)	Excess Liability Insurance(f)	Executive Physical/ Medical Services (g)	Separation Pay(h)	Total Other Compensation
Mr. Kapur	$112,000	$36,679	$41,026	$—	$—	$5,200	$6,000	$—	$200,905
Mr. Stepniak	24,500	17,892	—	262,832	140,691	5,200	6,000	—	457,115
Mr. Currier	57,839	—	—	—	—	5,200	16,073	—	79,112
Mr. Masso	—	—	—	—	—	5,200	—	—	5,200
Mr. Hammoud	48,548	—	—	—	—	5,200	4,579	—	58,327
Mr. Lewis	29,990	—	—	—	—	5,200	3,000	—	38,190
Mr. Boldea	—	—	—	—	—	5,200	—	2,546,199	2,551,399
(a)Represents total Company matching contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell 401(k) Plan and the non-tax-qualified Supplemental Savings Plan. The value of registrant contributions includes annual matching contributions that were credited to the Named Executive Officers in January 2026 for the 2025 year.
(b)For security reasons, Mr. Kapur is required by Company policy to use Company aircraft for all business and personal travel (requirement to use Company aircraft for specific personal travel may be waived at the discretion of Honeywell’s security personnel). Other NEOs may have access to available corporate aircraft for personal travel, from time to time, if approved by the CEO. The amount shown for each NEO represents the aggregate incremental

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EXECUTIVE COMPENSATION TABLES
cost of personal travel. This amount is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (e.g., expenses for aviation employees, variable aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft.
(c)In accordance with the CEO security plan, represents the total paid by the Company in 2025 for expenses relating to personal residential security provided to protect Mr. Kapur.
(d)Represents expenses of relocation for Mr. Stepniak to Charlotte, NC, including travel, shipping household goods, temporary housing, and assistance with the sale of his home. Mr. Stepniak did not have a loss on sale" as a part of his relocation.
(e)Represents the tax gross up amount related to relocation for Mr. Stepniak to Charlotte, NC.
(f)Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.
(g)Represents the cost of the annual executive physical covered by the Company (excess over insurance) and concierge medical services provided to Charlotte-based officers.
(h)Represents Mr. Boldea's full separation pay including amounts paid in 2025 and future year payments. Mr. Boldea's separation was deemed an involuntary termination by the Company without cause under the terms of the Senior Severance Plan.
(9)Represents total reportable compensation determined in accordance with SEC disclosure requirements.

88	| 2026 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
OTHER COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2025

Named Executive Officer (NEO)	Award Type(1)	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
				Threshold(2)	Target	Maximum	Threshold	Target	Maximum
Vimal Kapur	ICP			$28,000	$2,800,000	$5,600,000
	NQSO	2/14/2025	2/19/2025								82,700	$209.81	$210.81	$3,623,914
	NQSO(7)	2/14/2025	2/19/2025								41,078	209.81	210.81	—
	PSU25-27	2/14/2025	2/19/2025				2,262	36,185	72,370					7,257,537
	RSU	2/14/2025	2/19/2025							17,200				3,608,732
	RSU(7)	2/14/2025	2/19/2025							5,720				—
Michal Stepniak	ICP			8,549	854,890	1,709,780
	NQSO	2/13/2025	2/19/2025								21,600	209.81	210.81	946,512
	NQSO(7)	2/13/2025	2/19/2025								34,231	209.81	210.81	—
	PSU25-27	2/13/2025	2/19/2025				593	9,495	18,990					1,904,310
	RSU	2/13/2025	2/19/2025							4,500				944,145
	RSU(7)	2/13/2025	2/19/2025							4,767				—
James Currier	ICP			8,282	828,225	1,656,449
	NQSO	2/13/2025	2/19/2025								22,800	209.81	210.81	999,096
	NQSO(7)	2/13/2025	2/19/2025								41,078	209.81	210.81	—
	PSU25-27	2/13/2025	2/19/2025				626	10,023	20,046					2,010,105
	RSU	2/13/2025	2/19/2025							4,700				986,107
	RSU(7)	2/13/2025	2/19/2025							5,720				—
James Masso	ICP			3,162	316,233	632,466
	NQSO	6/5/2025	7/14/2025								9,206	236.71	238.06	413,165
	PSU25-27	6/5/2025	7/14/2025				242	3,864	7,728					900,193
	RSU	6/5/2025	7/14/2025							1,901				449,986
	RSU	6/5/2025	7/14/2025							10,562				2,500,131
Billal Hammoud	ICP			6,941	694,148	1,388,296
	NQSO	2/13/2025	2/19/2025								11,100	209.81	210.81	486,402
	NQSO(7)	2/13/2025	2/19/2025								13,693	209.81	210.81	—
	PSU25-27	2/13/2025	2/19/2025				310	4,959	9,918					994,473
	RSU	2/13/2025	2/19/2025							2,300				482,563
	RSU(7)	2/13/2025	2/19/2025							1,907				—
	RSU	12/15/2025	12/17/2025							4,993				1,000,048
Gregory P. Lewis	ICP			3,445	344,526	689,052
	NQSO	2/13/2025	2/19/2025								5,700	209.81	210.81	249,774
	PSU25-27	2/13/2025	2/19/2025				158	2,532	5,064					507,816
	RSU	2/13/2025	2/19/2025							1,100				230,791
Lucian Boldea	ICP
	NQSO	2/13/2025	2/19/2025								22,700	209.81	210.81	994,714
	NQSO(7)	2/13/2025	2/19/2025								13,693	209.81	210.81	—
	PSU25-27	2/13/2025	2/19/2025											2,010,105
	RSU	2/13/2025	2/19/2025							4,700				986,107
	RSU(7)	2/13/2025	2/19/2025							1,907				—
(1)Award Type:
ICP = Incentive Compensation Plan (for 2025 performance year, paid in 2026)
NQSO = Nonqualified Stock Option
PSU25-27 = 2025–2027 Performance Stock Unit
RSU = Restricted Stock Unit
(2)Represents the minimum level of performance that must be achieved for any amount to be payable.
(3)The amount in the Target column represents the number of PSUs awarded to the Named Executive Officer in 2025 under the 2016 Stock Incentive Plan for the performance period of January 1, 2025–December 31, 2027. The actual number of PSUs has been adjusted to account for the Solstice Advanced Materials spin-off. Actual earned PSU awards may range from 0% to 200% based on performance against plan metrics over the three-year performance period. Awards vest 100% in February 2028. 50% of the total number of PSUs earned will be converted to, and paid in, cash. 50% of the earned PSUs will be paid in shares subject to a minimum one-year holding period.

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EXECUTIVE COMPENSATION TABLES
(4)Represents the number of RSUs awarded to the Named Executive Officer in 2025 under the 2016 Stock Incentive Plan. Annual RSUs vest in three installments; 33% on each of the second and third anniversaries of the grant date and 34% on the fourth anniversary of the grant date. Also included is the one-time sign-on RSU grant for Mr. Masso on July 14, 2025 and the one-time discretionary RSU grant for Mr. Hammoud on December 17, 2025.
(5)NQSO awards in this column represent the number of annual stock options awarded to the Named Executive Officers on the Grant Date. These stock options vest in equal annual installments over a period of four years and have a 10-year term. The exercise price is equal to the fair market value of Honeywell stock on the date of grant.
(6)The grant date fair values for NQSO awards were calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. NQSO grant date values were $43.82 for February 19, 2025 grants and $44.88 for Mr. Masso's July 14, 2025 grant. A more detailed discussion of the assumptions used in the valuation of stock option awards may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2025. The grant date fair values for RSUs were determined using the average of the high and low stock prices of Honeywell stock on the grant date. Grant date fair values for RSUs issued in 2025 were $209.81 for February 19, 2025, grants, $236.71 for Mr. Masso's July 14, 2025 grant, and $200.29 for Mr. Hammoud's December 17, 2025 grant. The grant date fair value for PSU25-27 awards were calculated based on the value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group. The PSU25-27 grant date fair values were $211.59 for February 19, 2025 grants and $245.82 for Mr. Masso's July 14, 2025 grant.
(7)There is no grant date value shown for transaction awards granted in 2025 because no compensation expense was required to be recognized with respect to such awards in 2025 due to the probable outcome of the performance based vesting condition.
DESCRIPTION OF PLAN-BASED AWARDS
All NQSO, PSU, and RSU awards granted to the Named Executive Officers in fiscal year 2025 were granted under the Company’s 2016 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2016 Stock Incentive Plan and the relevant award agreements. The outstanding equity awards granted prior to October 30, 2025 have been adjusted for the Solstice Advanced materials spin-off. The number of units and option exercise prices in the table have been adjusted to reflect values after giving effect to the spin-off. A detailed discussion of these long-term incentive awards can be found beginning on page 74 of this Proxy Statement.

90	| 2026 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

		Option Awards(1)					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Vimal Kapur	2025	—	43,335	(3)	$198.89	2/18/2035				6,168	(4)	$1,203,220
	2025	—	87,244		198.89	2/18/2035	18,544	(5)	$3,617,833	36,980	(6)	7,214,334
	2024	22,444	67,332		187.39	2/15/2034	18,166	(7)	3,543,966	35,341	(8)	6,894,722
	2023	15,081	15,082		182.37	5/31/2033	4,034	(9)	787,058
	2023	19,495	19,496		189.21	2/9/2033	5,570	(10)	1,086,590
	2023						11,540	(11)	2,251,309
	2023						16,340	(11)	3,187,802
	2022	16,494	5,497		179.33	7/27/2032	1,208	(12)	235,692
	2022	34,972	11,657		179.84	2/10/2032	2,307	(13)	450,166
	2021	29,855	—		192.16	2/11/2031	755	(14)	147,265
	2020	36,184	—		171.50	2/13/2030	689	(15)	134,491
	2019	30,171	—		146.19	2/25/2029
	2018	18,178	—		141.04	2/26/2028
	2017	17,077	—		113.46	2/27/2027
	Total	239,951	249,643				79,153		15,442,172	78,489		15,312,276
Michal Stepniak	2025	—	36,112	(3)	$198.89	2/18/2035				5,139	(4)	$1,002,650
	2025	—	22,787		198.89	2/18/2035	4,852	(5)	$946,626	9,703	(6)	1,893,052
	2024	1,863	5,590		187.23	2/28/2034	1,488	(16)	290,326
	2023						1,616	(17)	315,332
	2023	3,428	3,427		184.19	2/22/2033	1,459	(18)	284,543
	2022	5,559	1,853		179.84	2/10/2032	1,010	(19)	196,961
	2021						679	(20)	132,548
	2021	5,641	—		192.16	2/11/2031
	2020						1,196	(21)	233,314
	Total	16,491	69,769				12,300		2,399,650	14,842		2,895,702
James Currier	2025	—	43,335	(3)	$198.89	2/18/2035				6,168	(4)	$1,203,220
	2025	—	24,052		198.89	2/18/2035	5,068	(5)	$988,694	10,243	(6)	1,998,322
	2024	5,884	17,658		187.39	2/15/2034	4,747	(7)	926,151	9,249	(8)	1,804,457
	2023	10,841	10,840		183.79	7/31/2033	2,983	(17)	581,883
	2023	1,962	1,961		184.19	2/22/2033	835	(18)	162,864
	2023						9,458	(11)	1,845,065
	2022	3,421	1,140		179.84	2/10/2032	1,010	(19)	196,961
	2021	3,067	—		192.16	2/11/2031
	2020						798	(21)	155,688
	2020	4,106	—		171.50	2/13/2030
	2019	2,658	—		146.19	2/25/2029
	2018	1,762	—		141.04	2/26/2028
	Total	33,701	98,986				24,899		4,857,306	25,660		5,005,999
James Masso	2025	—	9,711		$224.38	7/13/2035	2,029	(22)	$395,847	3,908	(6)	$762,490
	2025	—	—				11,271	(23)	2,198,867
	Total	—	9,711				13,300		2,594,714	3,908		762,490
Billal Hammoud	2025						4,993	(24)	$974,084
	2025	—	14,445	(3)	$198.89	2/18/2035				2,056	(4)	$401,140
	2025	—	11,710		198.89	2/18/2035	2,480	(5)	483,880	5,068	(6)	988,694
	2024	2,622	7,871		187.39	2/15/2034	2,116	(7)	412,889	4,123	(8)	804,401
	2023	3,518	3,519		186.91	4/23/2033	951	(25)	185,592
	2023	2,361	2,360		184.19	2/22/2033	1,005	(18)	196,144
	2023						2,766	(11)	539,602
	2022						690	(26)	134,651
	2022	4,233	1,412		179.84	2/10/2032
	2021	5,060	—		214.53	11/7/2031
	Total	17,794	41,317				15,001		2,926,842	11,247		2,194,235

2026 NOTICE AND PROXY STATEMENT |	91

EXECUTIVE COMPENSATION TABLES

		Option Awards(1)				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Gregory P. Lewis	2025	—	6,013	198.89	2/18/2035	1,186	(5)	231,473	2,588	(6)	504,814
	2024	10,357	31,607	187.39	2/15/2034	8,355	(7)	1,629,976	16,275	(8)	3,175,054
	2023	18,076	18,077	189.21	2/9/2033	5,162	(10)	1,007,134
	2023					15,150	(11)	2,955,674
	2022	43,438	14,479	179.84	2/10/2032	2,922	(13)	570,083
	2021	54,013	—	192.16	2/11/2031	1,350	(14)	263,436
	2020	74,057	—	171.50	2/13/2030	1,419	(15)	276,918
	Total	199,941	70,176			35,544		6,934,694	18,863		3,679,867
Lucian Boldea	2022	9,279	9,280	162.79	10/3/2027	2,250	(27)	438,870
	Total	9,279	9,280			2,250		438,870	—		—
(1)Stock option grants vest in four installments at the rate of 25% per year beginning on the first anniversary of the date of grant.
(2)Market value determined using the closing market price of $195.09 per share of common stock on December 31, 2025.
(3)Reflects one-time Stock Option grant for the successful separation from Honeywell Aerospace. Vesting will occur 50% at the completion of the separation and 50% one year after the separation from Honeywell Aerospace.
(4)Reflects one- time RSU grant for the successful separation from Honeywell Aerospace. Vesting will occur 50% at the completion of the separation and 50% one year after the separation from Honeywell Aerospace.
(5)2025 RSU grants will vest 33% on each of February 19, 2027, and February 19, 2028, with the remaining RSUs vesting on February 19, 2029. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(6)Represents PSUs issued under the 2025–2027 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected in the table includes dividend equivalents applied on the target number of shares through December 31, 2025, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(7)A portion of the 2024 RSU grants vested on February 16, 2026, the remaining RSUs will vest 49% on February 16, 2027, and 51% on February 16, 2028. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(8)Represents PSUs issued under the 2024–2026 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected in the table includes dividend equivalents applied on the target number of shares through December 31, 2025, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(9)A portion of this 2023 RSU grant vested on June 1, 2025. The remaining RSUs will vest 49% on June 1, 2026 and 51% on June 1, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(10)A portion of the 2023 RSU grant vested on February 10, 2025 and February 10, 2026. The remaining RSUs will vest on February 10, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(11)Represents PSUs issued under the 2023–2025 Performance Plan based on final MDCC approved payout for the full three-year cycle. The number of PSUs reflected in the table includes dividend equivalents applied on the target number of shares through December 31, 2025, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(12)A portion of this 2022 RSU grant vested on July 28, 2024. The remaining RSUs will vest 49% on July 28, 2026, and 51% on July 28, 2028. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(13)A portion of these 2022 RSU grants vested on February 11, 2024 and February 11, 2026. The remaining RSUs will vest on February 11, 2028. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(14)A portion of these 2021 RSU grants vested on February 12, 2023 and February 12, 2025. The remaining RSUs will vest on February 12, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(15)A portion of these 2020 RSU grants vested on February 14, 2022, February 14, 2024, and February 14, 2026. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(16)This 2024 RSU grant will vest 100% on March 1, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(17)A portion of this 2023 RSU grant vested on August 1, 2025. The remaining RSUs will vest 49% on August 1, 2026 and 51% on August 1, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(18)This 2023 RSU vested 100% on February 23, 2026. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(19)A portion of these 2022 RSU grants vested on February 11, 2023 and February 11, 2025. The remaining RSUs will vest on February 11, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.

92	| 2026 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
(20)A portion of this 2021 RSU grant vested on July 29, 2023 and July 29, 2025. The remaining RSUs will vest on July 29, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(21)A portion of this 2020 RSU grant vested on July 30, 2022 and July 30, 2024. The remaining RSUs will vest on July 30, 2026. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(22)2025 RSU grants will vest 33% on each of July 14, 2027 and July 14, 2028, with the remaining RSUs vesting on July 14, 2029. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2025, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(23)Mr. Masso received a sign-on RSU award as an outstanding equity buyout on July 14, 2025. This award will vest 33% on each of July 14, 2026 and July 14, 2027, with the remaining RSUs vesting on July 14, 2028.
(24)Mr. Hammoud received a one-time RSU award on December 17, 2025 that will vest 100% on December 17, 2028.
(25)A portion of this 2023 RSU grant vested on April 24, 2025. The remaining RSUs will vest 49% on April 24, 2026 and 51% on April 24, 2027.
(26)A portion of this 2022 RSU grant vested on July 28, 2024 and July 28, 2025 . The remaining RSUs will vest on July 28, 2026.
(27)A portion of this 2022 RSU grant vested on October 3, 2024. The remaining RSUs will vest 49% on October 3, 2026 and 51% October 3, 2028.
OPTION EXERCISES AND STOCK VESTED — FISCAL YEAR 2025

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise(1)		Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)		Value Realized on Vesting(4)
Mr. Kapur	—		$—	25,267	(5)	$5,440,687
Mr. Stepniak	—		—	3,514	(6)	748,012
Mr. Currier	—		—	3,721	(7)	799,854
Mr. Masso	—		—	—		—
Mr. Hammoud	—		—	1,989	(8)	420,840
Mr. Lewis	86,031	(9)	5,014,786	22,176	(10)	4,748,710
Mr. Boldea	36,181	(11)	1,299,290	15,603	(12)	3,325,824
(1)Represents the total number of stock options exercised during 2025 before the sale of option shares to cover the option exercise price, transaction costs, and applicable taxes.
(2)Represents “in the money” value of stock options at exercise calculated as the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year.
(3)Represents the total number of RSUs and PSUs that vested during 2025 before share withholding for taxes and transaction costs.
(4)Represents the total value of RSUs and PSUs at the vesting. The individual totals may include multiple vesting transactions during the year. RSUs are calculated at the average of the high and low share price of one share of common stock on the day of vesting multiplied by the total number of units that vested. PSUs are paid 50% as cash and 50% as shares; cash value is calculated using the closing price of December 31, 2025, and the value of shares is calculated at the average of the high and low share price upon payout on 2/13/2025. Under Honeywell's Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU or PSU vesting for at least one year before they can be sold (waived upon retirement).
(5)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 3,214 net shares were retained. Upon the vesting of PSUs, 9,770 shares were settled in cash, and 5,500 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(6)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 2,241 net shares were retained. Net shares must be held for at least one year before they can be sold.
(7)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 2,158 net shares were retained. Net shares must be held for at least one year before they can be sold.
(8)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 1,155 net shares were retained. Net shares must be held for at least one year before they can be sold.
(9)Relates to stock options originally granted in February 2018 and 2019 with a 10-year term that would have expired in 2028 and 2029 if not exercised. Options were sold immediately upon exercise.
(10)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 2,731 net shares were retained. Upon the vesting of PSUs, 8,652 shares were settled in cash, and 4,880 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(11)Relates to stock options originally granted in October 2022, February 2023, and February 2024 with a 10-year term that would have expired in 2032, 2033, and 2034 if not exercised. Options were sold immediately upon exercise.
(12)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 4,047 net shares were retained. Upon the vesting of PSUs, 4,446 shares were settled in cash, and 2,697 net shares were retained after withholding shares to cover applicable taxes.

2026 NOTICE AND PROXY STATEMENT |	93

EXECUTIVE COMPENSATION TABLES
PENSION BENEFITS
The following table provides summary information about the pension benefits that have been earned by the Company’s Named Executive Officers (NEOs) under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (SERP) and the Honeywell International Inc. Retirement Earnings Plan (REP):
Pension Benefits — Fiscal Year 2025

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)
Vimal Kapur	REP	11.5	$223,640
	SERP	11.5	1,782,689
	Total		2,006,329
Michal Stepniak	REP	—	—
	SERP	—	—
	Total		—
James Currier	REP	19.3	376,071
	SERP	19.3	748,431
	Total		1,124,502
James Masso	REP	—	—
	SERP	—	—
	Total		—
Billal Hammoud	REP	3.9	92,301
	SERP	—	—
	Total		92,301
Gregory P. Lewis	REP	19.0	370,318
	SERP	19.0	1,793,444
	Total		2,163,762
Lucian Boldea	REP	—	—
	SERP	—	—
	Total		—
(1)The present value of the accumulated retirement benefit for each Named Executive Officer is calculated as the lump sum available from the retirement earnings formula at December 31, 2025, using a 5.25% discount rate and projected PRI-2012 mortality.
The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with Honeywell (and companies that have been acquired by Honeywell). This information is provided in the table above under the column titled “Number of Years of Credited Service.” The column in the table above titled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer include:
•The REP is a tax-qualified pension plan in which a large portion of Honeywell’s U.S. employees participate.
•The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.
•All SERP benefits will be paid in a lump sum on the first day of the first month that begins following the 105th day after the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A), subject to further payment delay that may be required by Internal Revenue Code Section 409A relating to specified employees.
•Mr. Stepniak, Mr. Masso, and Mr. Boldea were not eligible to receive a pension benefit from Honeywell based on their hire date and, therefore, do not participate in the REP or the SERP.

94	| 2026 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
PENSION BENEFIT CALCULATION FORMULAS
Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of Company employees for historical reasons. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of the Company’s participating Named Executive Officers (NEOs) under the REP and the SERP.

Name of Formula	Benefit Calculation

REP
•Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produce the highest average) times (2) credited service.

For the REP formula, compensation includes base pay, short-term incentive compensation, payroll-based rewards and recognition, and lump sum incentives. Annual incentive compensation is included in the year paid. The amount of compensation taken into account under the REP is limited by tax rules, but the amount of compensation taken into account under the SERP is not.
The REP formula describes the pension benefits in terms of a lump sum cash payment. Participants are entitled to receive their benefits in other payment forms, including, for example, joint and survivor annuities. However, the value of each available payment form is the same.
Mr. Kapur's, Mr. Lewis's, Mr. Currier's and Mr. Hammoud's pension benefits under the REP and the SERP are determined under the REP formula.
NONQUALIFIED DEFERRED COMPENSATION — FISCAL YEAR 2025
Honeywell limits deferred compensation amounts owed to executives by having the interest rate accruing on deferrals under the Honeywell Excess Benefit Plan, the Honeywell Supplemental Savings Plan (the SS Plan), and the Honeywell Deferred Incentive Plan (the DIC Plan) be a rate that changes annually based on the Company’s 15-year cost of borrowing, and requiring payment of the SS Plan or DIC Plan deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred, and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(1)(2)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
Vimal Kapur	SS Plan(1)	$495,885	$87,500	$97,191	—	$3,028,704
	DIC Plan	1,457,754	—	277,497	—	6,032,440
	Deferred RSUs	—	—	—	—	—
	Total	1,953,639	87,500	374,688	—	9,061,144
Michal Stepniak	SS Plan(1)	—	—	—	—	—
	DIC Plan	—	—	—	—	—
	Deferred RSUs	—	—	—	—	—
	Total	—	—	—	—	—
James Currier	SS Plan(1)	42,601	37,276	96	—	219,061
	DIC Plan	—	—	—	—	—
	Deferred RSUs	—	—	—	—	—
	Total	42,601	37,276	96	—	219,061
James Masso	SS Plan(1)	—	—	—	—	—
	DIC Plan	—	—	—	—	—
	Deferred RSUs	—	—	—	—	—
	Total	—	—	—	—	—
Billal Hammoud	SS Plan(1)	98,589	27,985	8,017	—	336,908
	DIC Plan	65,660	—	2,759	—	68,419
	Deferred RSUs	—	—	—	—	—
	Total	164,249	27,985	10,776	—	405,327
Gregory P. Lewis	SS Plan(1)	50,981	5,490	29,673	—	1,659,185
	DIC Plan	—	—	6,993	—	145,949
	Deferred RSUs	—	—	—	—	—
	Total	50,981	5,490	36,666	—	1,805,134

2026 NOTICE AND PROXY STATEMENT |	95

EXECUTIVE COMPENSATION TABLES

Named Executive Officer	Plan	Executive Contributions in Last FY(2)	Registrant Contributions in Last FY(1)(2)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)

Lucian Boldea	SS Plan(1)	134,619	—	19,991	—	642,763
	DIC Plan	133,320	—	15,924	—	354,361
	Deferred RSUs	—	—	—	—	—
	Total	267,939	—	35,915	—	997,124
All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.
(1)For SS Plan deferrals, the Company's matching contributions are credited annually no later than the following January 31st if the Named Executive Officer was actively employed or on a disability leave of absence as of December 15th. The value of registrant contributions in the last fiscal year for the SS Plan includes annual matching contributions that were credited to the Named Executive Officers in January 2026 for the 2025 year.
(2)The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the “Aggregate Earnings in Last FY” column includes interest credits and changes in the value of the Company Common Stock Fund. The value of the Company Common Stock Fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the “Aggregate Earnings in Last FY” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price:

NEO	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
Vimal Kapur	$495,885	$87,500	$—	$4,655,196
Michal Stepniak	—	—	—	—
James Currier	42,601	37,276	—	114,251
James Masso	—	—	—	—
Billal Hammoud	98,589	27,985	—	—
Gregory P. Lewis	50,981	5,490	—	1,079,711
Lucian Boldea	134,619	—	—	794,927
HONEYWELL EXCESS BENEFIT PLAN AND HONEYWELL SUPPLEMENTAL SAVINGS PLAN
The Supplemental Savings Plan allows Honeywell executives, including the NEOs, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.
To the extent amounts were not already matched on a similar basis under the Company’s 401(k) plan, Honeywell matched deferrals posted to the SS Plan at the rate of 87.5% on the first 8% of eligible pay. Matching contributions are always vested and are credited on an annual basis if the participant was actively employed or on a disability leave of absence as of December 15, 2025.
Interest Rate. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2025, this rate was 4.91%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Management Development and Compensation Committee (MDCC) before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the rate at an above-market rate to retain executives. Matching contributions are treated as invested in common stock. Dividends are treated as reinvested in additional shares of common stock.
Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10, or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant could elect to receive distributions in a lump sum or up to 15 annual installments.
Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Honeywell common stock.
Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

96	| 2026 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
HONEYWELL SALARY AND INCENTIVE AWARD DEFERRAL PLAN FOR SELECTED EMPLOYEES
The Honeywell DIC Plan allows Honeywell executives, including the NEOs, to defer all or a portion of their annual cash incentive compensation.
Interest Rate. Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate, which is set annually at the beginning of the year (4.91% for 2025). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the MDCC before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 86 includes the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan. For 2025, no above market interest was earned for the NEOs.
Distribution. Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10, or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances (if permitted), amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.
Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.
DEFERRAL OF RSUs
The NEOs may defer the receipt of up to 100% of certain RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to:
•A specific year after the vesting year; or
•The year following the executive’s termination of active employment.
The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a Change in Control to a lump sum paid no later than 90 days following the Change in Control. Cash dividend equivalents on deferred RSUs (determined at the same rate as a regular share of common stock) are converted to additional deferred RSUs as of the dividend payment date and are subject to the same payment schedule and restrictions as the underlying deferred RSUs. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004.
UNVESTED DIVIDEND EQUIVALENTS
Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of common stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.
The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs, and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.

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EXECUTIVE COMPENSATION TABLES
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes the benefits payable to our NEOs in two circumstances:
•Termination of Employment
•Change in Control (CIC)
SENIOR SEVERANCE PLAN
These benefits are determined primarily under a plan that we refer to as our Senior Severance Plan. In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits.
These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business, i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a CIC of the Company. Generally, this is achieved by assuring our NEOs that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our NEOs may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as we do not maintain employment agreements with our NEOs.
Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.
In the case of a CIC, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the NEO must be involuntarily terminated other than for cause, or (ii)(B) the NEO must initiate the termination of his own employment for good reason. Similarly, the Company also amended its stock incentive plan in 2014 to eliminate automatic single-trigger vesting of all new equity and Performance Plan Unit awards that are rolled-over upon a CIC.
Upon his separation from Honeywell, Mr. Boldea received a separation package with a value $2,546,199 which included base salary continuation, annual ICP bonus and life insurance coverage over the course of 18 months.
LONG-TERM INCENTIVE RETIREMENT PROVISION
The MDCC approved a long-term incentive retirement provision for Honeywell Executive Officers which applies to awards granted in 2025 and prospectively. To qualify for retirement treatment, officers must have achieved 70 points (age + years of service) at the time of retirement and provide at a minimum 120 days of notice of their intent to retire.
If the Officer meets the eligibility criteria, the Officer will receive prorated vesting based on time worked up to the retirement date and will have full term to exercise eligible stock options. Retirement treatment excludes discretionary awards and terminations deemed "for cause".
As of December 31, 2025, the NEOs eligible for retirement treatment based on the criteria are Mr. Kapur, Mr. Lewis, and Mr. Currier.

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EXECUTIVE COMPENSATION TABLES
SUMMARY OF BENEFITS — TERMINATION EVENTS
The following table summarizes the termination of employment and CIC benefits payable to our NEOs. None of these termination benefits are payable to NEOs who voluntarily resign (other than voluntary resignations for good reason after a CIC) or whose employment is terminated by us for cause. The information in the table below assumes, in each case, that termination of employment occurred on December 31, 2025. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this Proxy Statement, are not included in the table below in accordance with applicable SEC rules, even though they may become payable upon the occurrence of the events specified in the table. The effect of a termination of employment or CIC on outstanding stock options, RSUs, and PSUs is described in the section below entitled “Impact on Equity-Based Awards”:

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control — No Termination of Employment	Change in Control — Termination of Employment by Company Without Cause, by NEO for Good Reason, or Due to Disability
Cash Severance	Mr. Kapur	$13,200,000	$—	$—	$—	$13,200,000
(Base Salary + Bonus)	Mr. Stepniak	1,850,000	—	—	—	3,700,000
	Mr. Currier	1,694,000	—	—	—	3,388,000
	Mr. Masso	1,350,000	—	—	—	2,700,000
	Mr. Hammoud	1,400,000	—	—	—	2,800,000
	Mr. Lewis(1)	—	—	—	—	—
ICP	Mr. Kapur	—	—	—	3,516,800	3,516,800
(Year of Termination)	Mr. Stepniak	—	—	—	1,031,000	1,031,000
	Mr. Currier	—	—	—	1,033,600	1,033,600
	Mr. Masso	—	—	—	314,300	314,300
	Mr. Hammoud	—	—	—	877,400	877,400
	Mr. Lewis	—	—	—	381,000	381,000
Benefits and Perquisites	Mr. Kapur	20,416	—	—	—	20,416
	Mr. Stepniak	10,403	—	—	—	20,805
	Mr. Currier	9,756	—	—	—	19,512
	Mr. Masso	1,167	—	—	—	2,334
	Mr. Hammoud	10,277	—	—	—	20,554
	Mr. Lewis	—	—	—	—	—
All Other Payments/Benefits	Mr. Kapur	—	—	—	—	—
	Mr. Stepniak	—	391,997	391,997	—	391,997
	Mr. Currier	77,868	129,600	129,600	—	207,468
	Mr. Masso	—	—	—	—	—
	Mr. Hammoud	—	131,437	131,437	—	131,437
	Mr. Lewis	—	—	—	—	—
Total	Mr. Kapur	13,220,416	—	—	3,516,800	16,737,216
	Mr. Stepniak	1,860,403	391,997	391,997	1,031,000	5,143,802
	Mr. Currier	1,781,624	129,600	129,600	1,033,600	4,648,580
	Mr. Masso	1,351,167	—	—	314,300	3,016,634
	Mr. Hammoud	1,410,277	131,437	131,437	877,400	3,829,391
	Mr. Lewis	—	—	—	381,000	381,000
(1)As of May 31, 2025, Mr. Lewis is no longer eligible for severance benefits as part of his transition to the role of Senior Advisor.

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EXECUTIVE COMPENSATION TABLES
EXPLANATION OF BENEFITS — TERMINATION EVENTS
The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2025. In regard to each portion of the benefit, the benefits that are paid in the context of a CIC are, except as noted, the same as the benefits paid other than as a result of a CIC.

Benefit/Event	Amount and Terms of Payments (Other Than Upon a Change in Control)	Change in Control Provisions

Severance Benefits — Cash Payment Involuntary termination without cause; CIC termination without cause or by an NEO for good reason.
•Three years of base salary and bonus for Mr. Kapur, 18 months for Mr. Lewis, and 12 months for Messrs. Stepniak, Currier, Masso and Hammoud.
•Paid periodically, in cash.
•Bonus is equal to target percentage of base salary.

•Three years of base salary and bonus for Mr. Kapur, and two years of base salary and bonus for the Other NEOs.
•Amounts are paid in a lump sum within 60 days following the later of the date of termination or the CIC date.

Annual Bonus for the Year of Termination — Cash Payment Annual ICP Plan bonus is payable to NEOs for the year in which a CIC occurs.	•N/A
•Based on achievement of pre-established ICP goals and the MDCC’s assessment of other relevant criteria, for the stub period ending on the CIC (as defined in the ICP Plan) date, prorated through the CIC date.
•Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a CIC occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause, or has terminated employment for good reason.

Certain Benefits and Perquisites Termination of employment without cause, CIC, or voluntary termination of employment for good reason.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.

Other Payments/Benefits
•In the case of involuntary termination by the Company without cause, service credit for pension is provided during the first 12 months of the severance period.
•Upon death or disability, Performance Plan cash units are paid on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles (Messrs. Stepniak, Currier and Hammoud).

•If employment is terminated upon CIC, service credit for pension purposes during the first 12 months of the severance period.
•If employment is terminated upon CIC, Performance Plan cash units are paid on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles (Messrs. Stepniak, Currier and Hammoud).

NO EXCISE TAX GROSS-UPS
U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a CIC in certain circumstances and subject to certain conditions. The Company does not provide for excise tax gross-ups.
IMPACT ON EQUITY-BASED AWARDS
This section describes the impact of a termination of employment or a CIC on outstanding stock options, RSUs, and Performance Plan Stock Units (PSUs) held by our NEOs. Additional information about these awards is included in the Outstanding Equity Awards Table on page 91 of this Proxy Statement.

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EXECUTIVE COMPENSATION TABLES
The table below shows the values of in-the-money outstanding unvested stock options, RSUs, and PSUs(1) held by our NEOs as of December 31, 2025, based on the closing price of a share of common stock ($195.09) as reported on the Nasdaq on that date. These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated upon death, disability, or a qualifying termination of employment following a CIC. Equity awards do not automatically vest upon a CIC to the extent assumed or replaced by the successor in the transaction. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to an NEO of these provisions depends on the vesting period and remaining terms of the awards.

	Death, Disability, and Termination following CIC			Retirement (2)
Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested RSUs	Unvested PSUs(1)	In-the-Money Value of Unvested Stock Option	Unvested RSUs	Unvested PSUs
Mr. Kapur	$1,089,338	$10,003,062	$10,599,745	$—	$781,967	$2,404,778
Mr. Stepniak	109,550	2,399,650	631,017	—	—	—
Mr. Currier	297,219	3,012,240	3,275,982	—	213,699	168,271
Mr. Masso	—	2,594,714	254,163	—	—	—
Mr. Hammoud	136,649	2,387,240	1,216,690	—	—	—
Mr. Lewis	570,471	3,979,020	4,240,270	—	50,031	666,107
(1)Includes the portion of unvested PSUs that would vest upon death, disability, or a qualifying termination upon Change in Control when awards are rolled over or replaced by a successor.
(2)Represents equity awards that will vest upon retirement based on criteria of Long-Term Incentive Retirement provision implemented in 2025 (referenced on page 99)
TERMINATION OR CIC IMPACT ON OUTSTANDING AWARDS
Treatment of outstanding stock plan awards following termination of employment depends on the plan under which the awards were granted, as follows:

Plan	Treatment of Stock Options, RSUs, and PSUs

2011 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates
•RSUs become vested in full upon death or disability.
•Following termination of employment, unless otherwise agreed by the Company pursuant to the terms of the plan, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options:
•Three (3) years in the event of death, disability, or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service).
•One (1) year in the case of any other involuntary termination without cause; and
•Thirty (30) days in the case of a voluntary termination.
•These rules are hereinafter referred to as the “2011 Stock Plan Exercise Rules.”
•Unvested stock options and RSUs do not automatically vest upon a CIC if rolled over or replaced by the successor. Following a CIC, vesting shall only occur if a participant’s employment is terminated, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. These rules are hereinafter referred to as the “Double Trigger CIC Rules.”

2016 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates
•The Double Trigger CIC Rules apply to unvested stock options and RSUs under this plan. Double trigger vesting also applies to PSUs awarded under this plan where the awards are rolled over or replaced by the successor, with vesting on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles, and paid within 90 days of a participant’s termination of employment, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. RSU and PSU awards that are not rolled over or replaced by the successor vest immediately upon the CIC.
•The 2011 Stock Plan Exercise Rules apply to vested stock options under this plan.
•There is no acceleration of vesting of awards upon reaching retirement age. Unvested RSUs and a prorated amount of a PSU award are paid upon a termination due to death or disability. Unvested stock options vest upon a termination due to death or disability.

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EXECUTIVE COMPENSATION TABLES
DEFINED TERMS USED IN THIS SECTION
As used in the Company’s plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition

Change in Control
•The acquisition of 30% or more of the Company's common stock;
•The purchase of all or part of the common stock pursuant to a tender offer or exchange offer;
•A merger where Honeywell does not survive as an independent, publicly owned corporation;
•A sale of substantially all of Honeywell’s assets; or
•A substantial change in Honeywell’s Board over a two-year period.
•Additionally, under the Senior Severance Plan, any event that the MDCC, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2011 or 2016 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

Termination for Cause
•Clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct;
•The misappropriation, embezzlement, or willful destruction of Company property of significant value;
•The willful failure to perform, gross negligence, or intentional misconduct of significant duties that results in material harm to the business of the Company;
•The conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised);
•The failure to cooperate fully in a Company investigation or to be fully truthful when providing evidence or testimony in such investigation; or
•Clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating generally accepted accounting principles or, if applicable, International Financial Reporting Standards.

Termination for Good Reason
•A material diminution in the NEO’s authority, duties, or responsibilities;
•A material decrease in base compensation;
•A material reduction in the aggregate benefits available to the NEO where such reduction does not apply to all similarly situated employees;
•Any geographic relocation of the NEO’s position to a location that is more than 50 miles from his or her previous work location;
•Any action that constitutes a constructive discharge; or
•The failure of a successor to assume these obligations under the Senior Severance Plan.

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EXECUTIVE COMPENSATION TABLES
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the 2025 annual total compensation of Vimal Kapur, our Chairman and CEO.
To identify the median of the annual total compensation of all our employees, and to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates we used were as follows:
•Our median employee was identified using our global employee population as of October 31, 2025 (the "Determination Date").
•Before applying the “De Minimis Exemption” adjustment permitted under SEC rules (described below), our global population on the Determination Date consisted of approximately 116,066 individuals.

Total U.S. Employees(1)	56,443
Total Non-U.S. Employees	59,623 (no exclusions)
Total Global Workforce	116,066
(1)Total U.S. Employees includes Sandia National Laboratories and Kansas City National Security Campus workforces, which are U.S. Department of Energy facilities managed by Honeywell as a contract operator.
We applied the De Minimis Exemption adjustment to exclude a total of 4,899 employees located in jurisdictions outside the U.S. Such employees represent less than five percent of our Total Global Workforce. The countries and approximate number of Honeywell employees excluded were Algeria (68), Angola (2), Argentina (137), Azerbaijan (12), Bahrain (14), Bangladesh (3), Brazil (325), Bulgaria (176), Chile (176), Colombia (76), Croatia (6), Ecuador (3), Egypt (251), Hong Kong (173), Hungary (310), Indonesia (140), Japan (142), Jordan (11), Kazakhstan (95), Kenya (4), Kuwait (136), Latvia (2), Luxembourg (7), Macao (26), Morocco (15), Nigeria (11), Oman (60), Pakistan (5), Panama (3), Peru (46), Philippines (26), Portugal (36), Republic of Serbia (7), Saudi Arabia (559), Slovakia (459),South Africa (191), Spain (578), Sweden (53), Taiwan (112), Thailand (100),Turkey (237), Ukraine (22), Uruguay (4), Uzbekistan (33), and Vietnam (47).
Total Workforce for Determination of Median Employee:

Total U.S. Employees	56,443
Total Non-U.S. Employees	54,724 (excluding 4,899 employees)
Total Global Workforce	111,167
To identify the median employee from our employee population, we collected actual base salary and incentive awards paid during the 12-month period ending on the Determination Date. As permitted under SEC rules, we annualized the compensation of all newly hired permanent employees during this period. Using this methodology, our median employee was determined to be a full-time employee based in the United States.
The annual total compensation for our median employee in calendar 2025, our last completed fiscal year, was $85,048, calculated in accordance with the rules applicable to the Summary Compensation Table (SCT) of this Proxy Statement.
For 2025, the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $20,381,435.
Based on this information, for 2025, the ratio of the annual total compensation of Mr. Kapur, our CEO, to the median of the annual total compensation of all employees was estimated to be 239 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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EXECUTIVE COMPENSATION TABLES
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information regarding executive pay and performance. The table below shows pay both as reported in the Summary Compensation Table (Summary Comp Table Total) for the applicable fiscal year and as “compensation actually paid” (CAP) for our principal executive officer(s) (PEO) and as an average of all of our other named executive officers (Non-PEO NEOs) for the applicable fiscal year. Both Summary Comp Table Total pay and CAP are calculated in accordance with the requirements of Regulation S-K and may differ substantially from the manner in which the MDCC makes executive compensation decisions, which is described in the Compensation Discussion and Analysis beginning on page 52.
The table below also shows (i) Honeywell’s cumulative total shareowner return (TSR), (ii) the TSR of the Nasdaq Industrial Select Sector Index (XLI), which we have used as our peer group for purposes of this table, (iii) Honeywell’s net income for the applicable fiscal year, and (iv) Honeywell’s performance with respect to a Company-selected measure (CSM), which in our assessment represents the single most important financial performance metric used to link compensation actually paid to our NEOs for the most recently completed fiscal year to Honeywell’s performance. We selected segment margin as the CSM for the 2025 fiscal year.

	Summary Comp Table Total for PEO — Kapur (b)(1)	Comp Actually Paid to PEO — Kapur (c)(2),(3),(4)	Summary Comp Table Total for PEO — Adamczyk (b)(1)	Comp Actually Paid to PEO — Adamczyk (c)(2),(3),(5)	Avg. Summary Comp Table for Non-PEO NEOs (d)(1)	Avg. Comp Actually Paid to Non-PEO NEOs (e)(2),(3),(6)	Value of Initial Fixed $100 Investment Based on:			CSM: Segment Margin (i)(7)
Year (a)							Total Shareowner Return ($)(f)	Peer Group Total Shareowner Return (Composite) (g)	Net Income (in millions) (h)
2025	$20,381,435	$10,865,674	$—	$—	$5,241,759	$1,804,962	$107.80	$189.10	$4,772	21.7%
2024	18,277,193	21,623,963	—	—	6,741,799	7,708,705	115.09	158.45	5,740	22.6%
2023	14,401,630	14,757,418	23,029,368	21,520,786	6,531,247	6,230,330	104.61	135.07	5,672	23.5%
2022	—	—	25,437,598	36,729,811	8,310,085	11,405,134	104.59	114.34	4,967	22.6%
2021	—	—	26,100,120	15,687,973	7,489,516	5,024,129	99.71	121.08	5,610	22.3%
(1)The PEO(s) and Non-PEO NEOs included in the above compensation columns reflect the following:

Year	PEO (CEO)	Non-PEO NEOs
2025	Vimal Kapur	Michal Stepniak, James Currier, James Masso, Billal Hammoud, Gregory P. Lewis, Lucian Boldea
2024	Vimal Kapur	Gregory P. Lewis, Anne T. Madden, Lucian Boldea, James Currier
2023	Vimal Kapur, Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Lucian Boldea, James Currier
2022	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Vimal Kapur, Lucian Boldea
2021	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Que T. Dallara, Michael R. Madsen
(2)Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for RSU awards, including reinvested dividend equivalent units, closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price, (2) for PSU awards (excluding TSR portion of the PSU award), the same valuation methodology as RSU awards above except year-end and vesting date values are multiplied by the forecasted performance factor as of each such date, and include reinvested dividend equivalent units, (3) for the TSR-based portion of the PSU awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s) or, in the case of vesting date, the actual vesting price and performance factor, and (4) for stock options, the fair value calculated by a Black-Scholes model as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair values but using the closing stock price on the applicable revaluation date as the current market price, and in all cases based on volatility, dividend rates, and risk free rates determined as of the revaluation date.
(3)For the portion of “Compensation Actually Paid” that is based on year-end stock prices, the following prices were used: for 2025: $195.09 (13.6% decrease from prior year), for 2024: $225.89 (7.7% increase from prior year), for 2023: $209.71 (2.1% decrease from prior year), for 2022: $214.30 (2.8% increase from prior year), for 2021: $208.51 (2.0% decrease from prior year).
(4)The dollar amounts reported for Mr. Kapur under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Kapur, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kapur during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Kapur's compensation for each year to determine the compensation actually paid:

	PEO — Kapur ($)
	2025	2024	2023
Total Reported in Summary Compensation Table (SCT)	$20,381,435	$18,277,193	$14,401,630
Less, Value of Stock & Option Awards Reported in SCT	(14,490,183)	(13,027,235)	(10,040,327)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(573,547)	(498,217)	(283,838)
Plus, Pension Service Cost	—	205,572	94,485
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	15,866,339	16,385,615	10,811,208
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested	(9,108,010)	830,991	467,763
Plus, FMV of Awards Granted this Year and that Vested this Year	—	—	—
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested this Year	(1,210,360)	(549,956)	(693,504)
Less, Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	—	—	—
Total Adjustments	(9,515,761)	3,346,770	355,788
“Compensation Actually Paid” to PEO — Kapur	$10,865,674	$21,623,963	$14,757,418

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EXECUTIVE COMPENSATION TABLES
(5)The dollar amounts reported for Mr. Adamczyk under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Adamczyk, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adamczyk during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Adamczyk’s total compensation for each year to determine the compensation actually paid:

	PEO — Adamczyk ($)
	2023	2022	2021
Total Reported in Summary Compensation Table (SCT)	$23,029,368	$25,437,598	$26,100,120
Less, Value of Stock & Option Awards Reported in SCT	(18,000,300)	(18,994,812)	(19,734,739)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(515,490)	(757,453)	(608,232)
Plus, Pension Service Cost	59,709	189,227	337,104
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	18,914,098	22,196,690	14,602,954
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested	2,029,201	9,053,140	(1,770,930)
Plus, FMV of Awards Granted this Year and that Vested this Year	—	—	—
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested this Year	(3,995,801)	(394,579)	(3,238,305)
Less, Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	—	—	—
Total Adjustments	(1,508,582)	11,292,213	(10,412,147)
“Compensation Actually Paid” to PEO — Adamczyk	$21,520,786	$36,729,811	$15,687,973
(6)The dollar amounts reported under Average Compensation Actually Paid for Non-PEO NEOs represent the average amount of "compensation actually paid" to the Non-PEO NEOs as a group (excluding the PEOs), as computed in accordance with Items 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the Non-PEO NEOs' total compensation for each year to determine the compensation actually paid:

	Non-PEO NEOs Average ($)
	2025	2024	2023	2022	2021
Total Reported in Summary Compensation Table (SCT)	$5,241,759	$6,741,799	$6,531,247	$8,310,085	$7,489,516
Less, Value of Stock & Option Awards Reported in SCT	(3,332,757)	(4,619,960)	(4,410,961)	(6,206,612)	(5,394,884)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(73,878)	(240,762)	(228,752)	(257,602)	(151,402)
Plus, Pension Service Cost	—	79,833	61,265	44,745	82,389
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	3,106,216	5,811,584	4,710,290	7,905,172	3,998,779
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested	(1,518,402)	376,031	282,769	1,771,263	(475,089)
Plus, FMV of Awards Granted this Year and that Vested this Year	—	—	—	—	—
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested this Year	(366,414)	(439,820)	(715,527)	(161,917)	(525,181)
Less, Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	(1,251,562)	—	—	—	—
Total Adjustments	(3,436,796)	966,906	(300,916)	3,095,050	(2,465,387)
Average “Compensation Actually Paid” to Non-PEO NEOs	$1,804,962	$7,708,705	$6,230,330	$11,405,134	$5,024,129
(7)    2025 Segment Margin reflects continuing operations, as a result of the Solstice spin-off and reclassification of the Advanced Materials business into discontinued operations. 2021-2024 – Segment Margin included in the table reflects our previously reported financial results and does not reflect the reclassification of the Advanced Materials business to discontinued operations.
The six items listed below represent the most important financial performance metrics we used to determine CAP for FY2025 as further described in our Compensation Discussion and Analysis within the sections titled “Annual Incentive Compensation Plan Decisions” and “Long-Term Incentive Compensation Decisions.”

Most Important Financial Metrics
Adjusted Earnings Per Share
Average Segment Margin
Free Cash Flow
Cumulative Revenue
Average Return on Investment
Relative Total Shareowner Return

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EXECUTIVE COMPENSATION TABLES
The graphs below illustrate the relationships between, respectively, our TSR and the TSR of our peer group, CAP and our TSR, CAP and our net income, and CAP and the CSM (segment margin).
1. TSR: Company versus Peer Group
The chart below shows the Company’s TSR as well as that of our comparator index, the Nasdaq Industrial Select Sector Index (XLI), over a five-year period.
TOTAL SHAREOWNER RETURN: HONEYWELL vs XLI
2. CAP versus TSR
As shown in the chart below, the PEO’s and average non-PEO NEOs’ CAP values are reasonably aligned with Honeywell's TSR. This is primarily due to the Honeywell’s use of Performance Shares (PSUs), NQSOs, and Restricted Stock Units (RSUs), which are tied directly to stock price and the Company’s financial performance.
CAP vs HONEYWELL TSR

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EXECUTIVE COMPENSATION TABLES
3. CAP versus Net Income
The charts below reflect the relationship between PEO CAP and Average Non-PEO NEOs CAP and Honeywell’s GAAP net income. The Company does not use net income to determine compensation levels, incentive plan payouts, or as a metric in our long-term incentive plans. Since long-term incentives comprise the largest portion of our NEOsʼ pay, and CAP values include multiple years of LTI awards, and only one year of annual incentives, the relationship between CAP and net income is less evident.
CAP vs NET INCOME
4. CAP versus Segment Margin
The chart below reflects the relationship between the PEO CAP and Average Non-PEO NEOs CAP and Honeywell’s segment margin for the applicable reporting year. Segment margin for 2021-2024 reflects previously reported financial results, while 2025 reflects continuing operations as a result of the Solstice spin-off and reclassification of the Advanced Materials business to discontinued operations. We consider segment margin to be the most important financial measure used to link pay to performance due to the strong correlation with long-term share price growth.
CAP vs SEGMENT MARGIN

2026 NOTICE AND PROXY STATEMENT |	107

PROPOSAL 3:
APPROVAL OF INDEPENDENT ACCOUNTANTS
The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2026 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.
The Audit Committee, and Honeywell’s Board of Directors, believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by Deloitte that it will have a representative present virtually at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.
INDEPENDENT ACCOUNTING FIRM FEES
Deloitte provided the following audit and other services during 2025 and 2024:

(In Millions of $)	2025	2024
Audit Fees	$16.89	$18.65
Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, procedures over acquisitions and divestitures, attest services, and review of documents filed with the SEC.

Audit-Related Fees	29.58	9.34	Audit-related services in both 2025 and 2024 related primarily to carve out audits, consents, issuance of comfort letters, and agreed upon procedures.
Tax Fees	0.03	0.01	Fees related to tax compliance.
All Other Fees	0.08	0.03	Fees related to advisory and consulting services.
Total Fees	$46.58	$28.03
NON-AUDIT SERVICES
The Audit Committee reviews non-audit services proposed to be provided by Deloitte to determine whether they would be compatible with maintaining Deloitte’s independence. The Audit Committee has established policies and procedures for the engagement of Deloitte to provide non-audit services. Specifically:
•The Audit Committee reviews and pre-approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which Deloitte is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by Deloitte on the firm’s independence in performing its audit and audit-related services.
•The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, Deloitte, by category in comparison to the pre-approved budget.
•The engagement of Deloitte to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to Deloitte in any category to exceed the pre-approved amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Audit Committee Chair may represent the entire committee for purposes of review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the committee’s next regularly scheduled meeting.

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PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS
AUDIT COMMITTEE REPORT
This Audit Committee Report was approved by the members of the Audit Committee listed below. Each such member of the Audit Committee is an independent director as defined by applicable SEC rules and stock exchange listing standards.
Management is responsible for Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations, or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.
The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2025, with management and the independent accountants for 2025, Deloitte & Touche LLP (Deloitte). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Committee also reviewed, and discussed with management and Deloitte, management’s report and Deloitte’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that Deloitte’s provision of non-audit services, as detailed in the table on page 108, to the Company and its affiliates is compatible with Deloitte’s independence.
Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2025, be filed with the SEC.
The Audit Committee
Michael W. Lamach (Chair)
William S. Ayer (ex officio)
Kevin Burke
D. Scott Davis
Marc Steinberg
Robin Watson
Stephen Williamson

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS HONEYWELL'S INDEPENDENT ACCOUNTANTS.

2026 NOTICE AND PROXY STATEMENT |	109

PROPOSAL 4:
REVERSE STOCK SPLIT PROPOSAL
This section of this Proxy Statement describes the proposal (the “Reverse Stock Split Proposal”) to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to effect, at the discretion of the Board at any time prior to the one-year anniversary of the Annual Meeting, the following:
•a reverse stock split at a ratio of 1-for-2 (referred to as the “Reverse Stock Split”) and
•contemporaneously with the Reverse Stock Split, a corresponding proportionate reduction in the total number of shares of Honeywell common stock authorized for issuance under our Amended and Restated Certificate of Incorporation (referred to as the “Authorized Share Reduction”).
The Reverse Stock Split and the Authorized Share Reduction are collectively referred to as the “Reverse Stock Split Amendment”, and the form of such amendment is set forth in Appendix B and is referred to as the “Certificate of Amendment”.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.
REASONS FOR THE BOARD’S RECOMMENDATION
REVERSE STOCK SPLIT
On February 6, 2025, the Company announced a plan to separate Honeywell and Honeywell Aerospace into two independent public companies. As a result of this planned separation, which is currently expected to be completed in the third quarter of 2026, the trading price of the Company’s shares of common stock is expected to decrease to reflect the spin-off of Honeywell Aerospace.
The purpose of the Reverse Stock Split is to increase this per-share trading price following the spin-off to an amount that is more in line with the per share price range of Honeywell’s peer companies after the spin-off that are of similar size and market capitalization. The Reverse Stock Split also better aligns the number of outstanding shares to the Company's peer group of companies of similar size and market capitalization. In addition, the Board believes that this increase may improve the marketability of, and may encourage interest and trading in, Honeywell common stock.
While we expect that the Reverse Stock Split will result in a proportionate increase in the per share price of Honeywell common stock, the Reverse Stock Split may not increase the per share price of Honeywell common stock in proportion to the reduction in the number of shares of Honeywell common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects, market conditions and other factors that may be unrelated to the number of shares outstanding). The Reverse Stock Split may also increase the number of shareowners who own odd lots (less than 100 shares). Shareowners who hold odd lots typically will experience an increase in the cost or difficulty of selling their shares. Accordingly, a Reverse Stock Split may not achieve all of the desired results that have been outlined above.
The Board considered all of the foregoing factors and determined that seeking shareowner approval for the Reverse Stock Split Amendment is in the best interests of the Company and its shareowners. As noted below, even if shareowners approve the Reverse Stock Split Amendment, the Board reserves the right not to effect the Reverse Stock Split Amendment if the Board does not deem it to be in the best interests of the Company or its shareowners at the time.

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PROPOSAL 4: REVERSE STOCK SPLIT PROPOSAL
AUTHORIZED SHARE REDUCTION
Although Delaware law does not require a reduction in the total number of authorized shares of Honeywell common stock in connection with implementation of the Reverse Stock Split, if shareowners adopt and approve the Reverse Stock Split Amendment, and the Board decides to implement the Reverse Stock Split, the authorized number of shares of Honeywell common stock would be correspondingly reduced by a proportionate amount. The Board believes this reduction is appropriate because, if the Reverse Stock Split is effectuated, it does not anticipate needing two billion authorized shares of Honeywell common stock in the foreseeable future.
EFFECTS OF THE REVERSE STOCK SPLIT AMENDMENT
GENERAL
If the Reverse Stock Split Amendment is approved, there will be no impact on shareowners until the Board determines to implement the Reverse Stock Split. In order to implement the Reverse Stock Split Amendment, the Company would file the Certificate of Amendment with the Delaware Secretary of State, which would be effective immediately or at such time as the Company may specify at the time of filing (referred to as the “Effective Time”).
As a result of the Reverse Stock Split, the outstanding shares of Honeywell common stock will be combined at a ratio of
1-for-2 (referred to as the “Split Ratio”). However, no fractional shares of Honeywell common stock will be issued as a result of the Reverse Stock Split, and instead, any shareowner who would have been entitled to receive a fractional share as a result of the Reverse Stock Split will instead receive a cash payment in lieu of such fractional share, as described below.
If the Reverse Stock Split is implemented, shareowners of Honeywell common stock will own a smaller number of shares than they currently own. The Reverse Stock Split would affect all the Company’s shareowners uniformly and would not affect any shareowner’s percentage ownership interest or proportionate voting power, except for the cash out of fractional shares of common stock.
The following table contains approximate information, based on share information as of March 28, 2026, relating to Honeywell’s outstanding common stock based on the Split Ratio and information regarding our authorized shares assuming that the Reverse Stock Split Amendment is approved and the Reverse Stock Split and the Authorized Share Reduction are implemented:

	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding
Pre-Reverse Stock Split	2,000,000,000	633,700,000
Post-Reverse Stock Split 1:2	1,000,000,000	316,850,000

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PROPOSAL 4: REVERSE STOCK SPLIT PROPOSAL
ANTICIPATED IMPACT ON DIVIDENDS
The Board has not yet determined the Company’s dividend policy following the separation of Honeywell Aerospace but does not currently anticipate that the Reverse Stock Split will result in a change to the total value of the quarterly dividend that shareowners receive. Although the Board reserves the right to change the Company’s dividend policy in the future, all other things being equal, we currently anticipate that the per share dividend paid after the Reverse Stock Split will be proportionately adjusted to reflect the Split Ratio.
EFFECT ON EQUITY COMPENSATION ARRANGEMENTS
If the Reverse Stock Split is implemented:
•The per share exercise price or purchase price of any outstanding stock options or other stock purchase rights would be increased proportionately, and the number of shares issuable under outstanding stock options, restricted stock units, performance stock units and all other outstanding equity-based awards would be reduced proportionately;
•the number of shares of Honeywell common stock authorized for future issuance under our equity plans would be proportionately reduced and other similar adjustments would be made under the equity plans to reflect the Reverse Stock Split; and
•with respect to performance goals applicable to outstanding performance-based equity awards that relate to Honeywell’s total shareholder return, actual performance results will be proportionately adjusted to reflect the Reverse Stock Split.
FRACTIONAL SHARES
We do not plan to issue fractional shares in connection with the Reverse Stock Split. As soon as practicable after the Effective Time, Honeywell’s transfer agent will aggregate such fractional shares into whole shares and sell the whole shares at the then-prevailing trading prices in the open market on behalf of those shareowners who would otherwise be entitled to receive a fractional share, and after Honeywell’s transfer agent’s completion of such sale, such shareowners will receive a cash payment (without interest or deduction) from Honeywell’s transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale and, where shares are held in certificated form, upon the surrender of such shareowners’ stock certificates.
CONTINUED SEC REPORTING REQUIREMENTS AND STOCK LISTING
After the Effective Time, the Company would continue to be subject to periodic reporting and other requirements of the Exchange Act, and Honeywell’s common stock would continue to be listed on the Nasdaq under the symbol “HON”.
NEW CUSIP NUMBER
After the Effective Time, the post-Reverse Stock Split shares of Honeywell’s common stock would have a new CUSIP number, which is a number used to identify the Company’s equity securities. Stock certificates issued before the Reverse Stock Split will reflect the older CUSIP number and should be returned to the Company’s transfer agent by following the procedures described below under “Holders of Certificated Shares of Honeywell Common Stock.”
HOLDERS OF CERTIFICATED SHARES OF HONEYWELL COMMON STOCK
If any shareowner’s shares of Honeywell common stock are held in certificated form, that shareowner will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Time. The transmittal letter will be accompanied by instructions specifying how the shareowner may exchange its certificates representing the pre-Reverse Stock Split shares of Honeywell common stock for a statement of holding (as described below). When a shareowner submits its stock certificates, the post-Reverse Stock Split shares of Honeywell common stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, that shareowner will receive a statement of holding that indicates the number of post-Reverse Stock Split shares of Honeywell common stock held in book-entry form. The Company will no longer issue physical stock certificates, unless a stock certificate is specifically requested by a shareowner in accordance with the Company’s By-laws. Beginning at the Effective Time, each stock certificate representing pre-Reverse Stock Split shares will be deemed to evidence ownership of post-Reverse Stock Split shares. Shareowners will need to exchange their stock certificates in order to effect transfers of shares. If a stock certificate bears a restrictive legend, the registered shares in book-entry form will bear the same restrictive legend.
Shareowners should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

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PROPOSAL 4: REVERSE STOCK SPLIT PROPOSAL
EFFECT ON REGISTERED BOOK-ENTRY HOLDERS OF HONEYWELL COMMON STOCK
Registered holders of shares of Honeywell common stock may hold some or all of their shares electronically in book-entry form under the direct registration system for the securities. Those shareowners do not have stock certificates evidencing their ownership of shares of Honeywell common stock, but generally have a statement reflecting the number of shares registered in their accounts.
Shareowners that hold registered shares of Honeywell common stock in book-entry form do not need to take any action to receive post-Reverse Stock Split shares. Any such shareowner that is entitled to post-Reverse Stock Split shares of Honeywell common stock will automatically receive, at the shareowner’s address of record, a transaction statement indicating the number of post-Reverse Stock Split shares held following the implementation of the Reverse Stock Split.
EFFECT ON REGISTERED AND BENEFICIAL HOLDERS OF HONEYWELL COMMON STOCK
After the Effective Time, shares of Honeywell common stock held by shareowners that hold their shares through a broker or other nominee will be treated in the same manner as shares held by registered shareowners that hold their shares in their names. Brokers and other nominees that hold shares of Honeywell common stock will be instructed to effect the Reverse Stock Split for the beneficial owners of such shares. However, those brokers or other nominees may implement different procedures than those to be followed by registered shareowners for processing the Reverse Stock Split, particularly with respect to the treatment of fractional shares. Shareowners whose shares of Honeywell common stock are held in the name of a broker or other nominee are encouraged to contact their broker or other nominee with any questions regarding the procedure of implementing the Reverse Stock Split with respect to their shares.
REQUIRED VOTE
The Reverse Stock Split Proposal will be approved by shareowners if the votes cast "FOR" the proposal represent a majority of the total votes cast by shareowners on such proposal. Abstentions will not be counted toward the tabulation of votes cast on the proposal, and accordingly will have no effect on the number of total votes that are counted as "FOR" or "AGAINST" such proposal.
NO IMPACT ON PREFERRED STOCK
The Reverse Stock Split Amendment does not change the number of outstanding or authorized shares of Honeywell’s preferred stock, without par value, or change the par value of such preferred stock.
ACCOUNTING CONSEQUENCES
The Reverse Stock Split Amendment will not affect the common stock capital account on the Company’s balance sheet and the par value of Honeywell common stock will remain unchanged. The stated capital component, which consists of the par value per share of Honeywell common stock multiplied by the aggregate number of shares of Honeywell common stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be increased by the amount by which the stated capital is reduced. Shareowners’ equity, in the aggregate, will remain unchanged. As a result of the Reverse Stock Split, reported per share net earnings or loss and other per share of Honeywell common stock amounts will increase because there will be fewer shares of Honeywell common stock outstanding. In future financial statements, per share net earnings or loss and other per share of Honeywell common stock amounts for periods ending before the Effective Time will be adjusted to give retroactive effect to the Reverse Stock Split.

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PROPOSAL 4: REVERSE STOCK SPLIT PROPOSAL
HOW LONG THE AUTHORIZATION TO EFFECTUATE A REVERSE STOCK SPLIT WILL LAST
Upon receiving shareowner approval of the Reverse Stock Split Amendment, the Board will have the authority, but not the obligation, at any time prior to the one-year anniversary of the Annual Meeting, to determine whether to effectuate the Reverse Stock Split and the Authorized Share Reduction.
The Board (or any authorized committee thereof) reserves the right to elect to abandon the Reverse Stock Split Amendment, even if shareowner approval has been obtained, if it determines in its discretion that the Reverse Stock Split and Authorized Share Reduction are no longer in the best interest of the Company and its shareowners. By voting in favor of the approval of the Reverse Stock Split Amendment, each shareowner is expressly also authorizing the Board to determine not to proceed with and to abandon the Reverse Stock Split Amendment if it should so decide.
If the Certificate of Amendment effecting the Reverse Stock Split Amendment has not been filed with the Delaware Secretary of State prior to the one-year anniversary of the Annual Meeting, then the Reverse Stock Split Amendment will be automatically abandoned.
NO DISSENTERS’ RIGHTS OF APPRAISAL
Under Delaware law, shareowners of Honeywell common stock will not be entitled to dissenters’ rights in connection with the Reverse Stock Split Amendment.
NO GOING PRIVATE TRANSACTION
Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split Amendment, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. Implementing the Reverse Stock Split would not be reasonably likely result in, and would not have a purpose to, produce a “going private” effect.
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
Certain of our officers and directors have an interest in the Reverse Stock Split Proposal as a result of their ownership of shares of Honeywell common stock. However, we do not believe that our officers or directors have interests in this proposal that are different than or greater than those of any of our other shareowners.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT
The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split to holders of Honeywell common stock. This summary is based on the provisions of the Internal Revenue Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth below.
We have not sought and will not seek an opinion of counsel or ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary is limited to holders of Honeywell common stock that are U.S. holders, as defined below, and that hold Honeywell common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment).
This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special treatment under U.S. federal income tax rules, such as, without limitation, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the United States, insurance companies, persons holding shares of Honeywell common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell shares of Honeywell common stock under the constructive sale provisions of the Internal Revenue Code, persons that actually or constructively hold more than 5% of Honeywell common stock, persons that hold Honeywell common stock in an individual retirement account, 401(k) plan or similar tax-favored account, holders who acquired Honeywell common stock upon the exercise of employee stock

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PROPOSAL 4: REVERSE STOCK SPLIT PROPOSAL
options or otherwise as compensation, holders whose functional currency is not the U.S. dollar, or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities. This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, any alternative minimum tax or any U.S. state, local or foreign tax consequences.
For purposes of this summary, a “U.S. holder” means a beneficial owner of Honeywell common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of Honeywell common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of Honeywell common stock that are partnerships and partners in such partnerships should consult their tax advisors as to the tax consequences to them of the Reverse Stock Split.
This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Honeywell common stock should consult their tax advisor with respect to the application of United States federal income tax laws to their particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
The Reverse Stock Split is intended to qualify as a tax-free recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in the Honeywell common stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its Honeywell common stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s Honeywell common stock received pursuant to the Reverse Stock Split will include the holding period of the Honeywell common stock surrendered in the Reverse Stock Split in exchange therefor.
In general, a U.S. holder who receives cash in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the Honeywell common stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its Honeywell common stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of capital losses is subject to limitations.
U.S. holders that acquired different blocks of Honeywell common stock at different times or different prices should consult their tax advisors regarding the determination of the tax basis and holding period of shares of Honeywell common stock that they hold following the Reverse Stock Split.
Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS.

2026 NOTICE AND PROXY STATEMENT |	115

PROPOSAL 5:
SHAREOWNER PROPOSAL —
SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT
The following proposal was submitted for inclusion in this Proxy Statement by John Chevedden (the beneficial owner of 50 shares of common stock). We will provide the proponent’s address upon a shareowner’s oral or written request. If Mr. Chevedden, or a representative who is qualified under state law, properly presents such proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting Mr. Chevedden’s proposal and supporting statement as it was submitted to us, including Mr. Chevedden’s graphic in red below, and we take no responsibility for its content.
Proposal 5 — Shareholder Right to Act by Written Consent
Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any unnecessary restriction based on length of stock ownership or the method by which shareholders hold their shares). This includes shareowner ability to initiate any appropriate topic for written consent.
Shareholders acting by written consent and calling for a special shareholder meeting are 2 means that shareholders of a company can use to put forth a proposal on a timely basis without waiting for the annual shareholder meeting.
This proposal topic won 42% shareholder support at an earlier HON annual meeting without any special effort by the proponent. Meanwhile HON made a special effort to keep the vote from exceeding 50%.
Acting by written consent is hardly ever used by shareholders but the main point of having a right to act by written consent is that it gives shareholders greater standing to engage effectively with management when Honeywell International (HON) underperforms.
The following challenging 2025 news reports on HON make it more important to adopt this proposal without delay:
A Bank of America analyst issued a rare double downgrade on Honeywell's stock from "Buy" to "Sell," citing limited 2026 earnings growth and weak trading performance of the newly spun-off Solstice Advanced Materials (November 2025).
Honeywell's shares faced rough waters, dropping significantly throughout 2025 and sitting 10% below where they started the year as of mid-November, lagging behind its peers.
Morningstar DBRS and Fitch Ratings placed Honeywell's credit ratings on "Under Review with Negative Implications" or "Rating Watch Negative" following the announcement of its plan to separate the Aerospace and Automation businesses. This reflected uncertainty regarding the company's future capital structure and financial policy after the spin-offs (February 2025).
In Q3 2025, the Energy and Sustainability Solutions segment was the company's worst performer, with a 2% organic sales decline, primarily due to challenges and a 13% sales fall in its Honeywell UOP unit. The Industrial Automation segment also faced cost inflation crimping margins and expected low single-digit losses for the full year 2025.
HON reported significant liabilities, including $1.3 billion in net asbestos liabilities and $747 million in environmental liabilities.
Please vote yes:
Shareholder Right to Act by Written Consent - Proposal 5

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PROPOSAL 5: SHAREOWNER PROPOSAL — SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT
BOARD RECOMMENDATION – PROPOSAL 5
The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:

We believe that matters requiring shareowner approval should be presented to, and voted on, by shareowners at a meeting where all shareowners can participate.
Shareowner meetings are a more democratic way for shareowners to express their views on important financial, governance, or strategic questions related to Honeywell. The Board believes that all matters requiring shareowner approval should be presented and considered at an annual or special meeting of shareowners to allow all shareowners equal time and opportunity to consider and act upon any matter requiring shareowner approval. In a shareowner meeting, whether a regular annual meeting or a special meeting, voting occurs on a specified date that is publicly announced well in advance of the meeting. All interested parties have an opportunity to express their views and solicit proxies from shareowners. By contrast, action by written consent does not require notice to all shareowners about a proposed action, nor does it permit differing views on a particular action or issue to be fully aired and debated. As such, action by written consent can disenfranchise shareowners who do not have the opportunity to vote. Adoption of the written consent right requested by this proposal would permit a small group of shareowners (including those who accumulate a short-term voting position through the borrowing of shares) with no fiduciary duties to other shareowners to initiate action with no prior notice either to other shareowners or to the Company. Any such action would prevent all shareowners from having an opportunity to deliberate on matters in an open and transparent manner, and to consider arguments for and against any action, including the Company’s position.
In addition, a shareowner seeking action by written consent may attempt to solicit the fewest possible shareowners needed to take action, rather than seeking input from all shareowners, and may rely on consents obtained from some shareowners without allowing shareowners to evaluate a proposal, express their views, and vote. Unlike action by written consent, when shareowners act at a special or annual meeting of shareowners, all shareowners receive advance notice of the meeting and have clearly established times during which they can evaluate the issues, engage with our Company and other shareowners, communicate their views, and vote. Permitting shareowner action by written consent could also lead to substantial confusion and disruption for shareowners, with potentially multiple, even conflicting, written consents being solicited by multiple shareowner groups.

Shareowners holding 15% of our outstanding shares already have the right to call a special meeting.
The Board further believes that shareowner action by written consent is unnecessary in light of our shareowners’ right to call special meetings, which can be in-person or virtual, pursuant to the written request of 15% of our outstanding shares of common stock. A special meeting permits shareowners, the Board, and Company management to hold a discussion on matters in between annual meetings and empowers all shareowners to participate collectively in a single meeting, and encompasses the full range of benefits associated with shareowner meetings described above. We believe that the 15% ownership threshold required to call a special meeting of shareowners guards against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with our shareowners’ long-term best interests. Additionally, allowing any shareowner, regardless of ownership interest, to initiate a potentially unlimited number of written consent solicitations on any topic at any time could enable a single shareowner to advance its own narrow interests in a manner that unduly disrupts the effective management of our Company and is detrimental to shareowner interests.

The majority of shareowners with whom we have previously discussed this matter believe that the right to act by written consent is not necessary where shareowners already have the right to call a special meeting.

We have previously discussed written consent proposals with our largest shareowners as part of our shareowner outreach program in prior years when this proposal was raised. The overwhelming majority of those shareowners shared their belief that the right to act by written consent is not warranted where shareowners already have the right to call a special meeting. After we lowered the ownership threshold for calling a special meeting in 2018 (from 20% to 15%), support for our position has only increased, both in conversations with our largest shareowners and in our annual meeting voting results. In addition, Honeywell has received a shareowner written consent proposal six times between 2013 and 2025, and our shareowners have previously rejected all of the prior proposals on this topic.

2026 NOTICE AND PROXY STATEMENT |	117

PROPOSAL 5: SHAREOWNER PROPOSAL — SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

The right to act by written consent is further unnecessary given Honeywell's other strong corporate governance practices.
The ability to act by written consent is further unnecessary because we continually evaluate shareowner feedback and implement appropriate changes to our corporate governance policies and practices that we believe are in the best interests of Honeywell and its shareowners. These include:
•The 15% ownership threshold for shareowners’ right to call a special meeting of shareowners (reduced from 20% in 2018 in response to shareowner sentiment).
•The annual election of directors and majority voting in uncontested director elections.
•The adoption of a proxy access By-laws amendment (instituted in 2015 in response to shareowner sentiment).
•The ability of shareowners to submit proposals and nominees for presentation at an annual meeting.
In addition, a key component of our corporate governance program is our annual shareowner engagement process. During 2025, we proactively invited holders of approximately 60% of our outstanding stock to engage with us to discuss corporate governance and other topics, and we ultimately engaged with holders of approximately 34% of our common stock during the year, held by 23 of our largest shareowners. Our shareholders did not raise concerns about our corporate governance practices during these conversations.
Our continual engagement with shareowners complements our robust corporate governance practices that empower and protect the interests of our shareowners.
Given the actions that Honeywell has taken to protect shareowner value, increase shareowner rights, and ensure director accountability, the Board believes that adoption of the above proposal would not add significant value to the Company’s performance or to shareowners’ interests. It would, instead, have a detrimental effect by providing the means for short-term or individual shareowners to act in their own self-interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.
Our shareowners did not raise concerns about our corporate governance practices during those conversations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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ADDITIONAL INFORMATION
OTHER BUSINESS
The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Honeywell has written policies and procedures for approval or ratification of related person transactions. Article Eighth of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee, or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier, or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company, or using confidential Company information or other corporate assets for personal profit.
Conflict of interest or related party transactions are referred to the Corporate Governance and Responsibility Committee (CGRC), which is responsible for reviewing and overseeing related party transactions for potential conflict of interest situations on an ongoing basis, as appropriate. The CGRC and the Board must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify, or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board and CGRC consider all relevant facts and circumstances, such as:
•The benefits of the transaction to Honeywell;
•The terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;
•The direct or indirect nature of the related person’s interest in the transaction;
•The size and expected term of the transaction; and
•Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed, and disclosed in accordance with applicable policies, procedures, and regulations. There are no family relationships among any of our directors or executive officers.
In May 2025, we entered into a cooperation agreement with Elliott Investment Management L.P., as described in the section entitled “Evaluation and Nomination of Director Candidates” on page 34. Director Marc Steinberg is affiliated with Elliott.

2026 NOTICE AND PROXY STATEMENT |	119

ADDITIONAL INFORMATION
VIRTUAL ANNUAL MEETING
Considering our positive virtual meeting experience the last several years, the Board has chosen to hold the Company’s Annual Meeting in a virtual format again this year. Last year, Honeywell’s Chairman and CEO led the meeting and used the platform to speak directly to shareowners. The proponent of the one shareowner proposal had a choice between presenting his statement live by dialing in to the meeting or providing a pre-recorded message, and shareowners also had an opportunity to submit questions both before and during the meeting. Honeywell’s Chairman and CEO answered most of the questions during the time allotted for Q&A. We responded to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website after the meeting. In comparison to typical in-person meetings, the Company believes the virtual format enables more meaningful engagement and a greater level of information sharing with a broader group of shareowners. See “Participation in the Annual Meeting” below for additional information regarding attending our virtual Annual Meeting.
PARTICIPATION IN THE ANNUAL MEETING
We will be hosting the Annual Meeting in a virtual-only format. Any shareowner as of the record date can listen to and participate in, and vote at, the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/HON2026, and a transcript of the meeting will be posted after the meeting on our Investor Relations website at investor.honeywell.com. After the Annual Meeting, we will spend up to 15 minutes answering shareowner questions that comply with our Annual Meeting rules of conduct. The questions and responses will be included in the meeting transcript. Shareowners may submit questions before the meeting through www.proxyvote.com and during the meeting through the virtual Annual Meeting web portal. We will respond to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website soon after the meeting.
The Annual Meeting webcast will begin promptly at 10:30 a.m. EDT. We encourage you to access the Annual Meeting portal prior to the start time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting on May 22, 2026.
Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.
Materials Needed to Participate in the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability, proxy card, or voting instruction form (if you received a printed copy of the Proxy Materials) or included in the email to you (if you received your Proxy Materials by email) in order to access the meeting, vote your shares, and submit questions. If you do not have your control number, you will not be able to attend, vote your shares, or submit questions before or during the Annual Meeting. Please contact Honeywell Investor Relations at investorrelations@honeywell.com for assistance if you are unable to locate your control number.
If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee (that is, in street name), and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in, or vote at the Annual Meeting using the 16-digit control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, shareowners who hold their shares in street name should contact their bank, broker, trustee, or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.
Technical Assistance. There will be technicians ready to assist you with any technical difficulties you may have when trying to access the meeting or submitting questions during the meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number which will be posted on the virtual Annual Meeting log-in page.

120	| 2026 NOTICE AND PROXY STATEMENT

ADDITIONAL INFORMATION
NOTICE AND ACCESS
The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) to shareowners in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareowners (Proxy Materials). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the Proxy Materials are set forth in the Notice of Internet Availability.

Proxy Materials Are Available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.
STOCK OWNERSHIP INFORMATION
FIVE PERCENT OWNERS OF COMPANY STOCK
The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of our outstanding shares of common stock as of December 31, 2025:

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding(3)
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	61,121,019	(1)	9.6%
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	42,313,312	(2)	6.7%
(1)The information is based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. Vanguard and certain related entities reported shared voting power in respect of 761,343 shares, sole dispositive power in respect of 58,475,718 shares, and shared dispositive power in respect of 2,645,301 shares. On a Schedule 13G/A filed on March 27, 2026, Vanguard subsequently reported that, due to an internal realignment on January 12, 2026, it no longer has, or is deemed to have, beneficial ownership over Honeywell securities beneficially owned by various subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis).
(2)The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2024. BlackRock, Inc. and certain related entities reported sole voting power in respect of 38,935,560 shares and sole dispositive power in respect of 42,313,312 shares.
(3)Based on 633,653,119 shares of common stock outstanding on March 28, 2026.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table lists information as of March 27, 2026, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of Honeywell as a group. Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 27, 2026, and RSUs that will vest within 60 days of March 27, 2026. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of March 27, 2026, and RSUs that will vest within 60 days of March 27, 2026, are deemed to be outstanding for computing the percentage ownership of the person holding these options or RSUs and the percentage ownership of any group in which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

2026 NOTICE AND PROXY STATEMENT |	121

ADDITIONAL INFORMATION

	Components of Beneficial Ownership (Number of Shares)
Name(1)	Common Stock Beneficially Owned	Right to Acquire(2)	Other Stock-Based Holdings(3)	Total Number of Shares(4)
Duncan B. Angove	2,983	11,774	13,217	27,974
Craig Arnold	—	359	357	716
William S. Ayer	11,343	11,774	5,752	28,869
Kevin Burke	28,907	14,945	13,778	57,630
D. Scott Davis	31,096	11,774	24,702	67,572
Deborah Flint	2,432	8,650	5,514	16,596
Vimal Kapur	46,954	305,611	1,967	354,532
Michael W. Lamach	1,653	1,098	945	3,696
Grace Lieblein	15,939	7,168	8,355	31,462
Indra K. Nooyi	—	256	307	563
Marc Steinberg	—	605	475	1,080
Robin Watson	1,056	2,683	1,355	5,094
Stephen Williamson	164	625	1,033	1,822
Billal Hammoud	5,767	28,166	366	34,299
Michal Stepniak	2,505	27,618	—	30,123
James Masso	—	—	—	—
James Currier	5,378	47,720	569	53,667
All directors, nominees, and executive officers as a group, including the above-named persons (22 people)	198,524	692,593	81,071	972,188
(1)c/o Honeywell International Inc., 855 S. Mint Street, Charlotte, NC 28202.
(2)Includes shares that the named individual or group has the right to acquire through the exercise of vested stock options and shares that the named individual or group has the right to acquire through the vesting of restricted stock units and stock options within 60 days of March 27, 2026.
(3)Includes shares and/or share-equivalents in deferred accounts as to which no voting or investment power exists.
(4)The total beneficial ownership for any individual and the total beneficial ownership for the group are both less than 1% of the shares of common stock outstanding as of March 27, 2026.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on a review of the copies of such reports and representations that no other reports were required, we believe that in 2025, and to date in 2026, all applicable Section 16(a) reports were timely filed, except for a Form 4 that was filed for Mr. Kenneth J. West on October 6, 2025.

122	| 2026 NOTICE AND PROXY STATEMENT

ADDITIONAL INFORMATION
VOTING PROCEDURES
METHODS OF VOTING
Shareowners of Record. If your shares are registered directly in your name with Honeywell’s transfer agent, EQ Shareowner Services, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card. Votes submitted by Internet, mobile device, or telephone must be received by 11:59 p.m. EDT on May 21, 2026.
If you indicate when voting online or by phone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners. If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee, or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee, or nominee offers these options or by signing and returning a voting instruction card. Your bank, broker, trustee, or nominee will send you instructions for voting your shares. If you do not provide the bank, broker, trustee, or other nominee that holds your shares with specific voting instructions, then such bank, broker, trustee, or other nominee may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters. Proposal No. 3, the approval of the appointment of Deloitte, and Proposal No. 4, the Reverse Stock Split Proposal, are each considered a routine matter; because a bank, broker, trustee, or other nominee may generally vote in their discretion on routine matters, no broker non-votes are expected in connection with Proposal No. 3 or Proposal No. 4. The following proposals are considered non-routine matters: Proposal No. 1, election of directors; Proposal No. 2, advisory vote to approve executive compensation; and Proposal No. 5, shareowner right to act by written consent, which is a shareowner proposal. If the bank, broker, trustee, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, which is generally referred to as a “broker non-vote.” Accordingly, broker non-votes may exist in connection with Proposal Nos. 1, 2, and 5. With respect to Proposal Nos. 1, 2, and 5, in the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote outcome of Proposal Nos. 1, 2, and 5.
As described above, brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device, or telephone through such a bank, broker, trustee, or nominee must be received by 11:59 p.m. EDT on May 21, 2026, or such other date and time indicated in the materials provided by such bank, broker, trustee, or nominee.
Participants in Honeywell Savings Plans. Participants in Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card.
Each trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). We encourage you to provide instructions to the relevant trustee regarding the voting of your shares. Directions provided by Internet, mobile device, or telephone must be received by 5:00 p.m. EDT on May 19, 2026.

Your Vote Is Very Important to Us. Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

2026 NOTICE AND PROXY STATEMENT |	123

ADDITIONAL INFORMATION
CONFIDENTIAL VOTING POLICY
It is our policy that any proxy, ballot, or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law.
We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.
REVOKING YOUR PROXY
Whether you vote or direct your vote by mail, telephone, mobile device, or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:
•Sending a timely written statement to that effect to the Corporate Secretary of Honeywell;
•Submitting a properly signed proxy with a later date;
•Submitting a proxy vote by telephone, mobile device, or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or
•Voting at the Annual Meeting (except for shares held in the savings plans).
If you hold your shares through a bank, broker, trustee, or nominee and you have instructed the bank, broker, trustee, or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee, or nominee to change those instructions.
QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES
The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person (virtually) or represented by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Regarding Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions, and broker non-votes will have no effect on the election of directors.
The affirmative vote of a majority of shares present or represented by proxy and entitled to vote on each of Proposal Nos. 2, 3, and 5 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. The affirmative vote of a majority of the total votes cast by shareowners on Proposal No. 4 is required for the approval of Proposal No. 4. Abstentions will not be counted toward the tabulation of votes cast on Proposal No. 4 and will accordingly have no effect on the member of total votes that counted as "FOR and "AGAINST" Proposal No. 4. Shares not represented in person or by proxy at the Annual Meeting will have no effect on the vote outcome of Proposal Nos. 2, 3, 4, and 5, and broker non-votes will have no effect on the vote outcome of Proposal Nos. 2 and 5. While the votes on Proposal Nos. 2 and 3 are advisory and not binding on the Board or the Company, the Board or applicable committee will take into consideration the outcome of the votes when making future decisions regarding executive compensation and the auditor appointment, respectively.
RESULTS OF THE VOTE
We will announce preliminary voting results at the Annual Meeting and publish them on our Investor Relations website at investor.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, and they will be available on the same website.

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ADDITIONAL INFORMATION
SHARES OUTSTANDING
At the close of business on March 28, 2026, there were 633,653,119 shares of common stock outstanding. Each share outstanding as of the March 27, 2026 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.
ELIMINATING DUPLICATE MAILINGS
Beneficial owners of common stock who share a single address will receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee, or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, we will have a separate copy promptly delivered to you upon your written or oral request. To make the request, they may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and including their name, the name of their broker or other nominee, and their account number(s). Beneficial owners may also contact Broadridge if they received multiple copies of the Proxy Materials and prefer to receive a single copy in the future.
EXPENSES OF SOLICITATION
Honeywell pays the cost of preparing, assembling, and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail Proxy Materials to their customers or principals. We may retain a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any.
ELECTRONIC ACCESS TO THE PROXY MATERIALS
You can elect to receive future Proxy Materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive Proxy Materials electronically as follows:

Shareowners of Record. If you are a registered shareowner, you may request electronic delivery when submitting your vote for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

SHAREOWNER PROPOSALS AND BOARD NOMINEES
SHAREOWNER PROPOSALS FOR 2027 ANNUAL MEETING
In order for a shareowner proposal to be considered for inclusion in Honeywell’s Proxy Statement for the 2027 Annual Meeting of Shareowners pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 11, 2026. Proposals submitted thereafter will be opposed as not timely filed.
If a shareowner intends to present a proposal for consideration at the 2027 Annual Meeting of Shareowners pursuant to the procedures contemplated in Honeywell’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in Honeywell’s By-laws, Honeywell must receive notice of such proposal not earlier than January 22, 2027, and not later than February 21, 2027. Otherwise, the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain the information required by Honeywell's By-laws, including, but not limited to, a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner, the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business. If the required information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2027 Annual Meeting of Shareowners. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its Proxy Materials.
Any shareowner wishing to submit a shareowner proposal should send notice to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, and honcorpsec@honeywell.com.

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ADDITIONAL INFORMATION
DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING
Proxy Access Nominations. Honeywell’s By-laws allow a single shareowner or a group of up to 20 shareowners who have held at least 3% of Honeywell stock for at least three years and who comply with the additional requirements in Honeywell’s By-laws to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in Honeywell’s Proxy Statement if the shareowner(s) and the nominee(s) satisfy the requirements specified in Honeywell’s By-laws. Notice must be received by the Corporate Secretary of Honeywell at 855 S. Mint Street, Charlotte, NC 28202, not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the definitive Proxy Statement was first released to shareowners in connection with the preceding year’s Annual Meeting, subject to certain exceptions specified in Honeywell’s By-laws. For the 2027 Annual Meeting, such notice must be received not earlier than November 11, 2026, and not later than December 11, 2026. Honeywell did not receive any such nominations for the 2026 Annual Meeting of Shareowners.
Non-Proxy Access Nominations. Honeywell’s By-laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director must notify the Corporate Secretary in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, subject to certain exceptions specified in Honeywell’s By-laws. The notice must meet the requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary. For the 2027 Annual Meeting, such notice must be received not earlier than January 22, 2027 and not later than February 21, 2027. Honeywell did not receive any such nominations for the 2026 Annual Meeting of Shareowners.
Universal Proxy Rules. In addition to satisfying the foregoing requirements under our By-laws, including advance notice of director nominations, to comply with the universal proxy rules, shareowners who intend to solicit proxies in support of director nominees other than Honeywell’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 23, 2027. Such notice may be mailed to the Corporate Secretary at the address above.
Shareowner Recommendations. Shareowners wishing to recommend a director candidate to the CGRC for its consideration should write to the CGRC, in care of Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, and must comply with the requirements specified in the Shareowners Nomination Policy adopted by the CGRC as described below. To receive consideration, a recommendation should include the candidate’s name, biographical data, a description of his or her qualifications in light of the criteria described in this Proxy Statement and our By-laws, and any other information required by the Shareowners Nomination Policy, which can be requested from our Corporate Secretary via email (honcorpsec@honeywell.com) or by mail at the address above. The CGRC evaluates candidates recommended by shareowners using the same criteria as for other candidates recommended by existing Board members or other persons, as described above under “Evaluation and Nomination of Director Candidates.”
WHERE SHAREOWNERS CAN FIND MORE INFORMATION
SEC FILINGS AND REPORTS
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at investor.honeywell.com (see “Financials/SEC Filings”) immediately after they are publicly filed or furnished. Please visit our website at investor.honeywell.com (see “Governance/Governance Overview”) to view our governance documents, including our Charter and By-laws, Corporate Governance Guidelines, Code of Business Conduct, and Board committee charters.
COMMUNICATING WITH MANAGEMENT AND INVESTOR RELATIONS
Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call: Mark Macaluso, Senior Vice President, Investor Relations, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, or +1 (704) 627-6118.

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ADDITIONAL INFORMATION
COMMUNICATING WITH THE BOARD
Shareowners, as well as other interested parties, may communicate directly with our independent Lead Director, the non-employee directors as a group, or individual directors by writing to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202. Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Audit Committee Chair. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job‑related inquires; spam; and overly hostile, threatening, potentially illegal, or similarly unsuitable communications.
OUR WEBSITE
Honeywell uses our Investor Relations website, investor.honeywell.com, as a means of disclosing information that may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. We encourage our shareowners to visit our website for more information about our financial, corporate governance, corporate responsibility, and sustainability policies, practices, and performance.

Visit Our Website at investor.honeywell.com.
Although we include references to our website throughout this Proxy Statement, information contained on or accessible through, including any reports available on, our website is not a part of, and is not incorporated by reference into, this Proxy Statement or any other report or document we file with the SEC. Any reference to our website throughout this Proxy Statement is intended to be an inactive textual reference only.
No assurance can be given that any plan, initiative, projection, goal, target, commitment, expectation, or prospect set forth in this Proxy Statement can or will be achieved. Inclusion of information in this Proxy Statement is not an indication that the subject or information is material to our business or operating results.
By Order of the Board of Directors,
SU PING LU
Senior Vice President, General Counsel and Corporate Secretary
April 10, 2026

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ADDITIONAL INFORMATION
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
This Proxy Statement, and the documents to which Honeywell refers you in this Proxy Statement, contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the proposed separation of Honeywell from Honeywell Aerospace and the planned sale of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses. Forward-looking statements are those that address activities, events, or developments that we or our management intend, expect, project, believe, or anticipate will or may occur in the future. They are based on management's assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments, and other relevant factors, many of which are difficult to predict and outside of our control, including Honeywell's current expectations, estimates, and projections regarding the proposed separation of Honeywell from Honeywell Aerospace and the planned sale of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses. They are not guarantees of future performance, and actual results, developments, and business decisions may differ significantly from those envisaged by our forward-looking statements, including the proposed separation of Honeywell from Honeywell Aerospace and the planned sale of the Productivity Solutions and Services and Warehouse and Workflow Solutions businesses, and the anticipated benefits of each. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as changes in or application of trade and tax laws and policies, including the impacts of tariffs and other trade barriers and restrictions, lower GDP growth or recession in the U.S. or globally, supply chain disruptions, capital markets volatility, inflation, and certain regional conflicts, which can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this Proxy Statement can or will be achieved. These forward-looking statements should be considered in light of the information included in this in this Proxy Statement, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2025, and the description of trends and other factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our other filings with the SEC. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.
This Proxy Statement is dated April 10, 2026. You should not assume the information contained in this Proxy Statement is accurate as of any date other than this date, and neither the mailing (or otherwise making available) of this Proxy Statement implies that the information is accurate as of any other date.

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this Proxy Statement to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).
Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.
Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
(1)RECONCILIATION OF NET SALES TO ADJUSTED NET SALES

($M)	2025
Honeywell
Net Sales	$37,442
Flexjet-related litigation matters[1]	312
Adjusted net sales	$37,754

Aerospace Technologies
Net Sales	$17,510
Flexjet-related litigation matters[1]	312
Adjusted net sales	$17,822
(1)For the twelve months ended December 31, 2025, reflects a $312 million impact to sales due to contra revenue accounting as a result of the settlement of the Flexjet-related litigation matters.
We define adjusted net sales as net sales less the sales impact of the Flexjet-related litigation matters. Management considers the nature and significance of these litigation matters to be unusual and not indicative of the Company's ongoing performance. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(2)RECONCILIATION OF EPS TO ADJUSTED EPS

	2022*	2023	2024	2025
Earnings per share of common stock from continuing operations — diluted(1)	$6.02	$7.36	$7.58	$6.94
Pension mark-to-market expense[2]	0.64	0.19	0.14	0.19
Amortization of acquisition-related intangibles[3]	0.38	0.34	0.49	0.67
Acquisition-related costs[4]	—	0.01	0.10	0.05
Divestiture-related costs[5]	—	—	—	0.72
Russian-related charges[6]	0.43	—	0.03	—
Indefinite-lived intangible asset impairment[7]	—	—	0.06	0.07
Impairment of goodwill[8]	—	—	—	1.13
Impairment of assets held for sale[9]	—	—	0.33	0.32
Loss on sale of business[10]	—	—	—	0.04
Gain related to Resideo indemnification and reimbursement agreement termination[11]	—	—	—	(1.25)
Adjustment to estimated future environmental liabilities[12]	—	—	—	0.25
Loss on settlement of divestiture of asbestos liabilities[13]	—	—	—	0.17
Flexjet-related litigation matters[14]	—	—	—	0.48
Net expense related to the NARCO Buyout and HWI Sale[15]	0.38	0.01	—	—
Bendix liability adjustment[16]	—	0.49	—	—
Expense related to UOP Matters[17]	0.07	—	—	—
Gain on sale of Russian entities [18]	(0.03)	—	—	—
Adjusted earnings per share of common stock from continuing operations— diluted	7.89	8.40	8.73	9.78
*     2022 reflects estimated unaudited historical results which has been recast for continuing operations as a result of the spin-off and reclassification of the Advanced Materials business to discontinued operations.
(1)For the twelve months ended December 31, 2025, 2024, 2023, and 2022, adjusted earnings per share utilizes weighted average shares of approximately 642.8 million, 655.3 million, 668.2 million and 683.1 million, respectively.
(2)For the twelve months ended December 31, 2025, 2024, 2023 and 2022, pension mark-to-market expense was $123 million, $95 million, $126 million, and $440 million, net of tax benefit of $40 million, $31 million, $27 million, and $83 million, respectively.
(3)For the twelve months ended December 31, 2025, 2024, 2023, and 2022, acquisition-related intangibles amortization includes $432 million, $321 million, $230 million, and $260 million, net of tax benefit of $138 million, $90 million, $60 million, and $68 million, respectively.
(4)For the twelve months ended December 31, 2025, 2024, and 2023, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is $35 million, $66 million, and $7 million, net of tax benefit of $10 million, $17 million, and $2 million, respectively.
(5)For the twelve months ended December 31, 2025, the adjustment for divestiture-related costs, which is principally comprised of third-party transaction costs, is $460 million, net of tax benefit $61 million.
(6)For the twelve months ended December 31, 2024, the adjustment was a $17 million expense, without tax benefit, due to the settlement of a contractual dispute with a Russian entity associated with the Company’s suspension and wind down activities in Russia. For the twelve months ended December 31, 2022, the adjustment was $297 million, without tax benefit, to exclude charges and the accrual of reserves related to outstanding accounts receivable, contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.
(7)For the twelve months ended December 31, 2025, the impairment charge of indefinite-lived intangible assets associated with the Industrial Automation reportable segment was $44 million, without tax benefit. For the twelve months ended December 31, 2024, the impairment charge of indefinite-lived intangible assets associated with the personal protective equipment business was $37 million, net of tax benefit of $11 million.
(8)For the twelve months ended December 31, 2025, the impairment charge of goodwill associated with the Industrial Automation reportable segment was $724 million, without tax benefit.
(9)For the twelve months ended December 31, 2025 and 2024, the impairment charge of assets held for sale was $209 million and $219 million, net of tax benefit of $61 million and without tax benefit, respectively.
(10)For the twelve months ended December 31, 2025, the loss on sale of the personal protective equipment business is $28 million, net of tax benefit of $2 million.
(11)For the twelve months ended December 31, 2025, the adjustment for the gain related to the Resideo indemnification and reimbursement agreement termination was $802 million, without tax expense.
(12)In the twelve months ended December 31, 2025, the Company enhanced its process for estimating environmental liabilities at sites undergoing active remediation, which led to earlier recognition of the estimated probable liabilities and an increase to estimated environmental liabilities. For the twelve months ended December 31, 2025, the adjustment to increase environmental liabilities was $161 million, net of tax benefit of $50 million.
(13)For the twelve months ended December 31, 2025, the adjustment for loss on settlement of divestiture of asbestos liabilities was $112 million, net of tax benefit of $36 million.
(14)For the twelve months ended December 31, 2025, the adjustment for the Flexjet-related litigation matters was $302 million, net of tax benefit of $71 million. Management considers the nature and significance of these litigation matters to be unusual and not indicative of the Company's ongoing performance.
(15)For the twelve months ended December 31, 2023, and 2022, the adjustments were $8 million and $260 million, net of tax benefit of $3 million and $82 million, respectively, due to the net expense related to the NARCO Buyout and HWI Sale.
(16)Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount was attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set.
(17)For the twelve months ended December 31, 2022 the adjustment was $45 million, without tax benefit, due to an expense related to UOP matters.
(18)For the twelve months ended December 31, 2022, the adjustment was $22 million, without tax expense, due to the gain on sale of Russian entities.
We define adjusted earnings per share as diluted earnings per share from continuing operations adjusted to exclude various charges as listed above. We believe adjusted earnings per share is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and is not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
(3)RECONCILIATION OF OPERATING INCOME TO SEGMENT PROFIT AND ADJUSTED SEGMENT PROFIT AND CALCULATION OF OPERATING INCOME MARGIN, SEGMENT PROFIT MARGIN, AND ADJUSTED SEGMENT PROFIT MARGIN
Recast Segment Profit and Segment Profit Margin Reflecting Continuing Operations

($M)	2022*	2023	2024	2025
Operating income	$5,328	$6,110	$6,449	$5,573
Stock compensation expense(1)	182	197	189	196
Repositioning, Other(2,3)	876	900	265	675
Pension and other postretirement service costs(4)	130	64	61	73
Amortization of acquisition-related intangibles(5)	328	290	411	570
Acquisition-related costs(6)	—	2	25	2
Indefinite-lived intangible asset impairment(1)	—	—	48	44
Impairment of goodwill	—	—	—	724
Impairment of assets held for sale	—	—	219	270
Segment profit	6,844	7,563	7,667	8,127
Flexjet-related litigation matters(7)	—	—	—	373
Adjusted segment profit	6,844	7,563	7,667	8,500
Operating income	5,328	6,110	6,449	5,573
÷ Net sales	31,875	33,009	34,717	37,442
Operating income margin %	16.7%	18.5%	18.6%	14.9%
Segment profit	6,844	7,563	7,667	8,127
÷ Net sales	31,875	33,009	34,717	37,442
Segment profit margin %	21.5%	22.9%	22.1%	21.7%
Adjusted segment profit	6,844	7,563	7,667	8,500
÷ Adjusted net sales	31,875	33,009	34,717	37,754
Adjusted segment profit margin %	21.5%	22.9%	22.1%	22.5%
*     2022 reflects estimated unaudited historical results which has been recast for continuing operations as a result of the spin-off and reclassification of the Advanced Materials business to discontinued operations.
(1)Included in Selling, general, and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind-down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, other charges include $41 million of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) related to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization, and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold and Selling, general, and administrative expenses.
(4)Included in Cost of products and services sold, Research and development expenses, and Selling, general and administrative expenses.
(5)Included in Cost of products and services sold.
(6)Included in Other (income) expense. Includes acquisition-related fair value adjustments to inventory and third-party transaction and integration costs.
(7)For the twelve months ended December 31, 2025, reflects a $373 million impact to segment profit as a result of the settlement of the Flexjet-related litigation matters.

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Previously Reported Total Company Segment Profit and Segment Profit Margin

($M)	2021	2022	2023	2024
Operating income	$6,200	$6,427	$7,084	$7,441
Stock compensation expense(1)	217	188	202	194
Repositioning, Other(2,3)	636	942	952	292
Pension and other postretirement service costs(4)	159	132	66	65
Amortization of acquisition-related intangibles(5)	465	333	292	415
Acquisition-related costs(6)	—	—	2	25
Indefinite-lived intangible asset impairment(1)	—	—	—	48
Impairment of assets held for sale	—	—	—	219
Segment profit	7,677	8,022	8,598	8,699
Operating income	6,200	6,427	7,084	7,441
÷ Net sales	34,392	35,466	36,662	38,498
Operating income margin %	18.0%	18.1%	19.3%	19.3%
Segment profit	7,677	8,022	8,598	8,699
÷ Net sales	34,392	35,466	36,662	38,498
Segment profit margin %	22.3%	22.6%	23.5%	22.6%
(1)Included in Selling, general, and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind-down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, and 2021, other charges include $41 million and $105 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) related to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization, and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold and Selling, general, and administrative expenses.
(4)Included in Cost of products and services sold, Research and development expenses, and Selling, general and administrative expenses.
(5)Included in Cost of products and services sold.
(6)Included in Other (income) expense. Includes acquisition-related fair value adjustments to inventory and third-party transaction and integration costs.
We define operating income as net sales less total cost of products and services sold, research and development expenses, selling, general and administrative expenses, impairment of goodwill, and impairment of assets held for sale. We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, amortization of acquisition-related intangibles, certain acquisition- and divestiture-related costs and impairments, and repositioning and other charges. We define adjusted segment profit, on an overall Honeywell basis, as segment profit excluding the segment profit impact of the Flexjet-related litigation matters. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We define adjusted segment profit margin, on an overall Honeywell basis, as adjusted segment profit divided by adjusted net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle, and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.

132	| 2026 NOTICE AND PROXY STATEMENT

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(4)RECONCILIATION OF AEROSPACE TECHNOLOGIES' SEGMENT PROFIT TO ADJUSTED SEGMENT PROFIT, CALCULATION OF AEROSPACE TECHNOLOGIES' SEGMENT PROFIT MARGIN AND ADJUSTED SEGMENT PROFIT MARGIN

2025
Aerospace Technologies
Segment Profit	4,284
÷ Net sales	17,510
Segment Profit Margin	24.5%
Segment Profit	4,284
Add: Flexjet-related litigation matters[1]	373
Adjusted segment profit	4,657
Net Sales	17,510
Add: Flexjet-related litigation matters[1]	312
Adjusted net sales	17,822
Adjusted segment profit margin	26.1%
(1)For the twelve months ended December 31, 2025, reflects a $312 million impact to sales due to contra revenue accounting and a $373 million impact to segment profit as a result of the settlement of the Flexjet-related litigation matters.
We define adjusted segment profit as segment profit excluding the segment profit impact associated with the Flexjet-related litigation matters. We define adjusted net sales as sales from continuing operations less the sales impact of the Flexjet-related litigation matters. We define adjusted segment profit margin as adjusted segment profit divided by adjusted net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(5)RECONCILIATION OF ORGANIC SALES PERCENT CHANGE

	2024	2025
Honeywell
Reported sales percent change	5%	8%
Less: Impact of divestitures to the prior period	—%	(2%)
Reported sales percent change, adjusted for impact of divestitures	5%	10%
Less: Foreign currency translation	(1%)	—%
Less: Acquisitions	3%	4%
Less: Other[1]	—%	(1%)
Organic sales percent change	3%	7%

Aerospace Technologies
Reported sales percent change	13%
Less: Impact of divestitures to the prior period	—%
Reported sales percent change, adjusted for impact of divestitures	13%
Less: Foreign currency translation	—%
Less: Acquisitions	3%
Less: Other[1]	(2%)
Organic sales percent change	12%

Building Automation
Reported sales percent change	8%	13%
Less: Impact of divestitures to the prior period	—%	—%
Reported sales percent change, adjusted for impact of divestitures	8%	13%
Less: Foreign currency translation	(1%)	—%
Less: Acquisitions	7%	5%
Less: Other	—%	—%
Organic sales percent change	2%	8%
(1)Includes Flexjet-related litigation matters of $312 million, which are considered to be unusual and not indicative of the Company's ongoing performance.
We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, adjusted for the impact of divestitures to the prior period, and excluding the impact on sales from foreign currency translation, acquisitions for the first 12 months following the transaction date, and certain other items that are unusual or non-recurring in nature. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

2026 NOTICE AND PROXY STATEMENT |	133

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(6)RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW AND CALCULATION OF FREE CASH FLOW MARGIN

($M)	2023	2024	2025
Cash provided by operating activities	$4,459	$5,112	$6,075
Capital expenditures	(741)	(871)	(986)
Spin-off and separation-related cost payments	—	—	116
Resideo indemnification and reimbursement agreement termination payment	—	—	(1,590)
Settlement of divestiture of asbestos liabilities	—	—	1,428
Settlement of Flexjet-related litigation matters	—	—	59
Free cash flow	3,718	4,241	5,102
Impact of settlements(1)	1,001	—	—
Adjusted free cash flow	4,719	4,241	5,102
Cash provided by operating activities	4,459	5,112	6,075
÷ Net sales	33,009	34,717	37,442
Operating cash flow margin %	13.5%	14.7%	16.2%
Free cash flow	3,718	4,241	5,102
÷ Adjusted Net sales	33,009	34,717	37,754
Free cash flow margin %	11.3%	12.2%	13.5%
(1)For the twelve months ended December 31, 2023, impact of settlements was $1,001 million, net of tax benefit of $252 million, due to settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.
We define free cash flow as cash provided by operating activities from continuing operations less cash for capital expenditures and excluding spin-off and separation-related cost payments, the Resideo indemnification and reimbursement agreement termination payment, the cash payment for settlement of divestiture of asbestos liabilities, and the cash payment for settlement of Flexjet-related litigation matters. We define adjusted free cash flow as free cash flow adjusted for settlements related to the NARCO Buyout, HWI Sale, and UOP Matters. We define free cash flow margin as free cash flow divided by adjusted net sales.
We believe that free cash flow, adjusted free cash flow, and free cash flow margin are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.
(7)RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO HONEYWELL

($M)	2023	2024	2025
Net income from continuing operations attributable to Honeywell	$4,913	$4,968	$4,461
Pension mark-to-market expense(1)	126	95	123
Amortization of acquisition-related intangibles(2)	230	321	432
Russian-related charges(3)	(3)	17	—
Net expense related to the NARCO Buyout and HWI Sale(4)	8	—	—
Adjustment to estimated future Bendix liability(5)	330	—	—
Acquisition-related costs(6)	7	66	35
Divestiture-related costs(7)	—	—	460
Indefinite-lived intangible asset impairment(8)	—	37	44
Impairment of assets held for sale(9)	—	219	209
Impairment of goodwill(10)	—	—	724
Loss on sale of business(11)	—	—	28
Gain related to Resideo indemnification and reimbursement agreement termination(12)	—	—	(802)
Adjustment to estimated future environmental liabilities(13)	—	—	161
Loss on settlement of divestiture of asbestos liabilities(14)	—	—	112
Flexjet-related litigation matters(15)	—	—	302
Adjusted net income from continuing operations attributable to Honeywell	5,611	5,723	6,289
(1)Pension mark-to-market expense uses a blended tax rate of 25%, 25%, and 18%, net of tax benefit of $40 million, $31 million, and $27 million in 2025, 2024, and 2023, respectively.
(2)For the twelve months ended December 31, 2025, 2024, and 2023, acquisition-related intangibles amortization includes approximately $432 million, $321 million, and $230 million, net of tax benefit of approximately $138 million, $90 million, and $60 million, respectively.

134	| 2026 NOTICE AND PROXY STATEMENT

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(3)For the twelve months ended December 31, 2024, the adjustments were a $17 million expense, without tax benefit, due to the settlement of a contractual dispute with a Russian entity associated with the Company’s suspension and wind-down activities in Russia. For the year ended December 31, 2023, the adjustment was a benefit of $3 million, without tax expense.
(4)For the twelve months ended December 31, 2023, the adjustment was $8 million, net of tax benefit of $3 million, due to the net expense related to the NARCO Buyout and HWI Sale.
(5)Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount is attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
(6)For the twelve months ended December 31, 2025, 2024, and 2023, the adjustment for acquisition-related costs, which is principally comprised of third-party transaction and integration costs and acquisition-related fair value adjustments to inventory, is $35 million, $66 million, and $7 million, net of tax benefit of $10 million, $17 million, and $2 million respectively.
(7)For the twelve months ended December 31, 2025, the adjustment for divestiture-related costs, which is principally comprised of third-party transaction costs, is $460 million, net of tax benefit $61 million.
(8)For the twelve months ended December 31, 2025, the impairment charge of indefinite-lived intangible assets associated with the Industrial Automation reportable segment was $44 million, without tax benefit. For the twelve months ended December 31, 2024, the impairment charge of indefinite-lived intangible assets associated with the personal protective equipment business was $37 million, net of tax benefit of $11
(9)For the twelve months ended December 31, 2025 and 2024, the impairment charge of assets held for sale was $209 million, net of tax benefit of $61 million, and $219 million, without tax benefit, respectively.
(10)For the twelve months ended December 31, 2025, the impairment charge of goodwill associated with the Industrial Automation reportable segment was $724 million, without tax benefit.
(11)    For the twelve months ended December 31, 2025, the loss on sale of the personal protective equipment business is $28 million, net of tax benefit of $2 million.
(12)    For the twelve months ended December 31, 2025, the adjustment for the gain related to the Resideo indemnification and reimbursement agreement termination was $802 million, without tax expense.
(13)    In the twelve months ended December 31, 2025, the Company enhanced its process for estimating environmental liabilities at sites undergoing active remediation, which led to earlier recognition of the estimated probable liabilities and an increase to estimated environmental liabilities. For the twelve months ended December 31, 2025, the adjustment to increase environmental liabilities was $161 million, net of tax benefit of $50 million.
(14)    For the twelve months ended December 31, 2025, the adjustment for loss on settlement of divestiture of asbestos liabilities was $112 million, net of tax benefit of $36 million.
(15)    For the twelve months ended December 31, 2025, the adjustment for the Flexjet-related litigation matters was $302 million, net of tax benefit of $71 million. Management considers the nature and significance of these litigation matters to be unusual and not indicative of the Company's ongoing performance
We define adjusted net income attributable to Honeywell as net income from continuing operations attributable to Honeywell, adjusted to exclude various charges as listed above. We believe adjusted net income attributable to Honeywell is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Acquisition amortization and acquisition- and divestiture-related costs are significantly impacted by the timing, size, and number of acquisitions or divestitures we complete and are not on a predictable cycle and we make no comment as to when or whether any future acquisitions or divestitures may occur. We believe excluding these costs provides investors with a more meaningful comparison of operating performance over time and with both acquisitive and other peer companies.
(8) CALCULATION OF RETURN ON INVESTED CAPITAL (ROIC)

($M)	2023	2024	2025
Adjusted net income attributable to Honeywell	$5,611	$5,723	$6,289
Interest and other financial charges	749	1,048	1,344
Tax attributable to interest expense(1)	(157)	(210)	(255)
Adjusted net income before interest	6,203	6,561	7,378
Long-term debt(2)	15,755	20,962	26,291
Current maturities of long-term debt(2)	1,726	1,541	1,436
Commercial paper and other short-term borrowings(2)	2,401	3,179	5,083
Total shareowners' equity(2)	16,877	17,794	17,092
Net investment (two-point average)	36,759	43,476	49,902
Return on invested capital	16.9%	15.1%	14.8%
(1)Tax attributable to interest expense uses rates of 19.0%, 20.0%, and 20.9% for 2025, 2024, and 2023, respectively.
(2)Long-term debt, Current maturities of long-term debt, Commercial paper and other short-term borrowings, and Total shareowners' equity amounts are calculated as the average of the balance of each in the current year and year immediately preceding.

2026 NOTICE AND PROXY STATEMENT |	135

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
We calculate adjusted net income before interest by taking adjusted net income attributable to Honeywell and adjusting for items as listed above. We calculate net investment (two-point average) as the sum of the two-year averages of the balance sheet categories listed above. We calculate return on invested capital (ROIC) by dividing adjusted net income before interest by net investment (two-point average) calculations presented above. We believe ROIC is a measure that is useful to investors and management in understanding our ability to generate growth on investments made in our business.
We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing, and financing activities, or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate ROIC differently than we do, which may limit its usefulness as a comparative measure.

136	| 2026 NOTICE AND PROXY STATEMENT

APPENDIX B:
CERTIFICATE OF AMENDMENT
FORM OF AMENDMENT TO
HONEYWELL’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

HONEYWELL INTERNATIONAL INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each two (2) shares of the common stock, par value $1.00 per share, of the Corporation (“Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time and, in lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment (without interest or deduction) from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
SECOND: Upon the Effective Time, the FOURTH paragraph of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,040,000,000 shares of which 1,000,000,000 shares shall be Common Stock, par value $1.00 per share (“Common Shares”), and 40,000,000 shares shall be Preferred Stock, without par value (“Preferred Stock”).
THIRD: This Certificate of Amendment shall become effective as of [ ] at [ ] [a.m./p.m.].
FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

2026 NOTICE AND PROXY STATEMENT |	137

RECENT AWARDS
CORPORATE REPUTATION
America’s Best Employers by State
Forbes, 2024. 2025.
UK’s Best Employers
Financial Times, 2025.
Global 500
Fortune, 1994-2025.
America’s Greatest Workplaces
Newsweek, 2025.
World’s Most Trustworthy Companies
Newsweek, 2023-2025.
Global 2000
Forbes, 2024. 2025.
Best Employers for Tech Workers
Forbes, 2024. 2025.
America’s Most Admired Companies
Newsweek, 2024-2026.
America’s Most Trustworthy Companies
Newsweek, 2022-2025.
World’s Most Admired Companies
Fortune, 2006-2026.
World’s Best Employers
Forbes, 2023-2025.
Top Companies – U.S., France and Mexico
LinkedIn, 2024. 2025.
World’s Top Companies for Women
Forbes, 2024. 2025.
America’s Best Large Employer
Forbes, 2024-2026.
America’s Dream Employers
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Most Trusted Brands in the U.S.
Newsweek, 2024. 2025.
America’s Greatest Workplaces for Culture, Belonging & Community
Newsweek, 2026.
America’s Best Employers for Women
Forbes, 2024. 2025.
LEADERSHIP
Management Top 250
Wall Street Journal, 2024. 2025.
Best Companies for Future Leaders
TIME, 2025. 2026.
Top 20 General Counsel, Anne Madden
Financial Times, 2025.
20 Most Innovative In-House Legal Teams
Financial Times, 2025.
Employer Support Freedom Award
U.S. Secretary of Defense, 2025.
Best Companies to Work for Internships
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America’s Greatest Places to Work for Parents and Families
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Top 100 Corporate Startup Stars
Mind the Bridge, 2025.
America’s Greatest Places to Work for Hispanics and Latinos
Newsweek, 2025.
America’s Greatest Places to Work for Veterans
Newsweek, 2024-2026.
TECHNOLOGY
AIQ 50
Fortune, 2025.
America’s Best Cybersecurity Companies
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Top 100 Global Innovators
Clarivate, 2012-2025.
America’s Most Innovative Companies
Fortune, 2025.
CORPORATE RESPONSIBILITY
World’s Greenest Companies
Newsweek, 2025.
America’s Climate Leaders
USA Today, 2025.
America’s Most Just Companies
JUST Capital, 2025.
America’s Most Responsible Companies
Newsweek, 2025. 2026.
World's Most Ethical Companies Ethisphere Institute, 2026.

THE
FUTURE
IS
WHAT
WE
MAKE IT

Honeywell International Inc.
855 S Mint Street
Charlotte, NC 28202
www.honeywell.com

© 2026 Honeywell International Inc.

Honeywell

HONEYWELL INTERNATIONAL INC.
855 S. MINT ST.
CHARLOTTE, NC 28202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 21, 2026. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 19, 2026. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HON2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 21, 2026. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83345-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

HONEYWELL INTERNATIONAL INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors:

The Board of Directors recommends a vote *"FOR"* Nominees (1a) through (1l).

	Nominee	For	Against	Abstain
1a.	Duncan B. Angove	☐	☐	☐
1b.	Craig Arnold	☐	☐	☐
1c.	William S. Ayer	☐	☐	☐
1d.	D. Scott Davis	☐	☐	☐
1e.	Deborah Flint	☐	☐	☐
1f.	Vimal Kapur	☐	☐	☐
1g.	Michael W. Lamach	☐	☐	☐
1h.	Grace D. Lieblein	☐	☐	☐
1i.	Indra K. Nooyi	☐	☐	☐
1j.	Marc Steinberg	☐	☐	☐
1k.	Robin Watson	☐	☐	☐
1l.	Stephen Williamson	☐	☐	☐

The Board of Directors recommends a vote *"FOR"* Proposals (2), (3) and (4).

	Proposal	For	Against	Abstain
2.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
3.	Approval of Independent Accountants.	☐	☐	☐
4.	Reverse Stock Split Proposal.	☐	☐	☐

The Board of Directors recommends a vote *"AGAINST"* Proposal (5).

	Proposal	For	Against	Abstain
5.	Shareowner Proposal - Shareholder Right to Act by Written Consent.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Honeywell International Inc.
2026 Annual Meeting of Shareowners

May 22, 2026
10:30 a.m. Eastern Daylight Time
www.virtualshareholdermeeting.com/HON2026

Attending the Annual Meeting

We are pleased to welcome shareowners to the 2026 Annual Meeting. The Annual Meeting will be held in a virtual format.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/HON2026 and enter the control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. To submit questions in advance of the Annual Meeting, visit http://www.proxyvote.com before 10:00 a.m. EDT on May 19, 2026 and enter the control number.

Important Notice Regarding Availability of Proxy Materials: The 2026 Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V83346-TBD

PROXY

HONEYWELL INTERNATIONAL INC.
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - May 22, 2026

The undersigned hereby appoints Vimal Kapur and Su Ping Lu as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held online on May 22, 2026, at 10:30 a.m. EDT and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2, 3 AND 4, AND "AGAINST" PROPOSAL 5. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 P.M. EDT ON MAY 21, 2026.

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. for use at the Annual Meeting of Shareowners on May 22, 2026 by persons who participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan. **PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 P.M. EDT ON MAY 19, 2026.**

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs The Northern Trust Company, as Trustee for the Honeywell 401(k) Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on May 22, 2026, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2, 3 AND 4, AND "AGAINST" PROPOSAL 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject: Vote Your Shares Now: HONEYWELL INTERNATIONAL INC. Annual Meeting

Honeywell

Be the vote that counts.

Proposal(s)

HONEYWELL INTERNATIONAL INC.

2026 Annual Meeting

May 22, 2026 at 10:30 A.M. ET

VOTE NOW

Why Should I Vote?

As an investor in this security, you have the right to vote on important matters. This is your opportunity to make a direct impact on your investment. Your vote counts!

Ways to Vote

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Important Information

For holders as of March 27, 2026

Vote Common Shares by:
May 21, 2026 11:59 P.M. ET

Vote Plan Shares by:
May 19, 2026 5:00 P.M. ET

Control Number: 0123456789012345

This email represents the following share(s):

HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL 401 (K) PLAN	123,456,789,012.00000
HONEYWELL 401 (K) PLAN (KC - UNION)	123,456,789,012.00000
HONEYWELL PUERTO RICO SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000

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